UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ford Motor Company
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Notice of 2018 Virtual Annual Meeting
of Shareholders and Proxy Statement

Thursday, May 10, 2018 at 8:30 a.m., Eastern Daylight Savings Time
Virtual Annual Meeting of Shareholders
Online Meeting Only — No Physical Meeting Location

Ford Motor Company One American Road Dearborn, Michigan 48126-2798

Dear Shareholders:

It is my pleasure to inform you that our 2018 Annual Meeting of Shareholders will be conducted online on Thursday, May 10, 2018, starting at 8:30 a.m. EDT. The virtual nature of the meeting will continue to enable increased shareholder accessibility, while improving meeting efficiency and reducing costs. Shareholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. Information on how to participate in this year's virtual meeting can be found on page 97.

After more than a century of evolution, the auto industry is undergoing a revolution. Smart, connected, and self-driving vehicles are making mobility increasingly efficient, affordable, and accessible. To lead this revolution, we are moving from a position of strength to transform our company for the future.

In 2017, we achieved our eighth consecutive year of solid earnings and positive operating-related cash flow. Our consistent profitability has enabled us to distribute more than $15 billion to our shareholders since 2012. While we are pleased and proud to deliver these substantial profits, we know that business as usual is no longer good enough in the rapidly changing business environment.

We are aggressively reducing costs and reallocating capital to the products and markets with the highest potential for growth and returns. As we improve the efficiency and focus of our business for today, we also are accelerating our efforts to be a leader in the smart vehicles and mobility services of tomorrow.

Our goal is to become the world's most trusted mobility company. To do that, we are taking an approach to the design and development of our products and services that is focused not only on new technologies, but also on improving people's lives. The human impact of the mobility revolution will transform the way we access work, health care, education, and much more.

In addition, we are placing an even greater emphasis on our electrified vehicle strategy to help reduce CO2 emissions and improve fuel economy. To speed up the design and development of battery electric vehicles, in 2017 we created "Team Edison," a dedicated electric vehicle team that is bringing together technology, product development, and advanced manufacturing to create leading edge battery-electric vehicles for customers around the world.

We have many strengths to leverage as we move forward, including our proven ability to integrate hardware and software in complex devices, and more than 100 years of experience in the mass production of vehicles. But perhaps our greatest strength is the trust that people have in our company and our employees, who take that responsibility very seriously.

To continue earning your trust, our Board of Directors, leadership team, and employees are passionately committed to delivering business results, creating value for the future, and improving people's lives around the world.

Thank you for your continued support.

March 29, 2018

/s/ William Clay Ford, Jr. William Clay Ford, Jr. Chairman of the Board

Notice of Virtual Annual Meeting of
Shareholders of Ford Motor Company

Thursday, May 10, 2018
8:30 a.m., Eastern Daylight Savings Time

This year's virtual annual meeting will begin promptly at 8:30 a.m., Eastern Daylight Savings Time. If you plan to participate in the virtual meeting, please see the instructions on page 97 of the Proxy Statement. Shareholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/FORD2018.

ITEMS OF BUSINESS:

1.
The election of the 14 director nominees named in the Proxy Statement.

2.
The ratification of the selection of PricewaterhouseCoopers LLP as Ford's independent registered public accounting firm for 2018.

3.
A non-binding shareholder advisory vote to approve the compensation of the Named Executives.

4.
The approval of the 2018 Long-Term Incentive Plan.

5.
Consideration of the four shareholder proposals set forth in the Proxy Statement.

If you were a shareholder at the close of business on March 14, 2018, you are eligible to vote at this year's annual meeting.

Please read these materials so that you will know which items of business we intend to cover during the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or online as to how you would like your shares voted. This will allow your shares to be voted as you instruct even if you cannot participate in the meeting. Instructions on how to vote your shares by telephone or online are on the proxy card enclosed with the Proxy Statement.

Please see Other Items and the Questions and Answers section beginning on page 93 for important information about the proxy materials, voting, the virtual annual meeting, Company documents, communications, and the deadline to submit shareholder proposals for the 2019 Annual Meeting of Shareholders.

Shareholders are being notified of the Proxy Statement and the form of proxy beginning March 29, 2018.

March 29, 2018

Dearborn, Michigan

/s/ Jonathan E. Osgood

Jonathan E. Osgood
Secretary

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or online voting. See our Questions and Answers beginning on page 94 about the virtual meeting and voting section for information about voting by telephone or online and how to revoke a proxy.

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS	2018 Proxy Statement	i

ii	TABLE OF CONTENTS	2018 Proxy Statement

Proxy Summary

This summary highlights information contained in this Proxy Statement. It does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting. Please see the Questions and Answers section beginning on page 94 for important information about proxy materials, voting, the virtual annual meeting, Company documents, and communications.

TIME OF VIRTUAL ANNUAL MEETING

Thursday, May 10, 2018
8:30 a.m., Eastern Daylight Savings Time
We will hold a virtual annual meeting of shareholders. Shareholders may participate online by logging onto www.virtualshareholdermeeting.com/FORD2018. There will not be a physical meeting location.	Corporate Website: www.corporate.ford.com Annual Report: www.annualreport.ford.com

MEETING AGENDA

VOTING MATTERS	Board Recommendations	Pages

Election of the 14 Director Nominees Named in the Proxy Statement	FOR	24-33
Ratification of Independent Registered Public Accounting Firm	FOR	34-35
Approval of the Compensation of the Named Executives	FOR	36-76
Approval of the 2018 Long-Term Incentive Plan	FOR	77-83
Shareholder Proposal — Give Each Share an Equal Vote	AGAINST	84-86
Shareholder Proposal — Lobbying Disclosure	AGAINST	87-88
Shareholder Proposal — CAFE Standards	AGAINST	89-90
Shareholder Proposal — Political Spending Disclosure	AGAINST	91-92

CORPORATE GOVERNANCE HIGHLIGHTS

•
Lead Independent Director

•
Independent Board Committees — Audit, Compensation, and Nominating and Governance

•
Committee Charters

•
Independent Directors Meet Regularly Without Management and Non-Independent Directors

•
Regular Board and Committee Self-Evaluation Process

•
Separate Chairman of the Board and CEO

•
Confidential Voting

•
Shareholders Have the Right to Call Special Meetings
•
Shareholders May Take Action by Written Consent

•
Strong Codes of Ethics

•
Annual Election of All Directors

•
Majority Vote Standard — No Supermajority Voting Requirement

•
Board Meetings in 2017: 8

•
Standing Board Committees — Meetings in 2017: Audit: 10, Compensation: 7, Finance: 4, Nominating and Governance: 3, Sustainability and Innovation: 3

•
79% of the Director Nominees are Independent

PROXY SUMMARY	2018 Proxy Statement	1

DIRECTOR NOMINEES

	AGE DIRECTOR SINCE PRINCIPAL OCCUPATION	QUALIFICATIONS	COMMITTEES	OTHER BOARDS

Stephen G. Butler Independent	70 2004 Retired Chairman and Chief Executive Officer, KPMG, LLP and retired Chairman of KPMG International		Audit (Chair) Nominating & Governance	ConAgra Brands, Inc

Kimberly A. Casiano Independent	60 2003 President, Kimberly Casiano & Associates, San Juan, Puerto Rico		Audit Nominating & Governance Sustainability & Innovation	Mead Johnson Nutrition Company Mutual of America

Anthony F. Earley, Jr. Independent	68 2009 Retired Executive Chairman of the Board of Directors, PG&E Corporation		Compensation (Chair) Nominating & Governance Sustainability & Innovation

Edsel B. Ford II	69 1988 Consultant, Ford Motor Company		Finance Sustainability & Innovation

William Clay Ford, Jr.	60 1988 Executive Chairman and Chairman of the Board of Directors, Ford Motor Company		Finance (Chair) Sustainability & Innovation

James P. Hackett	62 2017 President and Chief Executive Officer, Ford Motor Company

William W. Helman IV Independent	59 2011 General Partner, Greylock Partners		Finance Nominating & Governance Sustainability & Innovation (Chair)

William E. Kennard Independent	61 2015 Chairman, Velocitas Partners LLC		Finance Nominating & Governance (Chair) Sustainability & Innovation	AT&T Inc. MetLife, Inc. Duke Energy Corporation

John C. Lechleiter Independent	64 2013 Retired Chairman, Eli Lilly and Company		Compensation Nominating & Governance	Nike, Inc.

Ellen R. Marram Lead Independent Director	71 1988 President, The Barnegat Group, LLC		Compensation Nominating & Governance Sustainability & Innovation	Eli Lilly and Company

John L. Thornton Independent	64 1996 Executive Chairman, Barrick Gold Corporation		Compensation Finance Nominating & Governance	Barrick Gold Corporation

John B. Veihmeyer Independent	62 2017 Retired Chairman and Chief Executive Officer, KPMG, LLP and retired Chairman of KPMG International		Audit Nominating & Governance

Lynn M. Vojvodich Independent	50 2017 Former Executive Vice President & Chief Marketing Officer, Salesforce		Audit Nominating & Governance Sustainability & Innovation	Booking Holdings Inc.

John S. Weinberg Independent	61 2016 Chairman of the Board of Directors and Executive Chairman, Evercore Partners Inc.		Finance Nominating & Governance Sustainability & Innovation	Evercore Partners Inc.

2	PROXY SUMMARY	2018 Proxy Statement

CD&A Roadmap

1 Performance

- Total Company Net Income of $7.6 billion
- Total Company Adjusted Pre-Tax Profit of $8.4 billion*
- Launched 11 all-new or significantly refreshed vehicles globally
- Automotive Segment Operating Cash Flow of $3.9 billion
- Distributed $2.7 billion to shareholders, including a supplemental dividend

2 Compensation Determination

- Continued alignment of the interests of our executives with those of our shareholders through performance-based compensation with a significant portion tied to the Company's stock performance
- 2017 Performance Unit grant has a three-year performance period with key internal financial metrics (75% weighting) and relative TSR metric (25% weighting)
- Consistent application of our Compensation Philosophy, Strategy, and Guiding Principles

3 Risk and Governance

- Appropriate mix of base salary, annual bonus opportunities, and long-term equity compensation, with performance-based equity compensation opportunities
- Rigorous clawback and recovery provisions addressing events such as restatement of financials due to misconduct, violation of non-compete provisions, or ethical or criminal violations
- Stock ownership guidelines that align executive and shareholder interests
- Capped payouts of Incentive Bonuses and Performance Unit grants

4 NEO Compensation

- Incentive Bonus Plan paid out at 100% of target based on performance against metrics
- 2015 Performance Unit grants paid out at 62% of target based on performance against metrics
- 2017 Performance Units have three-year performance period—payout in 2020
- NEO pay levels are commensurate with 2017 performance and overall business results — reinforcing Ford's pay-for-performance compensation philosophy

5 2017 Say-on-Pay

- 2017 Say-on-Pay vote received 96.5% support
- Implemented double-trigger change-in-control provisions beginning with 2016 equity grants

6 Say-on-Pay Approval

- 2017 solid business performance
- Pay is commensurate with business performance
- Pay practices are aligned with shareholder interests
- Pay is tied to robust risk and governance features

*
See pages 25 and 79 of Ford's 2017 Form 10-K for definitions and reconciliations to GAAP.

PROXY SUMMARY	2018 Proxy Statement	3

*	See pages 25 and 79 of Ford's 2017 Form 10-K for definitions and reconciliations to GAAP.

IMPROVING OUR FITNESS TO FINANCE OUR GROWTH

The information in this Performance Section shows we continue to deliver impressive results over a sustained time period. In order to create greater value for our stakeholders, it is important we refocus our revenue sources and attack costs as well as redesign our business operations to take advantage of growth opportunities. The graphics below show some of our achievements in our areas of strength and the strategic choices we are making to drive future growth.

ACHIEVEMENTS	STRATEGIC CHOICES

Launched 11 global products in 2017, including the new Lincoln Navigator and Ford Expedition, the new Focus Electric, and the new F-150	Increased investment in Flat Rock for purpose-built autonomous vehicle production and accelerated BEV investment
In 2017, Ford was America's best-selling vehicle brand for the eighth consecutive year	Signed memorandum of understanding with Mahindra Group in India to co-develop midsize and compact SUVs, electric vehicles, and connected car solutions
Ford was the commercial vehicle leader in Europe for the third straight year	100% of Ford's new U.S. vehicles will be built with connectivity by 2019 and 90% globally by 2020
Ford earned the No. 2 ranking of all non-premium brands in 2017's U.S. J.D. Power Initial Quality Study — our best ranking in history	Entered into a joint venture with Zotye Auto in China to develop a new line of all-electric passenger vehicles
F-Series marked its 41st year as America's best-selling pickup, and we announced adding F-150 Diesel to our lineup	Announced investment in Argo AI, an artificial intelligence company, to augment autonomous vehicles development

4	PROXY SUMMARY	2018 Proxy Statement

Underlying our compensation programs is an emphasis on sound governance practices. These practices include:

WE DO

Perform annual say-on-pay advisory vote for stockholders
Pay for performance
Use appropriate peer group when establishing compensation
Balance short- and long-term incentives
Align executive compensation with stockholder returns through long-term incentives
Cap individual payouts in incentive plans
Include clawback policy in our incentive plans
Maintain robust stock ownership goals for executives

Condition grants of long-term incentive awards on non-competition and non-disclosure restrictions
Mitigate undue risk-taking in compensation programs
Retain a fully independent external compensation consultant whose independence is reviewed annually by the Committee (see Corporate Governance — Compensation Committee Operations on pp. 15-16)
Include a double-trigger change-in-control provision for equity grants (see Compensation Discussion and Analysis — 2017 Say-on-Pay on p. 60)

PROXY SUMMARY	2018 Proxy Statement	5

WE DO NOT

Provide evergreen employment contracts
Pay dividend equivalents on equity awards during vesting periods or performance periods

Maintain individual change-in-control agreements for Named Executives
Reprice options

Element	BASE SALARY	ANNUAL CASH INCENTIVE AWARDS	LONG-TERM INCENTIVE AWARDS	BENEFITS AND PERQUISITES	RETIREMENT PLANS

Purpose	Base Level of Compensation	Incentive to Drive Near-Term Performance	Incentive to Drive Long- Term Performance and Stock Price Growth	Enhance Productivity and Development	Income Certainty and Security

Target	Fixed $	Fixed % of Salary	Fixed $ Value Equity Opportunity	Fixed $	% of Salary

Form of Delivery	Cash	Cash	Performance Units and Time-Based Units*	Various	Cash

Company Performance/ Award	NA	0-200%	Performance Units 0-200%	NA	NA

*
An award of the right to earn up to a certain number of shares of common stock, Restricted Stock Units, or cash, or a combination of cash and shares of common stock or Restricted Stock Units, based on performance against specified goals established by the Compensation Committee under the Long-Term Incentive Plan. A Time-Based Restricted Stock Unit ("Time-Based Unit") means the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, under the Long-Term Incentive Plan, as determined by the Compensation Committee.

6	PROXY SUMMARY	2018 Proxy Statement

Our compensation practices have been consistently supported by shareholders, as evidenced by recent Say-on-Pay results.

We listened to shareholder feedback and in 2015 made significant changes to our Performance Unit program that addressed investor concerns.

•
Named Executives' compensation is tied to our 2017 performance

•
80% of our Named Executives' target compensation is performance-based

•
Executive pay practices are tied to robust risk and control features

•
Executive stock ownership guidelines continue to align the interests of executives with shareholders
•
We continued a modest share buyback program to offset the dilutive effect of our equity compensation plans

•
We listened to shareholder feedback and in 2015 made significant changes to our Performance Unit program that addressed investor concerns

PROXY SUMMARY	2018 Proxy Statement	7

8	PROXY SUMMARY	2018 Proxy Statement

SHAREHOLDER ENGAGEMENT

Ford has a philosophy of direct engagement, open communication, and transparency with our shareholders, which includes:

•
Meeting with equity and fixed income investors — during 2017, members of Ford's senior leadership team and Investor Relations met with investors at twenty conferences and twelve roadshows. We hosted quarterly earnings calls, one CFO Let's Chat event, and one CEO Strategic Update. We provided additional engagement through phone calls, in-house meetings, and various industry events throughout the year.

•
Continuing our philosophy of promoting greater communications with our institutional shareholders on corporate governance matters, we met with seven of our largest shareholders, representing 56% of shares held by institutions, to discuss topics including financial performance, risk management, and sustainability practices. We found these meetings to be informative, and we continue to incorporate many of their suggestions into our Proxy Statement and communications strategy.

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders. This Proxy Statement and the enclosed proxy are being made available to shareholders beginning March 29, 2018.

PROXY SUMMARY	2018 Proxy Statement	9

Corporate Governance

Corporate Governance Principles

The Nominating and Governance Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford's Corporate Governance Principles may be found on its website at www.corporate.ford.com. These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation and continuing education, and a requirement that the Board and each of its Committees perform an annual self-evaluation. Shareholders may obtain a printed copy of the Company's Corporate Governance Principles by writing to our Shareholder Relations Department at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

Our Governance Practices

Ford has a long history of operating under sound corporate governance practices, which is a critical element of creating profitable growth for all. These practices include the following:

Annual Election of All Directors.
Majority Vote Standard. Each director must be elected by a majority of votes cast.
Independent Board. 79% of the Director Nominees are independent.
Lead Independent Director. Ensures management is adequately addressing the matters identified by the Board.
Independent Board Committees. Each of the Audit, Compensation, and Nominating and Governance committees is comprised entirely of independent directors.
Committee Charters. Each standing committee operates under a written charter that has been approved by the Board.
Independent Directors Meet Regularly Without Management and Non-Independent Directors.
Regular Board and Committee Self-Evaluation Process. The Board and each committee evaluates its performance each year.

Mandatory Deferral of Compensation for Directors. In 2017, approximately 68% of annual director fees were mandatorily deferred into Ford restricted stock units, which strongly links the interests of the Board with those of shareholders.
Separate Chairman of the Board and CEO. The Board of Directors has chosen to separate the roles of CEO and Chairman of the Board of Directors.
Confidential Voting.
Special Meetings. Shareholders have the right to call a special meeting.
Shareholders May Take Action by Written Consent.

Strong Codes of Ethics. Ford is committed to operating its business with the highest level of integrity and has adopted codes of ethics that apply to all directors and senior financial personnel, and a code of conduct that applies to all employees.

10	CORPORATE GOVERNANCE	2018 Proxy Statement

Leadership Structure

Ford determines the most suitable leadership structure from time to time. At present, the Board of Directors has chosen to separate the roles of CEO and Chairman of the Board of Directors. James P. Hackett is our President and CEO, and William Clay Ford, Jr., is Chairman of the Board of Directors as well as our Executive Chairman. We believe this structure is optimal for Ford at this time because it allows Mr. Hackett to focus on leading the organization while allowing Mr. Ford to focus on leading the Board of Directors. Furthermore, the Board has appointed Ellen R. Marram as our Lead Independent Director. We believe having a Lead Independent Director is an important governance practice given that the Chairman of the Board, Mr. Ford, is not an independent director under our Corporate Governance Principles. The duties of the Lead Independent Director include:

•
chairing the executive sessions of our independent directors;

•
advising on the selection of Board Committee Chairs; and

•
working with Mr. Ford and Mr. Hackett to ensure management is adequately addressing the matters identified by the Board.

This structure optimizes the roles of CEO, Chairman, and Lead Independent Director and provides Ford with sound corporate governance in the management of its business.

Board Meetings, Composition, and Committees

COMPOSITION OF BOARD OF DIRECTORS/NOMINEES

The Nominating and Governance Committee recommends the nominees for all directorships. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

During 2017, the Committee recommended that the size of the Board be kept at 14.

The Board believes that it has an appropriate mix of short- and medium-tenured directors as well as long-tenured directors that provide a balance that enables the Board to benefit from fresh insights and historical perspective during its deliberations. In addition, the Board has managed succession planning effectively with strategic waivers of the mandatory retirement age where appropriate to maintain certain expertise while new directors supplement the Board structure.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications, and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than November 29, 2018, to be considered by the Committee for inclusion in the following year's nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described on p. 24 under Election of Directors.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

Non-employee directors ordinarily meet in executive session without management present at most regularly scheduled Board meetings and may meet at other times at the discretion of the Lead Independent Director or at the request of any non-employee director. Additionally, all of the independent directors meet periodically (at least annually) without management or non-independent directors present.

CORPORATE GOVERNANCE	2018 Proxy Statement	11

BOARD COMMITTEES

Only independent directors serve on the Audit, Compensation, and Nominating and Governance Committees, in accordance with the independence standards of the New York Stock Exchange LLC ("NYSE") Listed Company rules and the Company's Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company's expense.

The Company has published on its website (www.corporate.ford.com) the charter of each of the Audit, Compensation, Finance, Nominating and Governance, and Sustainability and Innovation Committees of the Board. Printed copies of each of the committee charters are available by writing to our Shareholder Relations Department at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

BOARD COMMITTEE FUNCTIONS

Audit Committee: Selects the independent registered public accounting firm, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also, annually approves of categories of services to be performed by the independent registered public accounting firm and reviews and, if appropriate, approves in advance any new proposed engagement greater than $250,000.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.

Reviews activities, organization structure, and qualifications of the General Auditor's Office, and participates in the appointment, dismissal, evaluation, and determination of the compensation of the General Auditor.

Discusses earnings releases and guidance provided to the public and rating agencies.

Reviews, at least annually, policies with respect to risk assessment and risk management.

Exercises reasonable oversight with respect to the implementation and effectiveness of the Company's compliance and ethics program, including being knowledgeable about the content and operation of the compliance and ethics program.

Reviews, with the Office of the General Counsel, any legal or regulatory matter that could have a significant impact on the financial statements.

As appropriate, obtains advice and assistance from outside legal, accounting, or other advisors.

Prepares an annual report of the Audit Committee to be included in the Company's proxy statement.

Reviews our cyber security practices twice each year.

Assesses annually the adequacy of the Audit Committee Charter.

Reports to the Board of Directors about these matters.

Compensation Committee: Establishes and reviews the overall executive compensation philosophy and strategy of the Company.

Reviews and approves Company goals and objectives related to the Executive Chairman, the President and CEO, and other executive officers' compensation, including annual performance objectives.

Evaluates the performance of the Executive Chairman, the President and CEO, and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, Performance Units, other stock-based awards, other incentive awards, and other benefits, direct and indirect, of the Executive Chairman, the President and CEO, and other executive officers.

Conducts a risk assessment of the Company's compensation policies and practices.

Considers and makes recommendations on Ford's executive compensation plans and programs.

Reviews the Compensation Discussion and Analysis to be included in the Company's proxy statement.

Prepares an annual report of the Compensation Committee to be included in the Company's proxy statement.

12	CORPORATE GOVERNANCE	2018 Proxy Statement

Assesses the independence of the Committee's consultant. Assesses annually the adequacy of the Compensation Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee: Reviews all aspects of the Company's policies and practices that relate to the management of the Company's financial affairs, consistent with law and specific instructions given by the Board of Directors.

Reviews capital allocation priorities, policies, and guidelines, including the Company's cash flow, minimum cash requirements, and liquidity targets.

Reviews the Company's capital appropriations financial performance against targets by conducting interim reviews and an annual review of previously approved capital programs and periodic review of acquisitions and new business investments.

Reviews with management, at least annually, the annual report from the Treasurer of the Company's cash and funding plans and other Treasury matters.

Reviews the strategy and performance of the Company's pension and other retirement and savings plans.

Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Reviews, at least annually, policies with respect to financial risk assessment and financial risk management.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee: Reviews and makes recommendations on: (i) the nominations or election of directors; and (ii) the size, composition, and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board, including whether current members and candidates possess skills and qualifications that support the Company's strategy.

Develops and recommends to the Board corporate governance principles and guidelines.

Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees, or the elimination of committees.

Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Considers shareholder suggestions for nominees for director (other than self-nominations). See Composition of Board of Directors/Nominees on p. 11.

Assesses annually the adequacy of the Nominating and Governance Committee Charter.

Reports to the Board of Directors about these matters.

Sustainability and Innovation Committee: Evaluates and advises on the Company's pursuit of innovative practices and technologies that improve environmental and social sustainability, enrich our customers' experiences, and increase shareholder value.

Discusses and advises on the innovation strategies and practices used to develop and commercialize technologies.

Annually reviews the Company's Sustainability Report Summary and initiatives related to innovation.

Assesses annually the adequacy of the Sustainability and Innovation Committee Charter.

Reports to the Board of Directors about these matters.

Board's Role in Risk Management

The oversight responsibility of the Board and its Committees is supported by Company management and the risk management processes that are currently in place. Ford has extensive and effective risk management processes, relating specifically to compliance, reporting, operating, and strategic risks. Compliance Risk encompasses matters such as legal and regulatory compliance (e.g., Foreign Corrupt Practices Act, environmental, OSHA/safety, etc.). Reporting Risk covers Sarbanes-Oxley compliance, disclosure controls and procedures, and accounting compliance. Operating Risk addresses the myriad of matters related to the operation of a complex company such as Ford

CORPORATE GOVERNANCE	2018 Proxy Statement	13

(e.g., quality, supply chain, sales and service, financing and liquidity, product development and engineering, labor, etc.). Strategic Risk encompasses somewhat broader and longer-term matters, including, but not limited to, technology development, sustainability, capital allocation, management development, retention and compensation, competitive developments, and geopolitical developments.

We believe that key success factors in the risk management at Ford include a strong risk analysis tone set by the Board and senior management, which is shown through their commitment to effective top-down and bottom-up communication (including communication between management and the Board and Committees), and active cross-functional participation among the Business Units and Functional Skill Teams. More specifically, we have institutionalized the Creating Value Roadmap Process, which includes a Business Plan Review and Special Attention Review process where, on a regular basis, the senior leadership of the Company reviews the status of the business, the risks and opportunities presented to the business (in the areas of compliance, reporting, operating, and strategic risks), and through utilizing the principles of design thinking and critical thinking, develops specific plans to address those risks and opportunities. The Company has adopted a formal policy that requires the Creating Value Roadmap Process to be implemented by all Business Units and Functional Skill Teams. Our General Auditor's Office audits against the policies and procedures that have been adopted to support the Creating Value Roadmap Process. The Board of Directors recognizes the Creating Value Roadmap Process as the Company's primary risk management tool, and the Audit Committee and the Board review annually the Creating Value Roadmap Process, the Company's adherence to it, and its effectiveness.

As noted above, the full Board of Directors has overall responsibility for the oversight of risk management at Ford and oversees operating risk management with reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain committees of the Board, with each Board committee reporting to the full Board following each committee meeting. The Audit Committee assists the Board of Directors in overseeing compliance and reporting risk. The Board and the Audit and Compensation committees periodically review policies related to personnel matters, including those related to sexual harassment and anti-retaliation policies related to whistleblowers. The Board, the Sustainability and Innovation Committee, the Compensation Committee, and the Finance Committee all play a role in overseeing strategic risk management.

The scope and severity of risks presented by cyber threats have increased dramatically, and constant vigilance is required to protect against intrusions. We take cyber threats very seriously, conducting alternating internal and external annual audits of our cyber security capabilities. These audits are a useful tool for ensuring that we maintain a robust cyber security program to protect our investors, customers, employees, and intellectual property. The Audit Committee reviews our cyber security practices twice each year, with report outs to the Board as needed.

We also maintain an industry-leading cyber security insurance program with many of the world's largest and most respected insurance companies. Additionally, we are a founding member of the Board of the Automotive Information Sharing and Analysis Center. Our current seat on that Board ensures that we preserve relationships that help to protect ourselves against both enterprise and in-vehicle security risks.

OVERSIGHT OF RISK MANAGEMENT
	COMPLIANCE & REPORTING	OPERATING & STRATEGIC

FORD BOARD Oversight	Audit Committee	Sustainability & Innovation Committee Compensation Committee Finance Committee

FORD MANAGEMENT Day-to-Day	Compliance Reviews Sarbanes-Oxley Compliance Internal Controls Disclosure Committee	Business Units & Skill Teams Business Plan Review Special Attention Review Quality, Product, Strategy, and People Forums

14	CORPORATE GOVERNANCE	2018 Proxy Statement

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES

We conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we considered the following attributes of our programs:

•
mix of base salary, annual bonus opportunities, and long-term equity compensation, with performance-based equity compensation opportunities for officers;

•
alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and incentivize performance results;

•
inclusion of non-financial metrics, such as quality, and other quantitative and qualitative performance factors in determining actual compensation payouts;

•
capped payout levels for both the Incentive Bonus Plan and performance-based stock awards for Named Executives — the Committee has negative discretion over incentive program payouts;

•
use of Time-Based Units and Performance Units that have a three-year performance period with performance measured against internal financial metrics (75% weighting) and relative Total Shareholder Return ("TSR") (25% weighting);

•
generally providing senior executives with long-term equity-based compensation on an annual basis — we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•
adopted a double-trigger change-in-control provision for equity grants starting in 2016; and

•
stock ownership goals that align the interests of the executive officers with those of our shareholders — this discourages executive officers from focusing on short-term results without regard to longer-term consequences.

Recoupment Policy. The Committee formally adopted a policy of recoupment of compensation in certain circumstances. The purpose of this policy is to help ensure executives act in the best interests of the Company. The policy requires any Company officer to repay or return cash bonuses and equity awards in the event: (i) the Company issues a material restatement of its financial statements, and the restatement was caused by such officer's intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations. The Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any awards.

Our Compensation Committee considered compensation risk implications during its deliberations on the design of our executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

COMPENSATION COMMITTEE OPERATIONS

The Compensation Committee establishes and reviews our executive compensation philosophy and strategy and oversees our various executive compensation programs. The Committee is responsible for evaluating the performance of and determining the compensation for our Executive Chairman, the President and CEO, and other executive officers and approving the compensation structure for senior management, including officers. The Committee is comprised of four directors who are considered independent under the NYSE Listed Company rules and our Corporate Governance Principles. The Committee's membership is determined by our Board of Directors. The Committee operates under a written charter adopted by our Board of Directors. The Committee annually reviews the charter. A copy of the charter may be found on our website at www.corporate.ford.com.

The Committee makes decisions regarding the compensation of our officers that are Vice Presidents and above, including the Named Executives. The Committee has delegated authority, within prescribed share limits, to a Long-Term Incentive Compensation Award Committee (comprised of William Clay Ford, Jr., and James P. Hackett) to approve grants of options, Performance Units, Time-Based Units, and other stock-based awards, and to the Annual Incentive Compensation Award Committee to determine bonuses for other employees.

CORPORATE GOVERNANCE	2018 Proxy Statement	15

The Board of Directors makes decisions relating to non-employee director compensation. Any proposed changes are reviewed in advance and recommended to the Board by the Nominating and Governance Committee (see Director Compensation in 2017 on pp. 32-33).

The Compensation Committee considers recommendations from Mr. Ford, Mr. Hackett, and the Group Vice President — Human Resources, in developing compensation plans and evaluating performance of other executive officers. The Committee's consultant also provides advice and analysis on the structure and level of executive compensation. Final decisions on any major element of compensation, however, as well as total compensation for executive officers, are made by the Compensation Committee.

As in prior years, in 2017 the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to advise the Committee on executive compensation and benefits matters. Semler Brossy is retained directly by the Committee, which has the sole authority to review and approve the budget of the independent consultant. Semler Brossy does not advise our management and receives no other compensation from us. The same Semler Brossy principal attended all seven of the Committee meetings in 2017.

The Committee has analyzed whether the work of Semler Brossy as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of any other services to the Company by Semler Brossy; (ii) the amount of fees from the Company paid to Semler Brossy as a percentage of the firm's total revenue; (iii) Semler Brossy's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Semler Brossy or the individual compensation advisor employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisor with any member of the Committee; and (vi) any stock of the Company owned by Semler Brossy or the individual compensation advisor employed by the firm. The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisor employed by Semler Brossy as compensation consultant to the Committee has not created any conflict of interest.

In addition, the Committee reviewed survey data provided by the Willis Towers Watson Executive Compensation Database (see Competitive Survey on pp. 44-45). Willis Towers Watson does not make recommendations to, nor does it assist, the Committee in determining compensation of executive officers. Willis Towers Watson is retained by Ford management, not the Committee.

Committee meetings typically occur prior to the meetings of the full Board of Directors. Bonus targets, bonus awards, Performance Unit grants, Time-Based Units, and cash awards typically are decided at the February Committee meeting (see Timing of Awards on pp. 47-48). Officer salaries are reviewed in February each year.

See the Compensation Discussion and Analysis on pp. 38-60 for more detail on the factors considered by the Committee in making executive compensation decisions.

The Committee reviews our talent and executive development program with senior management. These reviews are conducted periodically and focus on executive development and succession planning throughout the organization, at the Vice President level and above.

Our policy, approved by the Compensation Committee, to limit outside board participation by our officers, is:

•
no more than 15% of all officers should be on unaffiliated for-profit boards at any given point in time; and

•
no officer should be a member of more than one unaffiliated for-profit board.

AUDIT COMMITTEE FINANCIAL EXPERT AND AUDITOR ROTATION

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the NYSE Listed Company and United States Securities and Exchange Commission ("SEC") rules. The lead partner of the Company's independent registered public accounting firm is rotated at least every five years.

16	CORPORATE GOVERNANCE	2018 Proxy Statement

Independence of Directors and Relevant Facts and Circumstances

DIRECTOR INDEPENDENCE

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company. These standards are contained in Ford's Corporate Governance Principles and may be found at the Company's website, www.corporate.ford.com.

•
Employee or Former Employee.  No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•
Independent Auditor Affiliation.  No director who is, or in the past three years has been, affiliated with or employed by the Company's present or former independent auditor can be independent until three years after the end of the affiliation, employment, or auditing relationship.

•
Interlocking Directorship.  No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•
Additional Compensation.  No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
Immediate Family Members.  Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

Other Relationships.  The following commercial, charitable, and educational relationships will not be considered to be material relationships that would impair a director's independence:

  (i)
  Sales and Purchases of Products/Services. if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

  (ii)
  Indebtedness. if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company's indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford's indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

  (iii)
  Charitable Contributions. if within the preceding three years a Ford director served as an executive officer, director, or trustee of a charitable or educational organization, and Ford's discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization's total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford's contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and, thus, are independent: Stephen G. Butler, Kimberly A. Casiano, Anthony F. Earley, Jr., William W. Helman IV, William E. Kennard, John C. Lechleiter, Ellen R. Marram, John L. Thornton, John B. Veihmeyer, Lynn M. Vojvodich, and John S. Weinberg. Additionally, Jon M. Huntsman, Jr.,

CORPORATE GOVERNANCE	2018 Proxy Statement	17

who resigned from the Board of Directors on September 28, 2017, and James H. Hance, Jr., and Gerald L. Shaheen, who did not stand for election at the 2017 Annual Meeting, were determined by the Board to have had no material relationships with the Company during the time of their service and, thus, were independent.

DISCLOSURE OF RELEVANT FACTS AND CIRCUMSTANCES

With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

From time to time during the past three years, Ford purchased goods and services from, sold goods and services to, or financing arrangements were provided by, various companies with which certain directors were or are affiliated either as a member of such company's board of directors or, in the case of Messrs. Earley and Weinberg, as an officer of such a company or, in the case of Gov. Huntsman, where an immediate family member serves as an officer of such a company. In addition to Messrs. Earley and Weinberg, and Gov. Huntsman, these directors included Mr. Hance, Mr. Kennard, Ms. Marram, and Mr. Thornton. The Company also made donations to certain institutions with which certain directors are affiliated. These included Ms. Casiano, Mr. Earley, Dr. Lechleiter, and Mr. Thornton. None of the relationships described above was material under the independence standards contained in our Corporate Governance Principles.

Codes of Ethics

The Company has published on its website (www.corporate.ford.com) its code of conduct handbook, which applies to all officers and employees, a code of ethics for directors, and a code of ethics for the Company's chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer, and the principal accounting officer, must be approved by the Nominating and Governance Committee, and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. The Nominating and Governance Committee also reviews management's monitoring of compliance with the Company's Code of Conduct. Printed copies of each of the codes of ethics referred to above are also available by writing to our Investor Relations Department at Ford Motor Company, Investor Relations, P.O. Box 6248, Dearborn, MI 48126.

Communications with the Board and Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board as a whole, the non-employee Directors as a group, or the Lead Independent Director. You may send communications to our Directors, including any concerns regarding Ford's accounting, internal controls, auditing, or other matters, to the following address: Board of Directors (or Lead Independent Director or non-employee Directors as a group, as appropriate), Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications relating to the Company's accounting, internal controls, or auditing matters will be relayed to the Audit Committee. Communications relating to governance will be relayed to the Nominating and Governance Committee. All other communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Responses will be sent to those that include a return address, as appropriate. You may also find a description of the manner in which you can send communications to the Board on the Company's website (www.corporate.ford.com).

All members of the Board are expected to participate in the annual meeting, unless unusual circumstances would prevent such participation. Last year, of the fourteen then current members of the Board, thirteen attended the annual meeting.

18	CORPORATE GOVERNANCE	2018 Proxy Statement

Beneficial Stock Ownership

FIVE PERCENT BENEFICIAL OWNERS OF COMMON STOCK

Pursuant to SEC filings, the Company was notified that as of December 31, 2017, the entities included in the table below had more than a 5% ownership interest of Ford common stock, or owned securities convertible into more than 5% ownership of Ford common stock, or owned a combination of Ford common stock and securities convertible into Ford common stock that could result in more than 5% ownership of Ford common stock.

Name of Beneficial Owner	Address of Beneficial Owner	Ford Common Stock	Percent of Outstanding Ford Common Stock

State Street Corporation and certain of its affiliates*	State Street Financial Center One Lincoln Street Boston, MA 02111	349,579,077	9.0%

The Vanguard Group and certain of its affiliates	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	280,042,121	7.2%

BlackRock, Inc. and certain of its affiliates	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	213,766,479	5.9%

*
State Street Bank and Trust Company is the trustee for Ford common stock in the Ford defined contribution plans master trust, which beneficially owns 4.8% of the common stock of Ford. In this capacity, State Street Bank and Trust Company has voting power over the shares in certain circumstances.

FIVE PERCENT BENEFICIAL OWNERS OF CLASS B STOCK

As of February 1, 2018, the persons included in the table below beneficially owned more than 5% of the outstanding Class B Stock.

Name of Beneficial Owner	Address of Beneficial Owner	Ford Class B Stock	Percent of Outstanding Ford Class B Stock

Lynn F. Alandt	Ford Estates, 2000 Brush, Detroit, MI 48226	8,018,583	11.32%
David P. Larsen, as trustee of various trusts*	Ford Estates, 2000 Brush, Detroit, MI 48226	9,736,548	13.74%
Voting Trust**	Ford Estates, 2000 Brush, Detroit, MI 48226	70,778,212	99.90%
*
Mr. Larsen disclaims beneficial ownership of these shares.

**
These Class B Stock shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, Jr., Benson Ford, Jr., and Alfred B. Ford are the trustees. The trust is of perpetual duration until terminated by the vote of shares representing over 50% of the participants and requires the trustees to vote the shares as directed by a plurality of the shares in the trust.

CORPORATE GOVERNANCE	2018 Proxy Statement	19

DIRECTOR AND EXECUTIVE OFFICER BENEFICIAL OWNERSHIP

The following table shows how much Ford stock each current director, nominee, and Named Executive beneficially owned as of February 1, 2018. No director, nominee, or executive officer, including Named Executives, beneficially owned more than 0.15% of Ford's total outstanding common stock nor did any such person beneficially own more than 0.01% of Ford common stock units as of February 1, 2018. Executive officers held options exercisable on or within 60 days after February 1, 2018 to buy 9,166,862 shares of Ford common stock.

Name	Ford Common Stock [1,2]	Ford Common Stock Units [3]

Stephen G. Butler*	102,744	145,865
Kimberly A. Casiano*	63,148	136,616
Anthony F. Earley, Jr.*	100,491	61,475
James D. Farley, Jr.	1,268,697	0
Mark Fields	2,350,011	0
James P. Hackett*	471,352	1,063
William W. Helman IV*	73,517	36,466
Joseph R. Hinrichs	1,476,846	963

Name	Ford Common Stock [1,2]	Ford Common Stock Units [3]

William E. Kennard*	43,940	0
John C. Lechleiter*	113,077	4,926
Ellen R. Marram*	75,613	236,653
Robert L. Shanks	1,126,049	0
John L. Thornton*	129,600	282,549
John B. Veihmeyer*	1,434	0
Lynn M. Vojvodich*	15,264	0
John S. Weinberg*	35,408	0

Name	Ford Common Stock [1,2]	Ford Common Stock Units [3]	Ford Class B Stock	Percent of Outstanding Ford Class B Stock

Edsel B. Ford II*	1,095,112	149,417	5,377,768	7.59%
William Clay Ford, Jr.*	5,779,638	118,098	12,786,499	18.05%

All Directors and Executive Officers as a group 30 persons beneficially owned 0.47% of Ford common stock or securities convertible into Ford common stock as of February 1, 2018	18,525,493	1,184,476	18,164,267	25.64%

*
Indicates Director Nominees

1
For executive officers, included in the amounts for "All Directors and Executive Officers as a group" are Restricted Stock Units issued under the 2008 Long-Term Incentive Plan ("2008 Plan") as long-term incentive grants in 2017 and prior years for retention and other incentive purposes.

  In addition, amounts shown include Restricted Stock Units issued under the 2008 Plan as follows: 697,921 units for Mr. Fields; 137,074 units for Mr. Shanks; 345,666 units for William Clay Ford, Jr.; 593,269 units for Mr. Farley; 600,997 units for Mr. Hinrichs; and 397,112 units for Mr. Hackett.

  In addition, amounts shown include Restricted Stock Units issued under the 2014 Stock Plan for Non-Employee Directors of Ford Motor Company ("2014 Plan") as follows: 96,744 units for Mr. Butler; 55,317 units for Ms. Casiano; 64,491 units for Mr. Earley; 43,940 units for Mr. Kennard; 88,077 units for Dr. Lechleiter; 55,317 units for Ms. Marram; 1,434 units for Mr. Veihmeyer; 15,264 units for Ms. Vojvodich; and 35,408 units for Mr. Weinberg.

  Included in the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 386,185 shares of common stock and 965,101 shares of Class B Stock that are either held directly by his immediate family or by charitable funds which he controls. William Clay Ford, Jr., has disclaimed beneficial ownership of 940,618 shares of Class B Stock that are either held directly by members of his immediate family or indirectly by members of his immediate family in trusts in which Mr. Ford has no interest. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 386,185 shares of common stock and 1,905,719 shares of Class B Stock.

  No director or executive officer had pledged shares of common stock as security or hedged their exposure to common stock.

2
Also, on February 1, 2018 (or within 60 days after that date), the Named Executives listed below have rights to acquire shares of common stock through the exercise of stock options under Ford's stock option plans (which amounts are included in the "Ford Common Stock" column), as follows:

Person	Number of Shares

James D. Farley, Jr.	272,017
Mark Fields	1,652,090
William Clay Ford, Jr.	4,922,857

Person	Number of Shares

James P. Hackett	0
Joseph R. Hinrichs	342,664
Robert L. Shanks	468,636
3
In general, these are common stock units credited under a deferred compensation plan and payable in cash and in the cases of William Clay Ford, Jr., and Joseph R. Hinrichs, include stock units under a benefit equalization plan.

20	CORPORATE GOVERNANCE	2018 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2017 and prior years, except that due to administrative error Edsel B. Ford II had four late reports associated with becoming trustee of certain trusts.

Certain Relationships and Related Party Transactions

POLICY AND PROCEDURE FOR REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Business transactions between Ford and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer ("related party transactions") are not prohibited. In fact, certain related party transactions can be beneficial to the Company and its shareholders.

It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Nominating and Governance Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Nominating and Governance Committee. The Office of the General Counsel reviews all such related party transactions, existing or proposed, prior to submission to the Nominating and Governance Committee, and our General Counsel opines on the appropriateness of each related party transaction. The Nominating and Governance Committee may, at its discretion, consult with outside legal counsel.

Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

The Nominating and Governance Committee's approval of a related party transaction may encompass a series of subsequent transactions contemplated by the original approval, i.e., transactions contemplated by an ongoing business relationship occurring over a period of time. Examples include transactions in the normal course of business between the Company and a dealership owned by a director or an executive officer (or an immediate family member thereof), transactions in the normal course of business between the Company and financial institutions with which a director or officer may be associated, and the ongoing issuances of purchase orders or releases against a blanket purchase order made in the normal course of business by the Company to a business with which a director or officer may be associated. In such instances, any such approval shall require that the Company make all decisions with respect to such ongoing business relationship in accordance with existing policies and procedures applicable to non-related party transactions (e.g., Company purchasing policies governing awards of business to suppliers, etc.).

In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

RELATED PARTY TRANSACTIONS

In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc. (the "Lions"), pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium "Ford Field." The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. Beginning in 2005, the Company also agreed to provide to the Lions, at no cost, eight new model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. The cost incurred during 2017 was $24,618. William Clay Ford, Jr., is a minority owner and is a director and officer of the Lions.

In 2014, Ford entered into a Sponsorship Agreement with a wholly owned subsidiary of the Lions to be the exclusive title sponsor of an NCAA sanctioned, men's

CORPORATE GOVERNANCE	2018 Proxy Statement	21

college football "Bowl" game to be played in each of the 2014-2016 seasons at Ford Field. We named the Bowl the "Quick Lane Bowl" for our Quick Lane Tire & Auto Center brand and acquired several broadcast television messages, event signage, and other advertising in exchange for a sponsorship fee. In 2016, the Company extended its sponsorship of the Quick Lane Bowl for another three years to cover the 2017-2019 seasons. The cost incurred during 2017 was $662,000.

Paul Alandt, Lynn F. Alandt's husband, is a minority owner of two Ford franchised dealerships and a Lincoln franchised dealership. In 2017, the dealerships paid Ford about $182.1 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $34.4 million for services in the ordinary course of business. Also in 2017, Ford Motor Credit Company LLC, a wholly owned entity of Ford, provided about $285.6 million of financing to dealerships owned by Mr. Alandt and paid about $1.5 million to them in the ordinary course of business. The dealerships paid Ford Credit about $282.0 million in the ordinary course of business. Additionally, in 2017, Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $20.4 million and $116.0 million, respectively.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company and this continued following the acquisition. In 2017, the Company paid Marketing Associates, LLC approximately $53.0 million for marketing and related services provided in the ordinary course of business.

In April 2017, the Company approved an investment of up to $10 million over five years in Fontinalis Capital Partners II, a venture capital fund that invests in next-generation mobility start-up entities. As of March 1, 2018, we have invested $6.1 million. We believe our investment will yield several benefits, including: (i) increased early exposure to possible mobility investments; (ii) the ability to invest directly in an entity whether or not the investment fund invests in the entity; and (iii) increased exposure to venture capital mobility expertise. As of January 1, 2018, William Clay Ford, Jr. had a 7.825% interest and Lynn F. Alandt had a 4% interest in the investment fund.

In January 2018, Ford Smart Mobility LLC, a wholly-owned entity of Ford, acquired for $60 million TransLoc Inc., a software company providing demand-response transit solutions, data solutions and other tools to improve operational efficiency for business-to-government and business-to-business customers. TransLoc will accelerate growth in key areas of our mobility strategy and we obtained key talent for positions within our mobility team. Fontinalis Capital Partners II owned 14.5% of TransLoc on the date of acquisition. As of January 1, 2018, William Clay Ford, Jr. had a 7.825% interest and Lynn F. Alandt had a 4% interest in Fontinalis Capital Partners II.

During 2017, the Company employed Henry Ford III, son of Edsel B. Ford II, as an Associate Director in our global Corporate Strategy skill team. Henry Ford III received 2017 compensation of approximately $186,000 consisting primarily of salary, bonus, and stock awards.

During 2017, the Company employed the husband of our Executive Vice President and President, Mobility, Marcy S. Klevorn, as a Senior Project Manager in our Information Technology skill team. He received 2017 compensation of approximately $157,000 consisting primarily of salary and bonus.

During 2017, the Company employed the brother of our former Group Vice President — Communications, Ray Day, as an hourly employee in our Dearborn Truck Plant. He received 2017 compensation of approximately $122,000 consisting primarily of hourly wages and profit sharing.

Pursuant to SEC filings, the Company was notified that as of December 31, 2017, State Street Corporation, and its affiliate State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111, and certain of its affiliates, owned approximately 9.0% of our common stock. During 2017, the Company paid State Street Corporation and its affiliates approximately $6.8 million in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2017, BlackRock, Inc., 55 East 52nd Street, New York, NY 10022, and certain of its affiliates, owned approximately 5.9% of the Company's common stock. During 2017, the Company paid BlackRock, Inc. approximately $5.8 million in the ordinary course of business.

22	CORPORATE GOVERNANCE	2018 Proxy Statement

The following chart shows the process for identification and disclosure of related party transactions.

CORPORATE GOVERNANCE	2018 Proxy Statement	23

Proposal 1. Election of Directors

IDENTIFICATION OF DIRECTORS

The Charter of the Nominating and Governance Committee provides that the Committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates as directors. The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Executive Chairman and the President and CEO, and suggestions from Company management. The Committee has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company. The Company on behalf of the Committee has paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Our newest directors are James P. Hackett and John B. Veihmeyer. The Board elected Mr. Hackett on May 19, 2018, in conjunction with his election as President and Chief Executive Officer of Ford.

Mr. Veihmeyer was identified and proposed to the Committee by Mr. Butler. Mr. Veihmeyer was interviewed prior to his election by the Chair of the Nominating and Governance Committee, the Chairman, the President and CEO, and Edsel B. Ford II. Upon recommendation of the Committee, the Board elected Mr. Veihmeyer on November 16, 2017, with his election effective on December 1, 2017.

Fourteen directors will be elected at this year's annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

QUALIFICATIONS CONSIDERED FOR NOMINEES

Because Ford is a large and complex company, the Nominating and Governance Committee considers numerous qualifications when considering candidates for the Board. In addition to the qualifications listed below, among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity, and values. They should be committed to representing the long-term interests of all shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity, and we endeavor to have a diverse Board, with experience in business, international operations, finance, manufacturing and product development, marketing and sales, government, education, technology, and in areas that are relevant to the Company's global activities. The biographies of the nominees show that, taken as a whole, the current slate of director nominees possesses these qualifications. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, including making themselves available for consultation outside of regularly scheduled Board meetings, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Each of the nominees for director is now a member of the Board of Directors, which met eight times during 2017. Each of the nominees for director attended at least 75% of the combined Board and committee meetings held during the periods served by such nominee in 2017. The nominees provided the following information about themselves as of the latest practical date. Additionally, for each director nominee we have disclosed the particular experience, qualifications, attributes, or skills that led the Board to conclude that the nominee supports the Company's strategy and thus, should serve as a director.

24	PROPOSAL 1. Election of Directors	2018 Proxy Statement

Stephen G. Butler

• Age: 70 • Independent Director Since: 2004 Committees: Audit (Chair), Nominating and Governance

Experience: Mr. Butler served as Chairman and Chief Executive Officer of KPMG, LLP from 1996 until he retired in 2002. He also served as Chairman of KPMG International from 1999 until 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Reasons for Nomination: Mr. Butler has extensive experience in the accounting profession, both in the United States and internationally, as well as executive leadership experience as Chairman and Chief Executive Officer of KPMG. Mr. Butler's financial expertise and risk management skills have been instrumental in guiding Ford through its restructuring, which continues to be important as the Company continues to develop and implement its growth strategy. Mr. Butler brings valuable insight into strategic and client service innovations. He is credited with helping KPMG create a cohesive firm to effectively serve international clients. Mr. Butler's leadership skills, financial expertise, and international business experience add significant value to the goals of improving our fitness, fulfilling our financial reporting obligations, and identifying areas throughout the Company where we might create greater cohesiveness.

Current Public Company Directorships: ConAgra Brands, Inc.

Kimberly A. Casiano

• Age: 60 • Independent Director Since: 2003 Committees: Audit, Nominating and Governance, Sustainability and Innovation

Experience: Ms. Casiano has been the President of Kimberly Casiano & Associates since 2010. Her firm provides advisory services in marketing, recruiting, communications, advocacy, and diversity to target the U.S. Hispanic market, the Caribbean, and Latin America. Ms. Casiano served as President and Chief Operating Officer of Casiano Communications, Inc., a Hispanic publisher of magazines and direct marketing company, from 1994 through 2009. She joined the company in 1987 and held various management positions. Ms. Casiano is a member of the Board of Directors of Scotiabank of Puerto Rico, the Hispanic Scholarship Fund, and the Latino Corporate Directors Association.

Reasons for Nomination: Ms. Casiano has extensive experience in marketing and sales, particularly in the U.S. Hispanic community and Latin America. Ms. Casiano consistently provides Ford with valuable insight in our where to play and how to win analyses and enterprise risk management systems.

Current Public Company Directorships: Mead Johnson Nutrition Company and Mutual of America

PROPOSAL 1. Election of Directors	2018 Proxy Statement	25

Anthony F. Earley, Jr.

• Age: 68 • Independent Director Since: 2009 Committees: Compensation (Chair), Nominating and Governance, Sustainability and Innovation

Experience: Mr. Earley was the Executive Chairman of PG&E Corporation from March 2017 until December 2017. From September 2011 until February 2017, he served as the Chairman, Chief Executive Officer, and President of PG&E Corporation. Before joining PG&E Corporation, Mr. Earley served in a number of executive leadership roles at DTE Energy including Executive Chairman, Chairman, Chief Executive Officer, President, and Chief Operating Officer. In addition, Mr. Earley served as President and Chief Operating Officer of Long Island Lighting Company. Mr. Earley also served as an officer in the United States Navy nuclear submarine program where he was qualified as a chief engineer officer.

Reasons for Nomination: Among other qualifications, Mr. Earley brings a wealth of executive leadership experience to the Board. These experiences complement our plan by providing valuable insight into ways in which Ford can operate profitably at the current demand, while changing our product mix. His expertise in electrical infrastructure complements our electrification strategy by providing key insight into the development of innovative products such as the development of hybrid and electric vehicles our customers want and value.

Public Company Directorships Within the Past Five Years: PG&E Corporation

Edsel B. Ford II

• Age: 69 • Director Since: 1988 Committees: Finance, Sustainability and Innovation

Experience: Mr. Ford serves as a consultant to Ford and has served in this capacity since 1999. Previously, Mr. Ford served as a Vice President of Ford Motor Company and as the former President and Chief Operating Officer of Ford Motor Credit Company.

Reasons for Nomination: Mr. Ford has a wealth of valuable experience in the automotive industry. As an executive at the Company and as a consultant for the Company, he developed deep knowledge of the Company's business. Mr. Ford's life-long affiliation with the Company provides the Board with a unique historical perspective and a focus on the long-term interests of the Company. Mr. Ford also adds significant value in various stakeholder relationships, both domestically and abroad, including relationships with dealers, non-government organizations, employees, and the communities in which Ford has a significant presence. In addition, Mr. Ford's experience in creative and technology-driven marketing allows him to provide valuable insight in developing marketing and vehicle distribution strategies.

Public Company Directorships Within the Past Five Years: International Speedway Corporation

26	PROPOSAL 1. Election of Directors	2018 Proxy Statement

William Clay Ford, Jr.

• Age: 60 • Director Since: 1988 Committees: Finance (Chair), Sustainability and Innovation

Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. Mr. Ford was Chair of the Finance Committee from 1995 until October 2001 and was elected Chairman of the Board of Directors in January 1999. He served as Chief Executive Officer of the Company from October 2001 until September 2006 when he became Executive Chairman. Mr. Ford is also Vice Chairman of the Detroit Lions, Inc., former Chairman of the Detroit Economic Club, and trustee of the Henry Ford Museum. He also is a member of the board of Business Leaders for Michigan.

Reasons for Nomination: Mr. Ford has served in a variety of key roles at Ford and understands the Company and its various stakeholders. His long-term perspective and lifelong commitment to the Company adds significant value to the Company's stakeholder relationships. Mr. Ford, an early and influential advocate for sustainability at the Company, has long been recognized as a leader in advancing mobility, connectivity, and electrification in the automobile industry, which adds significant value to Board deliberations.

Public Company Directorships Within the Past Five Years: eBay Inc.

James P. Hackett

• Age: 62 • Director Since: May 2017 Committees: N/A

Experience: Mr. Hackett is President and Chief Executive Officer of Ford Motor Company effective May 19, 2017. Prior to this role, since March 2016, Mr. Hackett served as Chairman of Ford Smart Mobility LLC, a subsidiary of Ford formed to accelerate the Company's plans to design, build, grow, and invest in emerging mobility services. Before joining Ford Smart Mobility, Mr. Hackett was a member of the Ford Motor Company Board of Directors starting in 2013. As a member of the Sustainability and Innovation Committee, he was actively involved with the Ford senior leadership team in launching the company's Ford Smart Mobility plan. He also served on the Audit and the Nominating and Governance Committees. Mr. Hackett was vice chairman of Steelcase, a global leader in the office furniture industry, from 2014 to 2015. He retired as Chief Executive Officer of Steelcase in February 2014, after having spent 20 years leading the Grand Rapids-based office furniture company.

Reasons for Nomination: As a consumer-focused visionary, Mr. Hackett is credited with guiding Steelcase to becoming a global leader in the office furniture industry. During his 30 years there, he helped transform the office furniture company from traditional manufacturer to industry innovator. Having spent his career focused on the evolving needs of consumers, Mr. Hackett is equipped to lead the Company's commitment to becoming the world's most trusted mobility company, designing smart vehicles for a smart world that help people move more safely, confidently, and freely.

Public Company Directorships Within the Past Five Years: Steelcase Inc. and Fifth Third Bancorp

PROPOSAL 1. Election of Directors	2018 Proxy Statement	27

William W. Helman IV

• Age: 59 • Independent Director Since: 2011 Committees: Finance, Nominating and Governance, Sustainability and Innovation (Chair)

Experience: Mr. Helman is a General Partner at Greylock Partners, a venture capital firm focused on early stage investments in technology, consumer Internet, and healthcare. He joined Greylock in 1984 and led the firm's investments in Millennium Pharmaceuticals, Hyperion, Vertex Pharmaceuticals, Zipcar, Inc., and UPromise, among others. Mr. Helman is on the board of the Broad Institute.

Reasons for Nomination: Mr. Helman's experience with technology investments and social media marketing provides a measured perspective as these issues are becoming increasingly important as the auto industry adopts new technologies, develops innovative solutions to personal mobility challenges, and adapts to new social media techniques. Mr. Helman's expertise in investing in new innovations offers the Board valuable insight as Ford continues to invest in connectivity and mobility technologies in order to deliver innovative products our customers want and value.

Public Company Directorships Within the Past Five Years: Zipcar, Inc.

William E. Kennard

• Age: 61 • Independent Director Since: 2015 Committees: Finance, Nominating and Governance (Chair), Sustainability and Innovation

Experience: Mr. Kennard is the Chairman and co-founder of Velocitas Partners LLC, an asset management firm. Mr. Kennard served as chairman of the U.S. Federal Communications Commission (FCC) from 1997 to 2001 and served as the FCC's general counsel from 1993 to 1997. As U.S. Ambassador to the European Union from 2009 to 2013, he worked to eliminate regulatory barriers to commerce and to promote transatlantic trade, investment, and job creation. In addition to his public service, Mr. Kennard was a managing director of The Carlyle Group from 2001 to 2009. He also serves as a trustee of Yale University.

Reasons for Nomination: Mr. Kennard has extensive experience in the law, telecommunications, and private equity fields. In particular, he has shaped policy and pioneered initiatives to help technology benefit consumers worldwide. Mr. Kennard is regarded as a champion for consumers in the digital age, and we believe this expertise and unique perspective help guide our strategy as we accelerate our innovative work in the areas of in-car connectivity and mobility solutions in a smart world.

Current Public Company Directorships: AT&T Inc., MetLife, Inc., and Duke Energy Corporation

28	PROPOSAL 1. Election of Directors	2018 Proxy Statement

John C. Lechleiter

• Age: 64 • Independent Director Since: 2013 Committees: Compensation, Nominating and Governance

Experience: Dr. Lechleiter retired as Eli Lilly and Company's President and Chief Executive Officer on December 31, 2016, after 37 years with the company. He also served as Chairman of the Board of Directors of Lilly from 2009 through May 2017. Dr. Lechleiter joined Lilly in 1979 as a senior organic chemist in process research and development and became head of that department in 1982. In 1984, he began serving as director of pharmaceutical product development for the Lilly Research Center. He later held roles in project management, regulatory affairs, product development, and pharma operations. In 2005, he was named Lilly's President and Chief Operating Officer and joined the Board of Directors. Dr. Lechleiter is a member of the American Chemical Society. He serves on the boards of United Way Worldwide and the Indiana Economic Development Corporation. He is a member emeritus of the board of the Central Indiana Corporate Partnership.

Reasons for Nomination: Dr. Lechleiter's experience as a chief executive officer of a multinational company and his knowledge of science, marketing, management, and international business aid the Board in its deliberations, especially as Ford seeks to expand its market share in regions outside North America. Dr. Lechleiter's knowledge and experience in research and development in a highly regulated industry also provide the Company with meaningful insight as it accelerates the development of new products. Additionally, Dr. Lechleiter's extensive experience in a highly regulated industry operating in a changing landscape adds significant expertise to the Board and will assist the Board as the Company adapts to an increasingly complex regulatory environment, both in the core business and autonomous vehicles.

Current Public Company Directorships: Nike, Inc.

Public Company Directorships Within the Past Five Years: Eli Lilly and Company

Ellen R. Marram

• Age: 71 • Independent Director Since: 1988 Committees: Compensation, Nominating and Governance, Sustainability and Innovation

Experience: Ms. Marram serves as president of the Barnegat Group, LLC, a business advisory firm. She also is a Senior Managing Director at Brock Capital Group LLC. Ms. Marram previously served as the Managing Director of North Castle Partners, LLC from 2000 through 2005, President and Chief Executive Officer of Tropicana Beverage Group from 1997 through 1998, Group President of Tropicana Beverage Group from 1993 through 1997, and President and Chief Executive Officer of the Nabisco Biscuit Company from 1988 through 1993. Ms. Marram currently serves as a board member of New York-Presbyterian Hospital and the Newman's Own Foundation, as well as a trustee of Wellesley College.

Reasons for Nomination: Ms. Marram has extensive management experience and marketing expertise in managing well-known consumer brands. During her 30-year career, she built profitable brands and is recognized for her ability to anticipate market trends and emerging consumer needs. Her expertise complements Ford's desire to meet current customer demand while also anticipating future needs, especially in the realm of moving goods and providing services. In addition, Ms. Marram's experience in advising enterprises provides her with multiple perspectives on successful strategies across a variety of businesses. Ms. Marram's qualifications and experience make her an ideal Lead Independent Director for the Company.

Current Public Company Directorships: Eli Lilly and Company

Public Company Directorships Within the Past Five Years: The New York Times Company

PROPOSAL 1. Election of Directors	2018 Proxy Statement	29

John L. Thornton

• Age: 64 • Independent Director Since: 1996 Committees: Compensation, Finance, Nominating and Governance

Experience: Mr. Thornton has served as Executive Chairman of Barrick Gold Corporation since April 2014. He serves as non-executive Chairman of Silk Road Finance Corporation, an Asian investment firm, and PineBridge Investments, a global asset manager. He is also Chairman of the Board of Trustees of the Brookings Institution. He is Professor Director of the Global Leadership Program and Member of the Advisory Board at Tsinghua University School of Economics and Management in Beijing. Mr. Thornton is Co-Chair of the Asia Society, Vice Chairman of Morehouse College, and serves on the boards of the China Investment Corporation, McKinsey Advisory Council, and King Abdullah University of Science and Technology. Mr. Thornton retired as President and Director of The Goldman Sachs Group, Inc. in 2003.

Reasons for Nomination: Mr. Thornton has extensive international business and financial experience. Mr. Thornton brings valuable insight into emerging markets as he expanded the presence of Goldman Sachs Asia, where he served as chairman. Mr. Thornton also served as co-chief executive of Goldman Sachs International, which was responsible for the firm's business in Europe, the Middle East, and Africa. Mr. Thornton's extensive experience in finance and business matters, both domestically and internationally, is critical to achieving our fitness goals of financing our plan, improving our balance sheet, and creating profitable growth. Mr. Thornton's knowledge brings to the Board valuable insight in international business, especially in China, which has become one of the world's most important automotive growth markets.

Current Public Company Directorships: Barrick Gold Corporation

Public Company Directorships Within the Past Five Years: China Unicom (Hong Kong) Limited and HSBC Holdings plc

John B. Veihmeyer

• Age: 62 • Independent Director Since: December 2017 Committees: Audit, Nominating and Governance

Experience: Mr. Veihmeyer served as Chairman of KPMG International from 2014 until his retirement after 40 years with KPMG in September 2017. Before becoming global chairman, Mr. Veihmeyer previously held numerous leadership roles at KPMG, including U.S. Chairman and Chief Executive Officer from 2010 to 2015, U.S. Deputy Chairman, managing partner of KPMG's Washington, D.C. operations, and global head of Risk Management and Regulatory. Mr. Veihmeyer currently serves as a Trustee of the Financial Accounting Foundation, which overseas the Financial Accounting Standards Board. He is also a member of Board of Trustees of the University of Notre Dame.

Reasons for Nomination: Mr. Veihmeyer has extensive experience in the accounting profession, both in the United States and internationally, as well as executive leadership experience as Chairman and Chief Executive Officer of KPMG. His experience leading KPMG, which has member firms in over 150 countries, has provided Mr. Veihmeyer with significant exposure to business operations in every region of the world. Mr. Veihmeyer also previously served on the board of Catalyst, Inc. and has been recognized for his leadership in diversity and inclusion. Mr. Veihmeyer's financial expertise, executive leadership experience, risk management skills, and international exposure bring value to the Company's Board at an unprecedented time of change for the automotive industry and in an increasingly complex regulatory environment.

30	PROPOSAL 1. Election of Directors	2018 Proxy Statement

Lynn M. Vojvodich

• Age: 50 • Independent Director Since: April 2017 Committees: Audit, Nominating and Governance, Sustainability and Innovation

Experience: Ms. Vojvodich is an advisor to start-up and growth-stage technology companies. Previously, Ms. Vojvodich was Executive Vice President and Chief Marketing Officer of Salesforce.com, Inc. from September 2013 until February 2017. In this role, she led Salesforce's branding and positioning, public relations, digital marketing, content marketing, marketing campaigns, and strategic events. Before joining Salesforce, Ms. Vojvodich held marketing leadership roles at Microsoft and BEA Systems, and served as a partner with venture capital firm Andreessen Horowitz. She is the founder of Take3, a marketing strategy firm.

Reasons for Nomination: Ms. Vojvodich has a wealth of expertise in marketing technology and innovation, market analysis, and the software industry. As Ford continues to transform itself into the world's most trusted mobility company, Ms. Vojvodich will provide valuable guidance regarding how the Company should market and position itself, including the use of digital strategies, in the Company's automotive and mobility businesses.

Current Public Company Directorships: Booking Holdings Inc.

John S. Weinberg

• Age: 61 • Independent Director Since: 2016 Committees: Finance, Nominating and Governance, Sustainability and Innovation

Experience: Mr. Weinberg became Chairman of the Board of Directors and Executive Chairman of Evercore Partners Inc. in November 2016. Previously, Mr. Weinberg served as Vice Chairman of the Goldman Sachs Group from June 2006 until October 2015. His career at Goldman Sachs spanned more than three decades, with the majority of his time spent in the banking division. Mr. Weinberg currently serves as a board member of New York-Presbyterian Hospital and Middlebury College. He also is a member of the Investment Committee of the Cystic Fibrosis Foundation.

Reasons for Nomination: Mr. Weinberg has extensive experience in finance, banking, and capital markets, as well as a deep understanding of Ford, its history, and the needs of its business. During his time with Goldman Sachs, Mr. Weinberg served as a trusted advisor to Ford and other manufacturing clients. As Ford transforms itself into an automotive and mobility company, Mr. Weinberg's financial expertise will aid the Company in rapidly improving our fitness to lower costs, reallocate capital, and finance our business plan.

Current Public Company Directorships: Evercore Partners Inc.

PROPOSAL 1. Election of Directors	2018 Proxy Statement	31

Director Compensation in 2017

(a)	(b)	(c)						(d)	(e)
	Fees Earned or Paid in Cash [6]	Stock Awards [7]	Fees [8]	Perquisites/ Evaluation Vehicles [9]	Tax Reimbursement	Life Insurance Premiums [10]	Dividend Equivalent Dollars [11]	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)

Stephen G. Butler	130,000	214,991	0	22,216	17,205	254	49,854	89,529	434,520
Kimberly A. Casiano	100,000	214,991	0	27,218	15,793	254	27,943	71,208	386,199
Anthony F. Earley, Jr.	125,000	214,991	0	18,301	12,643	254	32,717	63,915	403,906
Edsel B. Ford II	100,000	214,991	650,000	16,457	16,842	666	0	683,965	998,956
James H. Hance, Jr. [1]	33,333	71,656	0	15,354	13,592	106	7,935	36,987	141,976
William W. Helman IV	120,000	214,991	10,000	2,857	0	0	0	12,857	347,848
Jon M. Huntsman, Jr. [2]	100,000	161,246	0	16,798	14,562	191	19,744	51,295	312,541
William E. Kennard	100,000	214,991	0	24,119	14,136	254	20,794	59,303	374,294
John C. Lechleiter	100,000	214,991	0	16,852	16,933	254	45,359	79,398	394,389
Ellen R. Marram	150,000	214,991	0	20,027	10,505	64	27,943	58,539	423,530
Gerald L. Shaheen [3]	40,000	71,656	0	12,924	13,503	106	20,583	47,116	158,772
John L. Thornton	100,000	214,991	0	16,193	13,194	254	0	29,641	344,632
John B. Veihmeyer [4]	8,335	17,911	0	3,203	0	21	0	3,224	29,470
Lynn M. Vojvodich [5]	75,600	160,642	0	13,244	5,504	191	4,496	23,435	259,677
John S. Weinberg	100,000	214,991	0	12,844	9,914	64	12,258	35,080	350,071
1
Mr. Hance did not stand for re-election at the 2017 Annual Meeting, and amounts paid to him were prorated in connection with his departure from the Board on May 11, 2017.

2
Mr. Huntsman resigned from the Board of Directors on September 28 , 2017, and amounts paid to him were prorated in connection with his resignation.

3
Mr. Shaheen did not stand for re-election at the 2017 Annual Meeting, and amounts paid to him were prorated in connection with his departure from the Board on May 11, 2017.

4
Mr. Veihmeyer was elected to the Board of Directors effective December 1, 2017, and amounts paid to him were prorated in connection with his election.

5
Ms. Vojvodich was elected to the Board of Directors effective April 1, 2017, and amounts paid to her were prorated in connection with her election.

6
Fees.    Effective as of January 1, 2017, the Board of Directors agreed that the following compensation will be paid to non-employee directors of the Company:

Annual Board membership fee	$315,000
Annual Lead Independent Director fee	$50,000
Annual Audit Committee chair fee	$30,000
Annual Compensation Committee chair fee	$25,000
Annual other Committee chair fees	$20,000

In 2016, a review of director compensation at companies similarly situated to Ford indicated that Ford was below the median levels paid to directors. The increases are consistent with Ford's philosophy of paying its directors near the top level of the leading companies in order to permit the Company to continue to attract quality directors. The entire increase in the Annual Board membership fee is mandatorily deferred into restricted stock units pursuant to the 2014 Plan.

As discussed in footnote 7 below, certain directors chose to receive all or a portion of their fees in restricted stock units pursuant to the 2014 Plan. Pursuant to SEC rules, the dollar value of any fees any director elected to receive in restricted units in excess of the fees mandatorily paid in restricted stock units pursuant to that plan is shown in the "Fees Earned or Paid in Cash" column.

7
2014 Plan. Effective January 1, 2014, the Board adopted the 2014 Stock Plan for Non-Employee Directors of Ford Motor Company. The 2014 Plan was approved by shareholders at the 2014 Annual Meeting. The 2014 Plan is structured so that approximately 68% (the "mandatory portion") of the Annual Board membership fee is mandatorily paid in Restricted Stock Units ("RSUs"). The amounts shown in column (c) are the grant date values of the RSUs relating to the mandatory portion of fees paid under the 2014 Plan. Each Director also had the option of having some or all of his or her remaining fees paid in RSUs pursuant to the 2014 Plan. The RSUs vest immediately upon grant. Each Director had the option to choose when the RSUs settle into shares of Ford common stock as follows: (i) immediately on the grant date; (ii) the earlier of five years from the date of grant and separation from the Board; or (iii) at separation from the Board. The Board adopted the 2014 Plan because the RSUs settle in shares of common stock, thus further aligning the interests of directors and shareholders. Directors are not permitted to sell, hedge, or pledge the mandatory portion of the Annual Board fees until after separation from the Board,

32	PROPOSAL 1. Election of Directors	2018 Proxy Statement

  even if the RSUs settle into shares of common stock prior to separation from the Board. In light of the requirement that approximately 68% of annual director fees are paid in RSUs, and that directors may not dispose of such RSUs or shares of stock until after separation from the Board, there is no minimum share ownership requirement for members of the Board. If dividends are paid on common stock, Dividend Equivalents are paid in additional RSUs on RSU balances for those directors whose RSUs have not settled into shares of common stock. For any directors whose RSUs have settled into shares of common stock, they are required to reinvest those dividends into additional shares of common stock until separation from the Board.

8
The amount shown for Edsel B. Ford II reflects the fees he earned pursuant to a January 1999 consulting agreement between the Company and Mr. Ford. The consulting fee is payable quarterly in arrears in cash. Mr. Ford is available for consultation, representation, and other duties under the agreement. Additionally, the Company provides facilities (including office space) and an administrative assistant to Mr. Ford. This agreement will continue until either party ends it with 30 days' notice. The amount shown for Mr. Helman reflects an annual fee paid to him during 2017 as a member of the Board of Managers of Ford Global Technologies, LLC, a wholly-owned entity that manages the Company's intellectual property. As a non-employee manager of such board, Mr. Helman received the customary annual fee paid to non-employee managers, which is currently $10,000.

9
Perquisites and Evaluation Vehicle Program. All amounts shown in this column reflect: (i) the cost of evaluation vehicles provided to Directors; (ii) the cost of a charitable gift made by the Company in the directors' names divided equally among those directors who were active at December 31, 2017, and (iii) the cost of healthcare insurance premiums for certain directors. We calculate the aggregate incremental costs of providing the evaluation vehicles by estimating the lease fee of a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance. We provide non-employee directors with the use of up to two Company vehicles free of charge. Directors are expected to provide evaluations of the vehicles to the Company. The cost of providing these vehicles is included in column (d).

10
Insurance. Ford provides non-employee directors with $200,000 of life insurance which ends when a director retires. A director can choose to reduce life insurance coverage to $50,000 and lower income imputation. Effective January 1, 2014, the non-employee director life insurance program was changed to allow former employees who become directors to participate in the program and keep the life insurance coverage provided to retired employees. The life insurance premiums paid by the Company for each director are included in column (d). Ford also provides non-employee directors with the option to obtain Company provided healthcare insurance at no cost. The healthcare insurance is identical to healthcare insurance provided to employees, except for the employee paid portion of premiums. Eight directors have elected this option and that portion of the premiums that the Company pays on behalf of directors that equals the amount employees typically pay is included in column (d).

11
Dividend Equivalents. The amounts shown in this column reflect the amount of Dividend Equivalents paid during 2017 under the 2014 Plan. If dividends are paid on common stock, Dividend Equivalents are paid in additional RSUs on RSU balances for those directors whose RSUs have not settled into shares of common stock.

Your Board's recommendation: FOR Proposal 1

PROPOSAL 1. Election of Directors	2018 Proxy Statement	33

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm. You must approve the Audit Committee's selection for 2018.

The Audit Committee selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") to perform an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board for 2018. PricewaterhouseCoopers is well qualified to serve as our independent registered public accounting firm. Representatives of PricewaterhouseCoopers will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers for audit and non-audit services rendered in 2017 and 2016 are disclosed in the table below.

Ford management will present the following resolution to the meeting:

"RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform an independent audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board for 2018 is ratified."

Your Board's recommendation: FOR Proposal 2

Fees Paid to PricewaterhouseCoopers	Year-ended December 31, 2017 ($)	Year-ended December 31, 2016 ($)
Audit Fees [1]	38,300,000	37,400,000
Audit-Related Fees [2]	5,000,000	3,700,000
Tax Fees [3]	3,800,000	3,600,000
All Other Fees [4]	1,100,000	1,300,000

TOTAL FEES	48,200,000	46,000,000
1
Consists of the audit of the financial statements included in the Company's Annual Report on Form 10-K, reviews of the financial statement included in the Company's Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company's internal controls over financial reporting, preparation of statutory audit reports, and providing comfort letters in connection with Ford Motor Company and Ford Motor Credit Company funding transactions.
2
Consists of support of funding transactions, due diligence for mergers, acquisitions and divestitures, employee benefit plan audits, attestation services, internal control reviews, and assistance with interpretation of accounting standards.

3
Consists of assistance with tax compliance and the preparation of tax returns, tax consultation, planning, and implementation services, assistance in connection with tax audits, and tax advice related to mergers, acquisitions and divestitures. Of the fees paid for tax services, we paid 58% and 53% for tax compliance and preparation of tax returns in 2017 and 2016, respectively.

4
Consists of support in business and regulatory reviews and research analysis regarding new strategies, and advisory services related to insurance claims.

Audit Committee Report

The Audit Committee is composed of four directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules, and Ford's Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company's website, www.corporate.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company's independent registered public accounting firm.

Ford management is responsible for the Company's internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers, is responsible for performing independent audits of the Company's consolidated

34	PROPOSAL 2	2018 Proxy Statement

financial statements and internal controls over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board of Directors on its findings. PricewaterhouseCoopers has served as the Company's independent registered public accounting firm since 1946.

AUDITOR INDEPENDENCE

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements and the assessment of the effectiveness of internal controls over financial reporting contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee, as well as by SEC regulations. In conjunction with the mandated rotation of PricewaterhouseCoopers's lead engagement partner, the Audit Committee and its chairperson are also directly involved in the selection of PricewaterhouseCoopers's new lead engagement partner.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers such firm's independence. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

Annually, the Audit Committee pre-approves categories of services to be performed (rather than individual engagements) by PricewaterhouseCoopers. As part of this approval, an amount is established for each category of services (Audit, Audit-Related, Tax Services, and other services). In the event the pre-approved amounts prove to be insufficient, a request for incremental funding will be submitted to the Audit Committee for approval during the next regularly scheduled meeting. In addition, all new engagements greater than $250,000 will be presented in advance to the Audit Committee for approval. A regular report is prepared for each regular Audit Committee meeting outlining actual fees and expenses paid or committed against approved fees.

Audit Committee
Stephen G. Butler (Chair) Kimberly A. Casiano	John B. Veihmeyer Lynn M. Vojvodich

PROPOSAL 2	2018 Proxy Statement	35

Proposal 3. Approval of the Compensation of the Named Executives

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. At the 2017 Annual Meeting you approved our proposal to provide you with this opportunity on an annual basis.

As described in detail in the "Compensation Discussion and Analysis," we seek to closely align the interests of our Named Executives with yours. Our compensation programs are designed to reward our Named Executives for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis on pp. 38-60 and the other related executive compensation disclosures so that you have an understanding of our executive compensation philosophy, policies, and practices.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our Named Executives, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee.

Ford management will present the following resolution to the meeting:

"RESOLVED, That the Company's shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure."

Your Board's recommendation: FOR Proposal 3

36	PROPOSAL 3	2018 Proxy Statement

CD&A Roadmap

*
See pages 25 and 79 of Ford's 2017 Form 10-K for definitions and reconciliations to GAAP.

CD&A ROADMAP	2018 Proxy Statement	37

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

Ford Motor Company was built on the belief that freedom of movement drives human progress. We continued to transform our business during 2017 to improve our fitness so that we develop innovative mobility solutions for the future — a future of smart vehicles for a smart world. We are working with great partners to bring this future to life, improving the lives of individuals and communities and enabling people around the world to move safely, confidently, and freely. This drives our commitment to become the world's most trusted mobility company, while also creating value for our shareholders.

We analyze our business based on Where to Play — that is, allocating capital to better leverage our strengths around the world. We also analyze Where not to Play — that is, exiting those businesses or markets where we do not see a path to sustained profitability. In addition, we analyze How to Win — that is, making strategic investments, such as in electrification and autonomy, allowing us to develop a whole ecosystem of products and services that will drive high utilization and recurring revenue. Our strategic priorities are as follows:

1.
We are accelerating the introduction of connected, smart vehicles and services

2.
We are rapidly improving our fitness to lower costs, release capital, and finance growth

3.
We are re-allocating capital to where we can win in the future

4.
We are continuously innovating to create the most human-centered mobility solutions

5.
We are empowering our team to work together effectively to compete and win

Our objective is to deliver superior returns by expanding our scope from vehicles to innovative human-centered mobility solutions through business model innovation. We are doing this by focusing on strategic priorities that will drive value. All of which is governed by Where to Play and How to Win.

38	EXECUTIVE COMPENSATION	2018 Proxy Statement

2017 — A YEAR OF TRANSITION

2017 was a year of transition for Ford Motor Company. With the retirement of Mark Fields, we transitioned the leadership of the Company to James P. Hackett and began the redesign of our business operations. Under Mr. Hackett's leadership, we reorganized our business into Global Markets led by James D. Farley, Jr., Global Operations led by Joseph R. Hinrichs, and Mobility led by Marcy S. Klevorn. These leaders are focusing our efforts on fitness. Fitness is not merely a cost-cutting exercise, but a renewed emphasis on reducing complexity throughout the organization in order to speed up decision-making and become more efficient. It also means developing the capabilities that allow us to compete and win. Winning will be measured by Company Revenue, EBIT Margin, Operating Cash Flow, Return On Invested Capital, and ultimately achieving the top quartile of TSR among our peer group. We started our transition in 2017, and 2018 will be the year in which we set the foundation for our future of becoming the world's most trusted mobility company. The graphic below shows our operational performance over the past several years. The data shows we have built a strong foundation on which to launch our strategic choices for the future.

*	See pages 25 and 79 of Ford's 2017 Form 10-K for definitions and reconciliations to GAAP.
**	Includes $0.05 supplemental dividend

Our 2017 Automotive Segment Revenue was 3% higher than 2016 and Total Company Adjusted EPS was $0.02 per share higher than 2016. Automotive Segment Operating Margin and Automotive Segment Operating Cash Flow were down from 2016 due to lower Automotive profit and less favorable working capital changes. Total Company Adjusted Pre-Tax Profit was down from 2016, primarily explained by higher commodity costs and adverse exchange rates. As shown in the NEO Compensation section of the CD&A (pp. 49-59), our incentive plans reflected our performance against metrics over the 2017 performance period for the Incentive Bonus Plan and the 2015-2017 performance period for the 2015 Performance Unit grant.

IMPROVING OUR FITNESS TO FINANCE OUR GROWTH

The information in this Performance Section shows we continue to deliver impressive results over a sustained time period. In order to create greater value for our stakeholders, it is important that we refocus our revenue sources and attack costs as well as redesign our business operations to take advantage of future growth opportunities. The graphics below show some of our achievements in our areas of strength and the strategic choices we are making to drive future growth.

EXECUTIVE COMPENSATION	2018 Proxy Statement	39

ACHIEVEMENTS	STRATEGIC CHOICES

Launched 11 global products in 2017, including the new Lincoln Navigator and Ford Expedition, the new Focus Electric, and the new F-150	Increased investment in Flat Rock for purpose-built autonomous vehicle production and accelerated BEV investment
In 2017, Ford was America's best-selling vehicle brand for the eighth consecutive year	Signed memorandum of understanding to co-develop midsize and compact SUVs, electric vehicles, and connected car solutions with Mahindra Group in India
Ford was the commercial vehicle leader in Europe for the third straight year	100% of Ford's new U.S. vehicles will be built with connectivity by 2019 and 90% globally by 2020
Ford earned the No. 2 ranking of all non-premium brands in 2017's U.S. J.D. Power Initial Quality Study — our best ranking in history	Entered into a joint venture with Zotye Auto in China to develop a new line of all-electric passenger vehicles
F-Series marked its 41st year as America's best-selling pickup, and we announced adding F-150 Diesel to our lineup	Announced investment in Argo AI, an artificial intelligence company, to augment autonomous vehicles development

We will pursue these and other opportunities as we strive to deliver superior shareholder returns through focused automotive and high-growth mobility initiatives.

FORD TOTAL SHAREHOLDER RETURN ("TSR") PERFORMANCE*

*
The above data are compound annualized returns. The "TSR Peer Group" referenced above is the peer group we used in our 2017 Performance Unit grants. The TSR Peer Group of companies is more closely aligned with our business (global automotive and manufacturing) than the compensation survey group listed on p. 45 because our TSR performance is more competitively aligned with those companies, while our compensation peer group is more closely aligned with the market for our executive talent. See Performance Unit Grants discussion on pp. 55-56 for a description of the TSR Peer Group.

The chart above indicates that our TSR performance has lagged that of our peer group and the S&P 500 over the one-, three-, and five-year periods. In 2015 our Performance Unit grants were modified to include relative TSR as a factor. Thus, the first payout under the revised program, which occurred in March 2018, reflects actual relative TSR performance against our peer group as constituted in 2015. This reinforces our pay-for-performance philosophy (see 2015 Performance Unit Results on p. 56-57 for a discussion of the 2015 Performance Unit payout).

As the graphic on p. 39 shows, our operating results remained consistent in 2017 with positive earnings per share and Automotive Segment Operating Cash Flow. Shareholders have also benefited from our results. Since reinstituting dividends in 2012, we have returned

40	EXECUTIVE COMPENSATION	2018 Proxy Statement

$15 billion to shareholders through year-end 2017 through dividends and share buybacks. In 2017, we maintained our regular quarterly dividend of $0.15 per share and paid a supplemental dividend of $0.05 per share in the first quarter of 2017. In the first quarter of 2018, we paid a supplemental dividend of $0.13 per share and maintained the $0.15 per share regular dividend.

For 2018, we expect Company revenue to be about flat to up modestly as favorable Company-specific drivers more than offset slightly lower volumes in the U.S.

We expect adjusted EPS in the range of $1.45 to $1.70. The low end of the range reflects the normal volatility we could see from recalls and further pressure from exchange rates and commodity prices. It also recognizes potential challenges in fully delivering the recovery actions we have developed and deployed to offset the adverse year-over-year impact of commodities and exchange. We also expect:

•
Automotive profit to be flat to lower than in 2017 with continued headwinds from commodities and exchange rates, and higher market factors driven by mix and net pricing;

•
Mobility to have a higher loss due to increased investments in autonomous vehicles and mobility-related capabilities and services; and

•
Ford Credit profit to remain strong but lower than 2017 due to adverse financing margin from interest rates and derivative revaluation.

We expect to generate positive Company operating cash flow, though lower than 2017, driven by adverse working capital and unfavorable timing and other differences.*

*
Please refer to Appendix II for our Cautionary Note on Forward Looking Statements.

EXECUTIVE COMPENSATION	2018 Proxy Statement	41

COMPENSATION PHILOSOPHY AND STRATEGY

Our compensation and benefits Philosophy, Strategy, and Guiding Principles are the pillars that provide the foundation within which compensation and benefits programs are developed at Ford. The Guiding Principles ensure our Philosophy and Strategy statements are applied consistently across the business for our salaried employees, and driving total shareholder return is inherent in each pillar. They work together — no one principle is more important than any other, and business judgment is used to balance them to ensure our compensation and benefit programs are effective in supporting our objectives. The Compensation Committee adopted the following with respect to all salaried employees:

Compensation and Benefits Philosophy:    Compensation and benefits programs are an important part of the Company's employment relationship, which also includes challenging and rewarding work, growth and career development opportunities, and being part of a leading company with a diverse workforce and great products. Ford is a global company with consistent compensation and benefits practices that are affordable for the business.

Pay for performance is fundamental to our compensation philosophy. We reward individuals for performance and contributions to business success. Our compensation and benefits package in total will be competitive with leading companies in each country.

Strategy Statement:    Compensation will be used to attract, retain, and motivate employees and to reward the achievement of business results through the delivery of competitive pay and incentive programs. Benefits provide employees with income security and protection from catastrophic loss. The Company will develop benefit programs that meet these objectives while minimizing its long-term liabilities.

GUIDING PRINCIPLES

•
Performance Orientation. Compensation programs should support and reinforce a pay-for-performance culture. They should motivate and reward employees for achieving desired business results. Benefit programs should provide income security and support/protect for catastrophic loss.
•
Competitive Positioning. Competitive compensation and benefit programs are critical to attracting, motivating, and retaining a high performing workforce. We target the average competitive level of automotive and other leading companies within the national market, including large automotive, leading multinational, and other selected companies, as appropriate. Competitiveness will be measured based on program value to employees relative to the comparator group. When business conditions are such that our incentive programs do not provide competitive compensation on a longer-term basis, we will use short-and long-term retention programs to ensure the Company retains key employees who enable the Company to respond successfully to financial and operational challenges.

•
Affordability. Compensation and benefits must be affordable to the Company over the medium- to long-term. To the extent possible, compensation and benefit programs will not fluctuate significantly based on short-term business conditions.

•
Desired Behaviors. Compensation and benefit programs should support the Company's business performance objectives and promote desired behaviors.

•
Flexibility. Compensation, benefit, and other related programs should take into account workforce diversity and provide meaningful individual choice where appropriate.

•
Consistency and Stability. It is a Company objective to provide consistent and stable programs globally (subject to legal, competitive, and cultural constraints), particularly for higher level positions. Compensation and benefit programs should have a high degree of consistency within countries (i.e., among various pay levels and employee groups) and should not fluctuate significantly year-over-year. Programs may vary when competitively driven.

•
Delivery Efficiency. Compensation, benefit, and other related programs should be understandable and easy to administer while leveraging economies of scale and technology. They should be implemented in a consistent, equitable, and efficient manner. Programs will be delivered in a manner that is tax-effective to the Company and employees as far as practicable.

42	EXECUTIVE COMPENSATION	2018 Proxy Statement

•
Delivery Effectiveness. Clearly defined metrics should be developed for compensation, benefit, and other related programs that are aligned with corporate business performance metrics. Metrics are designed and utilized to measure and continually improve business results.

The Philosophy and Strategy statements and Guiding Principles are reviewed by the Committee on a regular basis, and no material changes were made in 2017.

In keeping with the above, our total direct compensation for Named Executives, consisting of base salary, annual cash incentive, and long-term equity incentive, is heavily weighted towards performance. Base salary represents 25% or less of each Named Executive's target opportunity, and a majority of our executives' target compensation is contingent on meeting incentive plan metrics.

OUR VISION AND STRATEGY

As noted above, one of the primary objectives of our compensation program is to drive executive behavior to accomplish key strategic goals. For 2017, our senior leadership team further developed the Company's strategic priorities under the strategy of transforming Ford to an auto and mobility company. Our strategy to accomplish our vision is to deliver superior shareholder returns through focused automotive and high-growth mobility businesses, building on Ford's unique legacy of advancing human progress through a culture driven by the customer, technology, and business model innovation.

Given the consistency of our priorities, in 2017 the Committee again decided to emphasize Automotive Segment Revenue, Automotive Segment Operating Cash Flow, Automotive Segment Operating Margin, Ford Credit Profit Before Tax, and Quality. We believe these metrics drive profitability, which will fund our investment in emerging opportunities to achieve future growth.

We evaluate the long-term success of our strategy by measuring TSR. Management undertook a study of the key drivers of TSR in our industry, including discussions with investors. In our view, TSR in our industry is generated through revenue growth, strong operating margins, sustainable dividends, and a strong investment grade balance sheet. Our strategy and our performance-based incentive plan metrics are aligned with these factors.

As discussed in greater detail below, performance in these critical areas drove the compensation decisions related to our Incentive Bonus Plan and Performance Units for Named Executives for 2017. For more detail on these metrics and how they were used in our incentive programs, see the table on p. 44 and refer to Annual Cash Incentive Awards on pp. 51-53 and Long-Term Incentive Awards on pp. 54-57.

PERFORMANCE-BASED INCENTIVE PLANS

As we have for many years, in 2017 we tied our executive compensation to performance against defined metrics aligned with our strategic objectives. We informed you in our 2016 CD&A of the significant changes to our Performance Unit grants beginning in 2015. By increasing the performance period from one to three years, the Committee incentivizes executives to focus on strengthening our business for the long-term. The inclusion of a relative TSR metric more closely aligns executive compensation with the performance of our stock price as compared to our peers and with your interests in stock price appreciation. The Committee did not include a Quality metric for the Performance Units because of the unreliability of setting Quality targets over a three-year period. However, the Committee maintained a Quality metric in the 2017 Incentive Bonus Plan because of its importance to our reputational value. The remaining metrics in our annual Incentive Bonus Plan and Performance Unit grants are identical because they support our strategic objectives and are the main drivers of TSR in our industry. The following chart summarizes the differences in metrics and

EXECUTIVE COMPENSATION	2018 Proxy Statement	43

weightings between the Incentive Bonus Plan and the Performance Unit grants in 2017.

Please refer to 2017 Incentive Bonus Plan Performance Results on pp. 52-53 for details on our performance against metrics and payouts under our Incentive Bonus Plan for 2017. Also, refer to 2015 Performance Unit Performance Results on pp. 56-57 for details on our performance against metrics and payouts for the 2015-2017 performance period.

MANAGEMENT RECOMMENDATIONS

The Committee considered recommendations from the Executive Chairman, the President and CEO, and the Group Vice President — Human Resources, in developing compensation plans and evaluating performance of executive officers. The Committee's independent consultant also provides advice and analyses on the structure and level of executive compensation (see Compensation Committee Operations on pp. 15-16). As noted in 2. Compensation Determination — Our Vision and Strategy on p. 43, we established our corporate priorities. Our senior leadership team developed the 2017 business plan metrics and targets to support our corporate priorities. Our Human Resources and Finance departments developed the incentive plan performance weightings, targets, and payout ranges in support of the business plan and in December 2016 presented the recommendations to the Committee. Final decisions on the design of our incentive plans and all major elements of compensation, however, as well as total compensation for each executive officer, were made by the Compensation Committee.

COMPETITIVE SURVEY

In December 2016, the Committee reviewed a report analyzing Ford's compensation programs for executives. The report was prepared by the Company and reviewed by the Committee's independent consultant, and was based on information obtained from the Willis Towers Watson Executive Compensation Database. The report discussed how our executive compensation program compared with those of peer companies on base salary, annual bonus, long-term incentives, and total direct compensation. The survey group compensation data was collected during the second quarter of 2016 and, therefore, reflected any bonuses paid in early 2016 for 2015 performance, as well as equity grants made in early 2016.

While the Committee used the December 2016 survey data as a reference point, it was not the sole determining factor in executive compensation decisions in 2017. We generally seek to target total compensation opportunities at or around the survey group's median total compensation. Consistent with our compensation Guiding Principles, we incorporate flexibility into our compensation programs to respond to, and adjust for, changes in the business/economic environment and individual accomplishments, performance, and circumstances.

Throughout the CD&A we discuss the competitiveness of the elements of the Named Executives' targeted compensation compared to our survey group. Consequently, the competitiveness comparisons for Messrs. Hackett and Farley do not include the compensation actions taken as a result of our leadership transition in May — that is, Mr. Hackett's $1 million accession award and Mr. Farley's retention Time-Based Unit grant (see pp. 51 and 54). The survey we use for these comparisons is a survey that was compiled in December 2017, and, thus, includes 2017 compensation data of the survey group. This December 2017 survey was also prepared by the Company and reviewed by the Committee's consultant, and based on the Willis Towers Watson Executive Compensation Database.

The Committee uses the following criteria to determine the companies included in the survey group:

  •
  member of the Fortune 100;

  •
  similar primary business to Ford and/or similar business model (e.g., engineering, manufacturing, sales, financial services, and numerous job matches);

  •
  particular line of business comprises no more than 20% of the total peer group; and

  •
  participates in the Willis Towers Watson survey process.

44	EXECUTIVE COMPENSATION	2018 Proxy Statement

The above criteria ensure that the chosen executive compensation survey group will be representative of Ford's market for talent. The Committee reviews the criteria and survey group annually, and for 2016 added Microsoft and Intel to represent the high-tech sector in which Ford is increasingly competing for talent. Changes to the survey group are typically minimized in order to support data stability and reliability. Our non-U.S. based competitors do not participate in the Willis Towers Watson survey process. Our survey group includes the following companies:

3M	General Dynamics
Arconic	General Electric
AT&T	General Motors
Boeing	Honeywell
Caterpillar	IBM
Chevron	Intel
Cisco Systems	Johnson & Johnson
Coca-Cola	Microsoft
ConocoPhillips	PepsiCo
Dow Chemical	Pfizer
DuPont	United Technologies
ExxonMobil	Valero
Fiat Chrysler

The survey database did not contain enough job-position-related matches for Mr. Ford, our Executive Chairman, and Mr. Hinrichs, Executive Vice President and President, Global Operations. Consequently, their compensation was excluded from our analysis of how the total direct compensation of our Named Executives compares to that of the survey group. The 2017 survey results indicated that the targeted total direct compensation for Mr. Hackett was slightly below the survey group's median. Targeted total direct compensation was slightly above the survey group's median for Mr. Farley, while at the median for Mr. Shanks. An analysis of how each element of compensation compared to the survey data for 2017, as well as how the factors described above affected Named Executive compensation decisions during 2017, is included in the discussion of each compensation element.

PAY EQUITY

Periodically, the Committee reviews the amount of all components of compensation of our executive officers. This review includes data on salary, annual bonuses, and equity-based awards, as well as qualitative and quantitative data on perquisites. The Committee also takes into account relative pay considerations within the officer group and data covering individual performance. The Committee uses this analysis to assist it in ensuring internal equity among the executive officer group.

The Committee also considers the potential value of outstanding equity grants and uses this information as one data-point in evaluating equity compensation grants. For instance, the Committee regularly reviews the value of equity-based awards at certain price levels of Ford stock. The analysis includes the following:

  •
  "in-the-money" stock options;

  •
  unvested Restricted Stock Units; and

  •
  outstanding Performance Unit grants.

The Committee uses this analysis to evaluate the accumulated wealth and retention value in equity of the Named Executives in light of the Company's change in market value. The equity grant values to the Named Executives are at the median of the survey group and, therefore, the Committee believes that our equity-based incentive programs have been effective for attracting, motivating, and retaining executives, as well as incentivize executives to accomplish our strategic objectives.

TAX CONSIDERATIONS

Internal Revenue Code § 162(m).    Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the Chief Executive Officer and the next three highest paid officers at year-end (other than the Chief Financial Officer) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement ("Covered Executives"). Certain performance-based compensation is not subject to this deduction limitation. In our case, we believe this exemption applies to certain awards under the Incentive Bonus Plan and the 2008 Plan. Specifically, we believe that Incentive Bonus Plan payments made for 2017 performance and the Final Awards for the 2015 Performance Units were not, and Final Awards related to 2016 and 2017 Performance Units will not be, subject to the deduction limit. However, the RSU awards for certain Named Executives discussed on p. 54 could be subject to the deduction limit. Also, any incremental bonuses paid to the Covered Executives (see column (d) of the Summary Compensation Table on p. 62) are subject to the deduction limit. At the 2013 Annual Meeting you approved the performance criteria used in the Incentive Bonus Plan and the 2008 Long-Term Incentive Plan ("2008 Plan") in order to support tax deductibility for awards granted to Covered Executives pursuant to those plans. Additionally, we cannot deduct that portion of any Covered Executive's salary that is in excess of $1 million, or the cost of any perquisites provided to a Covered Executive whose salary exceeds $1 million.

EXECUTIVE COMPENSATION	2018 Proxy Statement	45

Generally, we strive to maximize the tax deductibility of our compensation arrangements. In the highly competitive market for talent, however, we believe the Committee needs flexibility in designing compensation that will attract and retain talented executives and provide special incentives to promote various corporate objectives. The Committee, therefore, retained discretion to award compensation that is not fully tax deductible.

The exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. Accordingly, compensation paid to Covered Executives in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee's efforts to structure the Covered Executives' Incentive Bonus and Performance Units in a manner intended to be exempt from the Section 162(m) deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that such compensation will satisfy the requirements for exemption. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

Internal Revenue Code § 409A.    Code Section 409A provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee's income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. All of our supplemental retirement plans, severance arrangements, other nonqualified deferred compensation plans, as well as the Incentive Bonus Plan, the 2008 Plan, and the proposed 2018 Long-Term Incentive Plan (see proposal 4 on pp. 77-83), are intended to meet these requirements. As a result, employees are expected to be taxed when the deferred compensation is actually paid to them.

46	EXECUTIVE COMPENSATION	2018 Proxy Statement

Underlying our compensation programs is an emphasis on sound governance practices. These practices include:

WE DO

Perform annual say-on-pay advisory vote for stockholders
Pay for performance
Use appropriate peer group when establishing compensation
Balance short- and long-term incentives
Align executive compensation with stockholder returns through long-term incentives
Cap individual payouts in incentive plans
Include clawback policy in our incentive grants
Maintain robust stock ownership goals for executives

Condition grants of long-term incentive awards on non-compete and non-disclosure restrictions
Mitigate undue risk taking in compensation programs
Include criteria in incentive plans to maximize tax deductibility
Retain a fully independent external compensation consultant whose independence is reviewed annually by the Committee (see Corporate Governance — Compensation Committee Operations on p. 16)
Include a double-trigger change-in-control provision for equity grants

WE DO NOT

Provide evergreen employment contracts
Pay dividend equivalents on equity awards during vesting periods or performance periods

Maintain individual change-in-control agreements for Named Executives
Reprice options

We reviewed and discussed the findings of a risk assessment of these and other compensation policies and practices with the Compensation Committee, which also reviewed and discussed the findings with the Committee's independent consultant, and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our strategic objectives and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company (see Risk Assessment Regarding Compensation Policies and Practices on p. 15). Consequently, we did not make any significant changes to our executive compensation practices for 2017 as a result of our compensation risk analysis.

TIMING OF AWARDS

Annual grants of equity awards are typically determined at a February Compensation Committee meeting. At that time, data for previous performance periods are available to determine the amount of the Final Awards. The Committee also decides the effective date of the Final Awards, and the annual equity-based grants of Time-Based Units and Performance Units. In order to allow enough time for preparation of notification materials, the Committee approved the annual 2017 equity-based grants on February 8, 2017, and approved an effective grant date of March 2, 2017. A similar practice was followed in previous years. This timing allows for the grants to be effective after the release of earnings information for the prior fiscal year when the public is aware of the information and the information is reflected in the stock price used to value the awards.

EXECUTIVE COMPENSATION	2018 Proxy Statement	47

The Committee does not time equity grant dates to affect the value of compensation either positively or negatively. Executive officers do not play a role in the selection of grant dates. Special grants, whether approved by the Compensation Committee for officers or the Long-Term Incentive Compensation Award Committee for non-officers, are effective either on a specified future date (e.g., a date that coincides with a promotion or hiring date, or quarterly grant date), or the date of approval. In the case of an approval by written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained. See Corporate Governance — Compensation Committee Operations at pp. 15-16 for more information on the Long-Term Incentive Compensation Award Committee.

COMPENSATION PLANNING CYCLE

The graphic below shows our annual compensation planning cycle.

STOCK OWNERSHIP GOALS

For several years the Compensation Committee has imposed stock ownership goals for executives at or above the Vice President level to further align the interests of executives with those of shareholders. An executive has five years from taking his or her position to achieve the relevant officer level goal. The following table shows the officer level and respective ownership goal. We review progress toward achievement of the ownership goals periodically. All forms of stock ownership — including directly and indirectly owned shares of common stock, Final Awards of Restricted

Stock Units, and units that are based on common stock (excluding stock options and unearned Performance Units) — count toward the goal. As of March 6, 2018, all of the Named Executives complied with the stock ownership goals.

Officer Level	Ownership Goal

Executive Chairman and President & CEO	6X Salary
Executive Vice Presidents	3X Salary
Group Vice Presidents	2X Salary
Vice Presidents	1X Salary

48	EXECUTIVE COMPENSATION	2018 Proxy Statement

NAMED EXECUTIVE OFFICERS

The Named Executives are:

•
James P. Hackett, President and Chief Executive Officer

•
Robert L. Shanks, Executive Vice President and Chief Financial Officer

•
William Clay Ford, Jr., Executive Chairman
•
James D. Farley, Jr., Executive Vice President and President, Global Markets

•
Joseph R. Hinrichs, Executive Vice President and President, Global Operations

•
Mark Fields, Retired President and Chief Executive Officer

ELEMENTS OF COMPENSATION

Element	BASE SALARY	ANNUAL CASH INCENTIVE AWARDS	LONG-TERM INCENTIVE AWARDS	BENEFITS AND PERQUISITES	RETIREMENT PLANS

Purpose	Base Level of Compensation	Incentive to Drive Near-Term Performance	Incentive to Drive Long-Term Performance and Stock Price Growth	Enhance Productivity and Development	Income Certainty and Security

Target	Fixed $	Fixed % of Salary	Fixed $ Value Equity Opportunity	Fixed $	% of Salary

Form of Delivery	Cash	Cash	Performance Units and Time-Based Units	Various	Cash

Company Performance/ Award	NA	0-200%	Performance Units 0-200%	NA	NA

To achieve our objectives and to support our business strategy, compensation paid to our executives is structured to ensure that there is an appropriate balance among the various forms of compensation. The Committee attempts to strike appropriate balances by analyzing the competitive market for executive talent, our business results and forecasts, and our key strategic goals for the year. The charts below, derived from the Willis Towers Watson survey data, show the various balances we achieved among our executive officer group (which includes officers in addition to the Named Executives) compared to the balances achieved by the survey group:

EXECUTIVE COMPENSATION	2018 Proxy Statement	49

As the charts indicate, Ford's overall allocation is in line with the comparator group's median.

BASE SALARY

When considering increases to base salaries, the Compensation Committee takes into account the following factors:

•
the individual's job duties, performance, and achievements;

•
similar positions of responsibility within the Company (internal pay equity);

•
job tenure, time since last salary increase, retention concerns, and critical skills; and

•
level of pay relative to comparable positions at companies in the survey group.

The Compensation Committee reviews salaries of the Named Executives annually and at the time of a promotion or other major change in responsibilities. Our competitive survey results for 2017 indicated that salary for Mr. Hackett was above the survey group's median. Mr. Shanks was at the median of the comparator group, and Mr. Farley was above the median of the survey group. We believe that paying base salaries at or above the competitive survey is appropriate to retain executives throughout the business cycle.

The Committee decided that granting merit increases for salaried employees would recognize the continued progress made in transforming Ford to an auto and mobility company. Consequently, the Committee decided to provide merit salary increases effective April 1, 2017, for Messrs. Shanks, Hinrichs, and Farley generally consistent with the 3.0% average merit salary increases for our salaried employees. Mr. Hackett received a salary increase from $716,000 to $1.8 million upon his accession to the role of President and CEO. In addition, Mr. Farley received a 4.9% increase to base salary in June in light of internal pay equity considerations and the assumption of new responsibilities.

In line with the 2015 Committee discussions affirming that a significant portion of Mr. Ford's compensation should be equity-based, the Committee and Mr. Ford elected to reduce his base salary from $2.0 million to $1.5 million in 2016, and the value of this reduction was applied to his 2016 equity-based compensation grant. In 2017, the Committee reviewed competitive pay relationships of Executive Chairmen and company CEOs and considered the critical role Mr. Ford will play as the Company continues to implement its mobility strategy and transitions the organization to realize the opportunity. As a result of this review, the Committee increased Mr. Ford's annual base salary to $1.7 million.

50	EXECUTIVE COMPENSATION	2018 Proxy Statement

ANNUAL CASH INCENTIVE AWARDS

As noted in Performance-Based Incentive Plans on pp. 43-44, the Committee decided to use corporate metrics for our Incentive Bonus Plan. The corporate metrics and weightings incentivize our executives to work together as a team in achieving common objectives that advance our strategic objectives and enhance TSR. In addition, corporate metrics in a global enterprise recognize the regional trade-offs that are frequently required to ensure overall corporate success on Automotive Segment Operating Margin, Automotive Segment Operating Cash Flow, and Automotive Segment Revenue. While the Committee generally established corporate metrics, the Quality metric was based on the weighted average of individual market and Business Unit objectives. In 2017, the Committee set a formula that was based on the metrics set forth in the chart to the right for the Named Executives:

The Named Executives and their respective Incentive Bonus targets for the 2017 performance period were as follows:

Name	Target as % of Salary

James P. Hackett	200%
Messrs. Shanks, Hinrichs, Farley	100%
William Clay Ford, Jr.	59%
Mark Fields	200%

The Committee established targets for executive officers based on the individual's level of responsibility, competitive compensation data, pay equity considerations among the executive officers, past target amounts, as well as the need for flexibility to motivate and reward exceptional performance while maximizing the deductibility of compensation by following the shareholder-approved terms of the Incentive Bonus Plan. In accordance with prior practice for the President and CEO position, the Committee established the target of 200% of salary for Mr. Hackett when he assumed that position. The bonus target percentage for Mr. Hackett was above the survey group's median, while the targets for Mr. Farley was slightly above the median and Mr. Shanks was slightly below the survey group's median.

As part of Mr. Hackett's compensation arrangements when he assumed the President and CEO position, he received a $1 million bonus. The Committee believed this was appropriate given the breadth of responsibility in transitioning our business model to become the world's most trusted mobility company, designing smart vehicles for a smart world.

In light of Mr. Ford's 2016 salary reduction and corresponding increase in his equity award grants, the Committee chose to maintain his Incentive Bonus target at $1 million, roughly 59% of his current salary. The Committee believes this arrangement is more appropriate for the position of Executive Chairman and focuses his efforts on long-term objectives.

2017 Incentive Bonus Plan Performance Results

The amount earned under the Incentive Bonus Plan was determined pursuant to a pre-established sliding scale, based on various levels of achievement for each metric.

If minimum performance levels had not been met for all metrics, the payout would have been zero. The scaling is based on a statistical methodology that takes into account historical performance-to-objective for each of the metrics. The Committee believes that a scale which allows a maximum award of 200% of target incentivizes executives to exceed business objectives.

The 2017 Incentive Bonus Plan Performance Results table on p. 52 indicates an overall achievement of 100% for the 2017 performance period. The Committee decided to pay out the Incentive Bonus Plan awards to the Named Executives at the 100% of target level that was achieved (see column (f) of the Summary Compensation Table on p. 62). The Committee believes that the Named Executives' efforts in delivering another strong financial performance during a transitional year warranted a payout at the level achieved.

EXECUTIVE COMPENSATION	2018 Proxy Statement	51

We outperformed in the Automotive Segment Revenue and Ford Credit Pre-Tax Profit metrics due to higher than expected volumes. We achieved objectives for Automotive Segment Operating Cash Flow and Quality. Lower Adjusted Pre-Tax Profit due to higher commodity costs and adverse exchange rates led to underperformance in the Automotive Segment Operating Margin metric.

As discussed in Management Recommendations on p. 44, the Committee determines the metrics and targets for our incentive plans for the coming year in December of the prior year based upon our analysis and assumptions at that time. With that backdrop, the Committee maintained the 2017 Automotive Segment

Revenue target at about equal to 2016's target because we expected the U.S. auto market to be slightly lower in 2017. We consider a target to be "about equal" if it is within 5% of the previous year's target or our external guidance. The Automotive Segment Operating Margin and Automotive Operating Cash Flow targets for 2017 were set lower because we expected lower profits in 2017 due to increased investments in emerging opportunities and timing differences in our core automotive business. Ford Credit Profit Before Tax target was set lower in 2017 because we expected lower auction values and increased accumulated depreciation of our lease portfolio. These targets were also consistent with our external guidance for 2017.

2017 INCENTIVE BONUS PLAN PERFORMANCE RESULTS

*
The Quality metric has a corporate target, which was a weighted average of the Business Units' quality performance. The weightings for the Quality metric were as follows: North America — 37.8%; South America — 6.9%; Europe — 16.2%; Middle East & Africa — 1.0%; and Asia Pacific — 38.1%. These weightings were based on the planned vehicle sales and registrations of the relevant Business Units for 2017. See the Quality Performance table below for an explanation of the targets and results for the 2017 performance period.

52	EXECUTIVE COMPENSATION	2018 Proxy Statement

INCENTIVE BONUS PLAN RESULTS 2017 — QUALITY PERFORMANCE*

*
The Global Quality metrics were developed from our Warranty Spending data and industry survey data that measures Things Gone Wrong and Customer Satisfaction at three months in service. To better understand the Quality metrics, we show the targets as the expected year-over-year increase or decrease vs. the prior year actual performance. Bracketed numbers would indicate expected year-over-year deterioration in the metrics while non-bracketed numbers indicate year-over-year improvements.

Name	Incentive Bonus Target Opportunity $	×	Business Performance Factor	=	Final Incentive Bonus Payout $

James P. Hackett	3,600,000	×	100%	=	3,600,000
Robert L. Shanks	885,000	×	100%	=	885,000
William Clay Ford, Jr.	1,000,000	×	100%	=	1,000,000
James D. Farley, Jr.	1,000,000	×	100%	=	1,000,000
Joseph R. Hinrichs	1,087,000	×	100%	=	1,087,000
Mark Fields*	3,600,000	×	100%	=	2,100,000
*
Mr. Fields's Incentive Bonus Payout was pro-rated to August 1, 2017

Incentive Bonus Target Opportunity × Business Performance Factor (0 - 200%)

Incremental Bonuses

The Committee has the ability to create an individual performance fund to recognize and reward exceptional performance. The Committee believes that certain executives exhibited exceptional leadership skills in helping the Company achieve its 2017 results. Consequently, in February 2018, the Committee created an individual performance fund to recognize and reward those executives, including Messrs. Shanks and Farley, with incremental bonuses beyond the Incentive Bonuses earned for the 2017 performance year (see column (d) of the Summary Compensation Table on p. 62).

The Committee viewed Mr. Shanks's 2017 performance as exceptional. In addition to his responsibilities as the Company's Chief Financial Officer, Mr. Shanks assumed responsibility for leading the Company's strategy function. He has been instrumental in developing our fitness in resetting revenue and attacking costs as well as fitness for the redesign of our business operations. Mr. Shanks's leadership in capital allocation as CFO and head of strategy has focused our efforts in our Where to Play and How to Win analyses. The Committee believed Mr. Shanks's leadership in these critical areas during 2017 warranted an incremental bonus.

Mr. Farley assumed leadership of the Company's Global Markets, which includes our operating regions and Marketing. After leading Ford of Europe back to profitability, he now is overseeing our efforts to redesign our businesses in South America and China, while continuing our strong performance in North America. Mr. Farley is also focusing our efforts to grow our Lincoln brand in the U.S. and China and is attacking costs across our Global Markets. In addition, he is

EXECUTIVE COMPENSATION	2018 Proxy Statement	53

leading efforts to redesign our Marketing strategy to better connect with customers in a more dynamic and meaningful way. The Committee believed it was appropriate to recognize Mr. Farley's 2017 contributions with an incremental bonus.

LONG-TERM INCENTIVE AWARDS

Our equity-based incentive awards are tied to our performance and the future value of our common stock. These awards are intended to focus executive behavior on our longer-term interests because today's business decisions affect Ford over a number of years. Based on investor feedback and on management's desire to more closely tie our equity compensation to shareholder interests, the Committee decided to continue its practice of granting Time-Based Restricted Stock Units instead of stock options ("Time-Based Units" — see Time-Based Unit Grants on p. 55). Also, consistent with prior annual grants, the Committee granted Performance Units with a three-year performance period and incorporated a relative TSR metric (see Performance Unit Grants on p. 55).

In general, the total value of equity-based grants in 2017 was determined based on the following considerations:

•
job responsibilities and future contribution assessment to our long-term performance;

•
retention needs;

•
historical share allocations;

•
competitive level of grants for job matches in the survey group;

•
the value of equity-based grants made to the executive in the prior year; and

•
the total number of equity-based grants awarded to our employees.

In granting equity awards, the Committee determined a target dollar value of equity awards to grant to each recipient. For officers, this target dollar value is translated into a number of Performance Units and Time-Based Units based on the fair market value of Ford common stock on the date of grant. In March 2017, Mr. Hackett received a $2.55 million Performance Unit grant and $850,000 Time-Based Unit grant as part of the annual equity grant process for his role as Chairman of Ford Smart Mobility, LLC. When Mr. Hackett assumed the role of President and CEO of Ford, he received an additional $5.25 million Performance Unit grant and a $1.75 million grant of Time-Based Units (see Grants of Plan-Based Awards in 2017 on p. 64). Both Performance Unit metrics mirrored those of the other Named Executives (see Performance Unit Grants discussion on pp. 55-56). The Committee believed these grants were commensurate with the responsibility and position assumed by Mr. Hackett in his role of leading the Company.

In addition, the target dollar value of the equity awards to Messrs. Shanks, Farley, and Hinrichs was maintained at $3.5 million due to competitive market data. These grants were split 75% Performance Units (i.e., $2.625 million) and 25% Time-Based Units (i.e., $875,000). In addition, the Committee approved Time-Based Unit grants for Messrs. Farley and Hinrichs in the amount $5 million each. The Committee believed these retention grants were appropriate in light of the assumptions of new responsibilities by Messrs. Farley and Hinrichs and the critical importance of retaining seasoned leaders through a time of leadership transition. These time-based awards will vest three years from the grant dates.

For Mr. Fields, his total annual equity grant was valued at $14 million. The Time-Based Unit grant was valued at $3.5 million. The 2017 Performance Unit grants were in two parts. The first part, valued at $8 million at target, included the same metrics as the Performance Units granted to the other Named Executives ("Annual Performance Unit Grant"). The second part was a strategic incentive Performance Unit opportunity valued at a $2.5 million target. Upon Mr. Fields's retirement, he retained outstanding equity grants granted before 2017, consistent with the terms of the grant agreements. The Committee also determined that he would retain the 2017 Time-Based Unit grant and the annual Performance Unit grant that would have become eligible for retirement treatment in five months; however, the $2.5 million strategic incentive grant was cancelled. The Committee believed this arrangement was appropriate in consideration of Mr. Fields's many contributions to the Company throughout his career.

Mr. Fields's strategic incentive Performance Unit opportunity focused on achievements in the areas of smart mobility, strengthening our geographic footprint, developing our brands, and fostering a lean mindset throughout the organization. The Performance Unit opportunity had a stretch range of $0 — $3.75 million in value (equaling a range of 0% to 150%) with a one-year performance period (see Grants of Plan-Based Awards in 2017 on pp. 64-65), followed by two years of additional vesting. The Committee believed it was important to provide an incentive to achieve the objectives of strengthening our core business while pursuing emerging opportunities. As noted above, this Performance Unit opportunity was cancelled upon Mr. Fields's retirement.

54	EXECUTIVE COMPENSATION	2018 Proxy Statement

The competitive survey indicates that equity-based compensation for Messrs. Hackett and Shanks is below that of the survey group median. Mr. Farley was at the median of the survey group.

We understand that share-based compensation can be dilutive to shareholders. To address this concern, every year since 2012 we have implemented a modest share repurchase program of common stock in order to offset the dilutive effect of share-based compensation. We intend to continue the program in 2018.

Time-Based Unit Grants

As has been our practice in recent years, for 2017 25% of an executive's annual equity-based compensation was awarded in Time-Based Units. In general, these units vest over three years at a rate of 33%-33%-34%.

Performance Unit Grants

Annual Performance Unit grants comprise 75% of an executive's equity-based compensation. The 2017 Performance Unit grants are measured through a mix of internal and external financial metrics over a three-year period. The internal financial metrics have a 75% weighting, and the external financial metric has a 25% weighting. The internal metrics are based on the forward year business plan approved at the December Board of Directors meeting immediately prior to the beginning of the three-year performance period — that is, the metrics for the 2017 Performance Unit grants with a 2017-2019 performance period were based on our business plan approved at the December 2016 Board meeting. These metrics are fixed and are not changed over the three-year performance period.

The internal financial metrics are as follows:

•
Automotive Segment Revenue (weighted at 25%): Performance is measured against a three-year cumulative total target.

•
Automotive Segment Operating Margin (weighted at 40%): Performance is measured against a straight three-year average margin target.

•
Ford Credit Profit Before Tax (weighted at 10%): Performance is measured against a three-year cumulative total target.

•
Automotive Segment Operating Cash Flow (weighted at 25%): Performance is measured against a three-year cumulative total target.

Performance to these metrics is measured at the end of year three and is multiplied by a weighting of 75%. Similar to the Incentive Bonus Plan, the maximum that can be achieved for any one metric is 200%.

Because the 2017 Performance Unit grant has a three-year performance period, performance targets and performance results will not be disclosed until the 2020 Proxy Statement. We are not disclosing the 2017 Performance Unit targets now because providing three-year targets for our Automotive Segment Revenue,

Automotive Segment Operating Margin, Ford Credit Profit Before Tax, and Automotive Segment Operating Cash Flow would provide our competitors with insight into our business plan that could substantially harm Ford's business interests. For example, disclosing our three-year Automotive Segment Revenue target could provide competitors insight into our market share strategy and potential entry into, or exit from, markets. Three-year Automotive Segment Operating Cash Flow and Automotive Segment Operating Margin targets can provide competitors insight into matters such as capital expenditures and potential cost cutting measures. The Committee believes the targets to be achievable while incentivizing executives to exceed expectations.

The external financial metric is Ford's TSR performance compared to a peer group of companies. A key objective of our strategy to achieve automotive leadership is to deliver superior TSR among automotive manufacturers, automotive suppliers, and major industrial companies.

At the end of the three-year performance period, Ford's TSR performance is evaluated against a peer group of companies approved by the Committee at the time of the grant ("TSR Peer Group"). The TSR Peer Group was comprised of the top ten automobile manufacturers (including Ford) by market capitalization, the top five automotive suppliers by market capitalization, and ten large industrial companies with business models similar to Ford. The Committee decided to use a peer group of companies more closely aligned with our business (global automotive and manufacturing) than the compensation survey group listed on p. 45 because our TSR performance is more competitively aligned with those companies, while our compensation peer group is more closely aligned with the market for our executive talent. For the 2017 Performance Unit grants, the TSR Peer Group consisted of the following:

Automotive Manufacturers:

Toyota	Ford
Daimler	General Motors
Volkswagen	Nissan
BMW	Subaru
Honda	Tesla

Auto Suppliers:

Continental	Magna
Denso	Valeo
Aptiv

Industrial Companies:

General Electric	DuPont
United Technologies	Dow
3M	Caterpillar
Boeing	General Dynamics
Honeywell	Arconic

EXECUTIVE COMPENSATION	2018 Proxy Statement	55

The TSR performance is calculated as follows:

•
90th percentile and above: 200% of target

•
greater than or equal to 75th to less than 90th percentile: 150% — 199% of target

•
greater than or equal to 50th to less than 75th percentile: 100% — 149% of target

•
greater than or equal to 25th to less than 50th percentile: 50% — 99% of target

•
less than 25th percentile: 0% of target

The TSR performance is multiplied by a weighting of 25%. The product of the internal financial metric weighting of 75% is added to the product of the external financial metric weighting of 25% to provide the sum of the Performance Unit performance factor. This performance factor is multiplied by the Performance Unit target opportunity for the executive to produce the final award, ranging from 0% to 200% of the target opportunity. The final award is paid in unrestricted shares of Ford common stock.

The Committee believes this structure provides appropriate incentives for executives to over-achieve in one or more metrics, and provides sufficient recognition for such over-achievement while not encouraging excessive risk-taking behavior.

The graphic below demonstrates how the 2017 Performance Unit grant aligns executive interests with shareholder interests. The section following the graph shows the results of the 2015 Performance Unit grant. This was the first grant where we used a 3-year performance period and TSR metric.

2015 Performance Unit Performance Results

As previously stated, in 2015 we fundamentally changed our Performance Unit grants from a one-year to a three-year performance period and added a relative TSR element to our internal financial metrics. The performance period of the initial 2015 Performance Unit grant ended on December 31, 2017. The structure, metrics, and weightings for the 2015 Performance Unit Grant are the same as detailed in Performance Unit Grants discussion on p. 55, except that the TSR peer group for the 2015 Performance Unit grant included Hyundai and BorgWarner and excluded Tesla and Valeo.

The 2015 Performance Unit Performance Results table on p. 57 indicates an overall achievement of 62% for the 2015-2017 performance period. The Committee decided to pay out the Performance Unit final awards to the Named Executives at the 62% of the target level that was achieved. The Committee believed that the efforts exerted by the Named Executives over the three-year performance period justified a payout at the level achieved. This demonstrates our pay-for-performance philosophy. Mr. Hackett was not an employee of the Company in 2015 and, therefore, did not participate in the 2015 Performance Unit grants.

With respect to the internal financial metrics, we outperformed on the Automotive Operating Margin and Automotive Operating Cash Flow metrics, while partially achieving on the Ford Credit Profit Before Tax metric. We underperformed on the Automotive Revenue metric. We also underperformed on the relative TSR metric (see 2015 Performance Unit Performance Results table on p. 57).

56	EXECUTIVE COMPENSATION	2018 Proxy Statement

2015 PERFORMANCE UNIT PERFORMANCE RESULTS

Total 2015 Performance Unit Results
Internal Financial Metrics		Total

Weighting	75%
×
Performance	83%	62%

+
Relative TSR Metric
Weighting	25%
×
Performance (Bottom Quartile)	0%	0%

		62%

Name	2015 Performance Unit Target Opportunity # Units	×	Business Performance Factor	=	Final 2015 Performance Unit Payout # Units

James P. Hackett	NA	×	NA	=	NA
Robert L. Shanks	163,755	×	62%	=	101,528
William Clay Ford, Jr.	327,510	×	62%	=	203,056
James D. Farley, Jr.	154,398	×	62%	=	95,726
Joseph R. Hinrichs	173,112	×	62%	=	107,329
Mark Fields	561,447	×	62%	=	348,097

EXECUTIVE COMPENSATION	2018 Proxy Statement	57

BENEFITS AND PERQUISITES

We provided certain perquisites and other benefits to senior management in 2017, the most significant of which are summarized below. The Committee annually reviews our policies on perquisites and other benefits. The cost of these perquisites and other benefits are included in column (h) of the Summary Compensation Table on p. 62.

Personal Travel    Company policy does not allow the President and CEO or the Executive Chairman to fly commercially due to security concerns. Consequently, the Company pays the costs associated with their use of private aircraft for business and personal travel. The families of these persons are allowed to accompany them on trips when they travel on private aircraft.

Requiring the President and CEO and the Executive Chairman to use private aircraft for all travel provides significant benefits to Ford. First, the policy is intended to ensure their personal safety as they both maintain significant public roles for Ford. Second, use of private aircraft maximizes their availability for Ford business.

Evaluation Vehicle Program    We maintain a program that provides certain employees with the use of two Company vehicles free of charge. This program requires participants to provide written evaluations on a variety of our vehicles, providing important feedback on the design and quality of our products.

Other Services    For certain executive officers, including the Named Executives, we provide a home security evaluation and security system. We also provide an allowance to senior managers for financial counseling services and estate planning. We pay for approximately 75% of the cost of this service up to $7,000. The safety and security (personal and financial) of our executives is critically important. We believe the benefits of providing these programs outweigh the relatively minor costs associated with them.

Tax Reimbursement    The Committee has eliminated tax gross-ups for most executive perquisites. As part of the Company's temporary living/relocation policy, however, the Company provides certain tax reimbursement for all levels of employees who relocate at the Company's request, including relocations pursuant to international service assignments, as in the case of Mr. Farley. The Committee believes that not reimbursing taxes for employees who move at the Company's request is an unfair financial burden. This policy removes any financial disincentive for an executive to relocate and, therefore, enhances the Company's ability to have its executives gain experience in a variety of our global operations.

In addition, during 2016 the Internal Revenue Service informed us that it would begin to require us to impute the value of the vehicles provided to executives under the Evaluation Vehicle Program discussed above. As a result, the Committee decided to provide tax relief for the participants of the program. The Evaluation Vehicle Program is available to Company officers and employees who are one Leadership Level below the officer level. The Committee decided to provide tax reimbursement so that the Company could continue to receive participant vehicle evaluation data and to continue to provide a valuable benefit to our executives.

James D. Farley, Jr.    Mr. Farley received an additional benefit in 2017 pursuant to his employment agreement. In October 2007, we entered into an agreement with Mr. Farley relating to his employment with Ford. The agreement provided that Mr. Farley would participate in the Ford Retirement Plan and, in consideration of the retirement benefits Mr. Farley forfeited with his previous employer, we agreed to provide him a series of lump-sum payments. The lump-sum amounts were determined as follows, less any retirement benefit otherwise payable from his prior employer or from Ford:

•
Two identical lump-sum amounts, while on the active employment roll, payable on the 1st day of the month Mr. Farley became age 50 and age 55, designed to provide equivalent value as if he met his prior employer's eligibility requirements for early retirement.

Amounts paid to Mr. Farley during 2017 pursuant to this arrangement, which was the final amount due under the agreement, are included in column (h) of the Summary Compensation Table on p. 62. The Committee approved of these arrangements in order to persuade Mr. Farley to join Ford from his previous employer. The Committee believed these terms were reasonable given Mr. Farley's experience and success at his prior employer.

RETIREMENT PLANS

In general, we believe that the retirement plans described below serve several worthwhile business purposes, including retaining leadership talent, providing income security to long serving executives, and providing flexibility to us in transferring executives among our operations. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives' total compensation program. For additional information, see the Pension Benefits in 2017 table on pp. 68-69 and the Nonqualified Deferred Compensation in 2017 table on p. 70.

58	EXECUTIVE COMPENSATION	2018 Proxy Statement

The amounts shown in column (g) of the Summary Compensation Table on p. 62 can vary significantly year to year. These amounts are driven by assumptions regarding discount rates and mortality tables, as well as plan design, years of service, base pay, and the age of the employee. These amounts do not reflect compensation that was paid for any year shown.

Pre-2004 Plans    Our General Retirement Plan ("GRP") provides a tax-qualified defined benefit for each year of non-contributory participation by employees in the U.S. hired before January 1, 2004, and added benefits for those who make contributions. We also have three other nonqualified retirement plans for certain eligible employees: the Supplemental Executive Retirement Plan ("SERP") that provides a supplemental monthly benefit calculated on a percentage of final average pay and service, the Benefit Equalization Plan ("GRP-BEP"), and the Executive Separation Allowance Plan ("ESAP"). Under the GRP-BEP, eligible employees receive benefits substantially equal to those they could have received under the GRP but were not able to because of Internal Revenue Code limitations. Certain eligible executives who separate from employment after age 55 (age 52 if retiring under our Select Retirement Plan ("SRP")) and prior to age 65 may be eligible for monthly benefits under the ESAP that provide a percentage of salary, based on age and service, at time of separation until age 65. Messrs. Ford, Shanks, Hinrichs, and Fields are eligible for benefits under the GRP, SERP, GRP-BEP, and ESAP. During the period for which Mr. Ford did not receive a cash salary (i.e., November 2001 through July 2010), each of these plans, including the SRP, had been amended in order to provide him with benefits using a notional base annual salary.

The SRP is a voluntary retirement program offered from time-to-time for select U.S. management employees. The Committee believes the SRP provides flexibility in executive succession planning.

Benefits under SERP, SRP, ESAP, and GRP-BEP are not funded. In addition, in accordance with Code Section 409A, benefits that accrued or vested on or after January 1, 2005 under these plans may not be paid to certain key executives until at least six months following their separation from employment.

Post-January 1, 2004 Plan    Consistent with our Strategy Statement (see Compensation Philosophy and Strategy and Guiding Principles on pp. 42-43) to develop benefit programs that provide employees with income security and protection from catastrophic loss while minimizing our long-term liabilities, Ford adopted a tax qualified defined contribution retirement plan, the Ford Retirement Plan ("FRP"), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. The FRP was adopted in order to provide us with more predictable retirement benefit costs and reduced financial statement volatility. These goals are achieved through a stable contribution schedule and the transfer of financial and demographic risks from us to plan participants while still providing employees with the opportunity for adequate income in retirement. We also have nonqualified plans for employees who participate in the FRP. Under the FRP-BEP, employees, including Messrs. Hackett and Farley, receive benefits substantially equal to those they would have received under the FRP but were not able to because of Internal Revenue Code limitations. The Defined Contribution Supplemental Executive Retirement Plan ("DC SERP") provides certain executives a notional account balance which provides retirement benefits in addition to those provided by the FRP. Company contributions are calculated as a percentage of base salary based on the executive's age and position. To be eligible for DC SERP payments after separation, an executive must be at least age 55 with 10 years of Company service, have at least 5 years of service at Leadership Level 4 or above immediately preceding separation, and separate with Company approval. Employees who participate in the FRP, including Messrs. Hackett and Farley, are not eligible to participate in the GRP (with respect to future service), GRP-BEP, SERP, or ESAP.

EXECUTIVE COMPENSATION	2018 Proxy Statement	59

At the 2017 Annual Meeting, we asked you to approve the compensation of the Named Executives as presented in our 2017 Proxy Statement. You approved the compensation of the Named Executives with 96.5% of the votes cast "For" approval. This result was consistent with the 2015 and 2016 Say-on-Pay results, which had approval rates of around 97.0%. We are pleased that investors support our compensation philosophy, policies, and programs.

We met with institutional investors in the autumn of 2017 to discuss corporate governance topics and any executive compensation related concerns. In general, investors were pleased with the changes we made to our compensation programs in 2015 and did not note any additional concerns.

As we noted in our 2015 CD&A, the Compensation Committee decided to modify our change in control provisions of our equity awards. Beginning in 2016, the Committee modified the terms and conditions applicable to equity-based awards so that upon a change in control of the Company where Ford is not the surviving entity, unvested awards will terminate if such awards have been replaced by comparable awards from the acquiring corporation, unless any recipient is terminated or there is a reduction in an executive's responsibilities as of the date of the change in control. In those cases, or in the event awards are not replaced with comparable awards, such unvested awards will vest immediately prior to the change in control. The Committee adopted this change in order to bring our provisions in line with market practice and shareholder preferences.

• Named Executives' compensation is tied to our 2017 and 2015-2017 performance periods	• Executive stock ownership goals continue to align the interests of executives with shareholders
• 80% of our Named Executives' target compensation is performance-based	• We continued a modest share buyback program to offset the dilutive effect of our equity compensation plans
• Executive pay practices are tied to robust risk and control features	• We listened to shareholder feedback and adopted a double-trigger change-in-control policy for equity awards beginning in 2016

60	EXECUTIVE COMPENSATION	2018 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee
Anthony F. Earley, Jr. (Chair)	Ellen R. Marram
John C. Lechleiter	John L. Thornton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of Anthony F. Earley, Jr., John C. Lechleiter, Ellen R. Marram, and John L. Thornton, none of whom is an employee or a current or former officer of the Company.

EXECUTIVE COMPENSATION	2018 Proxy Statement	61

COMPENSATION OF NAMED EXECUTIVES

The table below shows compensation for James P. Hackett, who became President & CEO on May 19, 2017, Robert L. Shanks, who served as Executive Vice President & Chief Financial Officer during 2017, Mark Fields, who served as President & CEO from January 1 until May 19, 2017, and the three most highly compensated executive officers at the end of 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus [1] ($)	Stock Awards [2] ($)	Non-Equity Incentive Plan Compensation [3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4] ($)	All Other Compensation [5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

James P. Hackett	2017	1,344,333	1,000,000	10,366,420	3,600,000	0	420,971	16,731,724
President and Chief Executive Officer

Robert L. Shanks	2017	879,750	309,750	3,677,962	885,000	893,185	98,571	6,744,218
Executive Vice President	2016	858,000	0	3,793,207	656,640	890,532	95,083	6,293,462
and Chief Financial Officer	2015	831,250	0	3,538,882	831,600	274,890	81,224	5,557,846

William Clay Ford, Jr.	2017	1,650,000	0	10,266,426	1,000,000	1,192,132	1,517,541	15,626,099
Executive Chairman	2016	1,625,000	0	8,737,761	760,000	1,452,739	1,287,438	13,862,938
	2015	2,000,000	0	7,077,764	990,000	1,376,677	1,416,399	12,860,840

James D. Farley, Jr.	2017	973,417	200,000	8,807,539	1,000,000	0	2,492,602	13,473,558
Executive Vice President	2016	918,750	246,050	3,597,900	703,000	0	1,143,753	6,609,453
and President — Global Markets	2015	893,750	178,200	3,336,670	891,000	0	505,345	5,804,965

Joseph R. Hinrichs	2017	1,081,000	0	8,677,955	1,087,000	1,170,817	107,778	12,124,550
Executive Vice President	2016	1,053,500	0	3,926,842	807,880	835,352	99,957	6,723,531
and President — Global Operations	2015	1,018,750	304,425	3,741,094	1,014,750	261,574	77,586	6,418,179

Mark Fields	2017	1,050,000	0	13,965,230	2,100,000	5,995,486	389,395	23,500,111
Retired President and	2016	1,787,500	0	14,298,356	2,736,000	2,845,003	435,639	22,102,498
Chief Executive Officer	2015	1,750,000	0	12,133,338	3,465,000	858,157	370,451	18,576,946

1
The amounts shown for 2015 reflect discretionary bonus awards paid in 2016 for 2015 performance; amounts shown for 2016 reflect discretionary bonus awards paid in 2017 for 2016 performance; and the amounts shown for 2017 reflect discretionary bonus awards paid in 2018 for 2017 performance (see Compensation Discussion and Analysis — Incremental Bonuses on pp. 53-54).

2
The amounts shown in column (e) reflect the aggregate grant date value computed in accordance with FASB ASC Topic 718 for stock-based awards for each of the Named Executives for the years ended December 31, 2017, 2016, and 2015. The assumptions used for the 2017, 2016, and 2015 calculations can be found at Note 6 to our audited financial statements in Ford's Annual Report on Form 10-K for the year ended December 31, 2017; Note 20 to our audited financial statements in Ford's Annual Report on Form 10-K for the year ended December 31, 2016; and Note 19 to our audited financial statements in Ford's Annual Report on Form 10-K for the year ended December 31, 2015, respectively. Pursuant to SEC rules, we disregarded the estimate of forfeitures related to service-based vesting conditions.

For stock awards granted in 2017, 2016, and 2015, the amounts shown in column (e) reflect grant date values for both Time-Based Units and Performance Units. For those portions of the amounts that relate to the 2017, 2016, and 2015 Performance Units, such amounts reflect the grant date values of such awards that are subject to performance conditions (internal financial metrics) and market conditions (relative TSR performance). The grant date values shown above for the 2017, 2016, and 2015 Performance Units are reported based upon the probable outcome of such conditions as of the respective dates of grant. Pursuant to SEC rules, for those parts of the Performance Unit grants that are subject to performance conditions, the table below shows the values of such awards at their respective grant dates assuming that the highest levels of the performance conditions are achieved. For those parts of the Performance Unit grants that are subject to market conditions, the potential maximum values are factored into the awards' calculated grant date fair values (see Long-Term Incentive Awards on pp. 54-56 for a discussion of the 2017 Performance Unit grants, the internal financial metrics, relative TSR metric, and the weightings of each).

62	EXECUTIVE COMPENSATION	2018 Proxy Statement

Name	Year	Performance Conditions ($)	Market Conditions ($)

James P. Hackett	2017	11,699,975	1,916,447

Robert L. Shanks	2017	4,151,239	679,846
	2016	4,151,256	795,085
	2015	3,937,481	695,144

William Clay Ford, Jr.	2017	11,587,495	1,897,685
	2016	9,562,490	1,831,521
	2015	7,874,962	1,390,288

Name	Year	Performance Conditions ($)	Market Conditions ($)

James D. Farley, Jr.	2017	4,297,488	703,805
	2016	3,937,486	754,162
	2015	3,712,484	655,428

Joseph R. Hinrichs	2017	4,151,239	679,846
	2016	4,297,488	823,108
	2015	4,162,478	734,860

Mark Fields*	2017	15,749,977	1,965,246
	2016	15,749,985	2,298,368
	2015	13,499,985	2,383,347

  *
  SEC rules require that we include in the amounts for Mr. Fields in column (e) and in the table above a strategic incentive Performance Unit opportunity with a grant date value of $2.5 million and a potential maximum value $3.75 million granted in March 2017. This grant was cancelled upon Mr. Fields's retirement from the Company (see Compensation Discussion and Analysis — Performance Unit Grants on p. 54 for a discussion of the terms of this grant).

3
The amounts shown in column (f) reflect awards earned by the Named Executives under the Incentive Bonus Plan (see Compensation Discussion and Analysis — Annual Cash Incentive Awards on pp. 51-53).

4
The amounts shown in column (g) reflect the net increase, if any, in the actuarial present value of accumulated benefits under the various Company plans arising from the passage of time, additional benefits accrued, and changes in the actuarial assumptions. The increases in present values during 2017 were primarily driven by the value of additional benefits earned and, to a lesser extent, by the impact of lower discount rates and updates to mortality assumptions. For 2017, the accrued pension benefits are measured from December 31, 2016 to December 31, 2017; for 2016, the accrued pension benefits are measured from December 31, 2015 to December 31, 2016; and for 2015, the accrued pension benefits are measured from December 31, 2014 to December 31, 2015. Messrs. Hackett and Farley do not participate in the Company's defined pension benefits plans. See the Pension Benefits in 2017 table and related footnotes on pp. 68-69 for additional information, including the present value assumptions used in these calculations. None of the Named Executives received preferential or above-market earnings on deferred compensation.

5
The following table summarizes the amounts shown in column (h) for 2017.

ALL OTHER COMPENSATION IN 2017

Name	Perquisites and Other Personal Benefits [i] ($)	Tax Reimbursements ii ($)	Life Insurance Premiums iii ($)	Company Contributions to Retirement and 401(k) Plans iv ($)	Other [v] ($)	Total ($)

James P. Hackett	76,947	21,209	8,014	27,000	287,801	420,971
Robert L. Shanks	34,422	14,669	9,891	12,150	27,439	98,571
William Clay Ford, Jr.	1,410,973	15,146	17,172	12,150	62,100	1,517,541
James D. Farley, Jr.	147,345	477,708	4,429	27,000	1,836,120	2,492,602
Joseph R. Hinrichs	33,188	21,924	3,521	12,150	36,995	107,778
Mark Fields	322,591	14,468	5,086	7,088	40,162	389,395
i
For a description of perquisites relating to personal use of private aircraft, our evaluation vehicle program, and security and other services for Named Executives, see Compensation Discussion and Analysis — Benefits and Perquisites on p. 58. Other perquisites and personal benefits whose incremental costs are included in the amounts shown consist of the following: personal use of Company cell phones, personal use of car and driver service, annual executive health exams, ground transportation services, fuel and car washes related to the evaluation vehicles, temporary housing/living expenses, and relocation expenses.

Executives also may make personal use of Company season tickets to athletic events, but such use does not result in incremental cost to the Company because the tickets are for business use and when the executive uses them for personal use, the executive pays for any additional costs associated with such personal use.

Amounts for the Named Executives include the incremental costs to the Company for providing certain perquisites and other benefits during 2017. For Mr. Ford, the amount shown includes $384,529 for personal use of aircraft and $957,225 for security. For Mr. Farley, the amount shown includes $121,141 for international service costs associated with his repatriation during 2017 from Germany to the United States as President — Global Markets, including cost of living adjustment and home leave allowance. These benefits are provided to any of our employees who undertake an international service assignment. For Mr. Fields, the amount shown includes $282,661 for personal use of aircraft.

During 2017, for use of private aircraft, we calculated the aggregate incremental cost using a method that takes into account the following: (i) the variable cost per flight hour, including supplies and catering, aircraft fuel, and oil expenses, maintenance, parts, and external labor,

EXECUTIVE COMPENSATION	2018 Proxy Statement	63

  and flight crew travel expenses; (ii) landing/parking/hangar storage expenses; (iii) any customs, foreign permit, and similar fees; and (iv) positioning flight costs. We calculated the aggregate incremental cost of security as the actual cost incurred to provide these benefits. We calculated the aggregate incremental cost of providing the evaluation vehicles by estimating the lease fee for a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

ii
As stated in the CD&A, we provide tax benefits to those employees who relocate at the Company's request. Mr. Farley received tax reimbursements related to his international service assignments. We also provide tax relief for the imputed income from our Evaluation Vehicle Program. See Compensation Discussion and Analysis — Benefits and Perquisites on p. 58 for a discussion of our Tax Reimbursement policy.

iii
Amounts shown reflect the dollar value of premiums paid by the Company for life insurance in an amount equal to three times an employee's salary. Employees may purchase additional life insurance and these premiums are payroll deducted with no additional Company contributions or cost.

iv
The amounts shown for Messrs. Hackett and Farley reflect contributions made to their Ford Retirement Plan accounts (see Compensation Discussion and Analysis — Retirement Plans on pp. 58-59) and Company matching contributions to their 401(k) accounts. The amounts for the other Named Executives reflect Company matching contributions to their employee 401(k) accounts.

v
The amounts shown for Messrs. Shanks, Ford, Hinrichs, and Fields primarily reflect contributions made to a nonqualified benefit equalization plan related to the Company's 401(k) plan (see Nonqualified Deferred Compensation in 2017 table and footnotes 1 and 2 on p. 70). The amounts shown for Messrs. Hackett and Farley primarily reflect Company contributions to a nonqualified benefit equalization plan related to the Ford Retirement Plan and contributions made to a nonqualified benefit equalization plan related to the Company's 401(k) plan. In addition, for Messrs. Hinrichs and Farley the amounts include income tax preparation fees they received as a result of their international service. In addition, for Mr. Farley the amount includes a payment made pursuant to his employment agreement in the amount of $1,695,000 to offset retirement benefits forfeited at his previous employer (see Compensation Discussion and Analysis — Benefits and Perquisites on p. 58).

GRANTS OF PLAN-BASED AWARDS IN 2017

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) [3]	Grant Date Fair Value of Stock and Option Awards ($) [4]

James P. Hackett	3/3/2017	2/8/2017					201,421	402,842		2,538,912
	5/22/2017	5/19/2017					472,972	945,944		5,227,523
	3/3/2017	2/8/2017							67,140	849,992
	5/22/2017	5/19/2017							157,657	1,749,993
	3/16/2017	3/8/2017		716,000	1,432,000
	5/22/2017	5/19/2017		3,600,000	7,200,000

Robert L. Shanks	3/3/2017	2/8/2017					218,601	437,202		2,755,466
	3/3/2017	2/8/2017							72,867	922,496
	3/16/2017	3/8/2017		885,000	1,770,000

William Clay Ford, Jr.	3/3/2017	2/8/2017					610,189	1,220,378		7,691,433
	3/3/2017	2/8/2017							203,396	2,574,993
	3/16/2017	3/8/2017		1,000,000	2,000,000

James D. Farley, Jr.	3/3/2017	2/8/2017					226,303	452,606		2,852,549
	3/3/2017	2/8/2017							75,434	954,994
	5/15/2017	2/8/2017							457,038	4,999,996
	3/16/2017	3/8/2017		1,000,000	2,000,000

Joseph R. Hinrichs	3/3/2017	2/8/2017					218,601	437,202		2,755,466
	3/3/2017	2/8/2017							72,867	922,496
	8/15/2017	5/19/2017							461,254	4,999,993
	3/16/2017	3/8/2017		1,087,000	2,174,000

Mark Fields	3/3/2017	2/8/2017					631,911	1,263,822		7,965,238
	3/3/2017	2/8/2017							276,461	3,499,996
	3/3/2017	2/8/2017					197,472	296,208		2,499,996
	3/16/2017	3/8/2017		3,600,000	7,200,000

1
The amounts shown in columns (e) and (f) represent the target and maximum amounts payable for 2017 performance under the Incentive Bonus Plan. Our Incentive Bonus Plan does not have a formal threshold award in that there is no minimum amount payable for a certain

64	EXECUTIVE COMPENSATION	2018 Proxy Statement

  level of performance under the plan. The Compensation Committee exercises discretion as to whether to make payouts if performance does not achieve target levels. The material terms of the awards are described in Compensation Discussion and Analysis — Annual Cash Incentive Awards at pp. 51-52. For actual payouts made under the Incentive Bonus Plan for 2017 performance, see column (f) of the Summary Compensation Table on p. 62. For Mr. Hackett, his initial target was established on March 8, 2017, for his role as Chairman of Ford Smart Mobility, LLC. His target was adjusted on May 19, 2017 upon his accession to the role of President and CEO.

2
For each of the Named Executives, the amounts shown in columns (h) and (i) consist of annual grants of Performance Units that provide an opportunity to earn a Final Award of unrestricted common stock for 2017-2019 performance. The amounts shown represent the target and maximum amounts of the opportunity. The 2017 Performance Unit grants do not have a formal threshold award in that there is no minimum amount payable for a certain level of performance under the grants. The Compensation Committee exercises discretion as to whether to make payouts if performance does not achieve target levels. 2017-2019 performance will be measured against the metrics and weightings discussed in Compensation Discussion and Analysis — Long-Term Incentive Awards on pp. 54-56. The Final Awards that will be earned, if any, for 2017-2019 performance will be paid out in unrestricted shares of Ford common stock, less shares withheld to pay tax obligations. For Mr. Fields, the second amounts in columns (h) and (i) consist of the strategic incentive Performance Unit grant (see Compensation Discussion and Analysis — Long-Term Incentive Awards on p. 54). This grant was cancelled upon Mr. Fields's retirement from the Company and, therefore, Mr. Fields will receive no payout under this award. Mr. Hackett received an additional Performance Unit grant upon his accession to the role of President and CEO of Ford in May 2017. This Performance Unit grant was based on the same terms and conditions as the Performance Unit grants made in March 2017 (see Compensation Discussion and Analysis — Long-Term Incentive Awards on p. 54-56).

3
The amounts shown in column (j) represent Time-Based Unit grants. The Time-Based Units generally have a vesting feature whereby one-third of each grant vests after the first anniversary of the grant date, an additional one-third after the second anniversary, and the final one-third after the third anniversary. If a grantee retires, becomes disabled, or dies, his or her grant continues to vest according to the original vesting schedule. In most other instances of employment termination, all grants generally end upon termination of employment. Time-Based Units are subject to certain conditions, including not engaging in competitive activity. Time-Based Units generally cannot be transferred except through inheritance. In general, each grantee agrees to remain a Ford employee for at least six months from the date of the grant. Mr. Hackett received an additional Time-Based Unit grant upon his accession to the role of President and CEO in May 2017. This grant will vest 33% after one year from the grant date, 66% after two years, and in full after three years (see Compensation Discussion and Analysis — Long-Term Incentive Awards on p. 54-56). Mr. Farley and Mr. Hinrichs received Time-Based Unit grants in May and August, respectively. These grants will vest in full three years from the grant dates (see Compensation Discussion and Analysis — Long-Term Incentive Awards on p. 54-56).

4
The amounts shown in column (k) represent the full grant date value of each equity-based award shown in the table for each Named Executive computed under FASB ASC Topic 718. The assumptions used in calculating the grant date value can be found at Note 6 to our audited financial statements in Ford's Annual Report on Form 10-K for the year ended December 31, 2017. For awards subject to performance conditions, the values shown are based upon the probable outcome of such conditions as of the grant date.

EXECUTIVE COMPENSATION	2018 Proxy Statement	65

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option awards				Stock awards

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of securities underlying unexercised options # exercisable	Number of securities underlying unexercised options # unexercisable	Option exercise price ($)	Option expiration date [1]	Number of shares or units of stock that have not vested (#) [2]	Market value of shares or units of stock that have not vested ($) [3]	Equity incentive plan awards: number of unearned shares, units, or other rights that have not vested (#) [4]	Equity incentive plan awards: market or payout value of unearned shares, units, or other rights that have not vested ($) [5]

James P. Hackett
					399,356	4,987,956	674,393	8,423,169

Robert L. Shanks
	130,932		15.37	03/03/2024	137,074	1,712,054	586,750	7,328,508
	119,284		12.75	03/03/2023
	153,061		12.46	03/04/2022
	33,018		14.76	03/02/2021
	32,341		12.69	03/02/2020

William Clay Ford, Jr.
	286,415		15.37	03/03/2024	348,914	4,357,936	1,408,526	17,592,490
	347,912		12.75	03/03/2023
	595,238		12.46	03/04/2022
	412,735		14.76	03/02/2021
	1,320,754		12.98	08/04/2020
	485,436		12.69	03/02/2020
	1,474,367		2.84	03/26/2019

James D. Farley, Jr.
	118,657		15.37	03/03/2024	593,269	7,409,930	574,571	7,176,392
	79,921		12.75	03/03/2023
	43,368		12.46	03/04/2022
	30,071		14.76	03/02/2021

Joseph R. Hinrichs
	130,932		15.37	03/03/2024	600,997	7,506,453	603,308	7,535,317
	79,921		12.75	03/03/2023
	43,368		12.46	03/04/2022
	88,443		14.76	03/02/2021

Mark Fields
	710,227		17.21	06/30/2024	697,921	8,717,033	1,784,199	22,284,646
	204,582		15.37	03/03/2024
	248,508		12.75	03/03/2023
	187,074		12.46	03/04/2022
	129,716		14.76	03/02/2021
	171,983		12.69	03/02/2020

66	EXECUTIVE COMPENSATION	2018 Proxy Statement

1
The table below details the vesting schedule for stock option grants based on the termination date of the relevant grant. In general, option grants vest 33% one year after the grant date, 66% two years after the grant date, and in full three years after the grant date.

Option Expiration Dates	Option Vesting Dates

	33%	33%	34%

06/30/2024	07/01/2015	07/01/2016	07/01/2017
03/03/2024	03/04/2015	03/04/2016	03/04/2017
03/03/2023	03/04/2014	03/04/2015	03/04/2016
03/04/2022	03/05/2013	03/05/2014	03/05/2015
03/02/2021	03/03/2012	03/03/2013	03/03/2014
08/04/2020	08/05/2011	08/05/2012	08/05/2013
03/02/2020	03/03/2011	03/03/2012	03/03/2013
03/26/2019	03/27/2010	03/27/2011	03/27/2012
2
The amounts shown for Named Executives consist of the following Time-Based Unit Grants:

Name	2015 Annual Grant	2016 Annual Grant	2017 Annual Grant	Special Grants

James P. Hackett	NA	172,315	67,140	157,657
Robert L. Shanks	18,559	45,648	72,867	NA
William Clay Ford, Jr.	37,118	105,152	203,396	NA
James D. Farley, Jr.	17,499	43,298	75,434	457,038
Joseph R. Hinrichs	19,620	47,256	72,867	461,254
Mark Fields	63,631	173,191	276,461	184,638

  For the 2015, 2016, and 2017 grants of Time-Based Units, in general, these units vest over three years at a rate of 33%-33%-34%. The amount shown for Mr. Hackett in the 2016 Annual Grant column reflects a Time-Based Unit grant he received upon his accession to the role of Chairman, Ford Smart Mobility, LLC. The amount shown for Mr. Hackett under the Special Grants column reflects a grant he received upon his accession as President and CEO. These Time-Based Units will vest over three years at a rate of 33%-33%-34% (see Compensation Discussion and Analysis — Long-Term Incentive Awards on p. 54-56). The amounts shown for Messrs. Farley and Hinrichs under the Special Grants column reflect retention awards. These Time-Based Units will vest in full three years from the respective grant dates (see Compensation Discussion and Analysis — Long-Term Incentive Awards on p. 54-56). The amount shown for Mr. Fields under the Special Grants column reflects a final award of Time-Based Units granted in March 2017 resulting from a 2016 strategic incentive Performance Unit opportunity. The Committee determined that Mr. Fields had earned 100% of the opportunity based upon 2016 performance against metrics. These Time-Based Units will vest in full two years from the grant date. When the Time-Based Units included in the table above vest, shares of Ford common stock will be issued, less shares withheld for tax obligation.

  Dividend Equivalents will not be paid during the restriction period for any of the awards discussed above.

  In addition to the above, the amounts shown for Messrs. Hackett and Ford include 2,244 and 3,248 Ford common stock units, respectively, resulting from deferral of director fees and Dividend Equivalents that were credited to their accounts pursuant to the Deferred Compensation Plan for Non-Employee Directors while they served as non-employee directors of the Company. Such units will be converted and paid in cash on January 10 of the year, or equally on January 10 over the three years (as in the case of Mr. Hackett), following termination of Board service, based upon the fair market value of a share of Ford common stock on December 31 of the preceding year.

3
The market value shown was determined by multiplying the number of units shown in column (f) by the closing price of Ford common stock, $12.49, on December 29, 2017.

4
The amounts shown for the Named Executives consist of the annual Performance Unit grants for the 2015, 2016, and 2017 performance periods as follows (see also Compensation Discussion and Analysis — Long-Term Incentive Awards on pp. 54-56):

Name	2015 Grant	2016 Grant	2017 Grant

James P. Hackett	NA	NA	674,393
Robert L. Shanks	163,755	204,394	218,601
William Clay Ford, Jr.	327,510	470,827	610,189
James D. Farley, Jr.	154,398	193,870	226,303
Joseph R. Hinrichs	173,112	211,595	218,601
Mark Fields	561,447	590,841	631,911

  For Mr. Hackett the amount of the 2017 grant consists of 201,421 Performance Units granted in March 2017 in his role as Chairman of Ford Smart Mobility, LLC and 472,972 Performance Units granted upon his accession to the role of President and CEO in May 2017.

5
The market value shown was determined by multiplying the number of units shown in column (h) by the closing price of Ford common stock, $12.49, on December 29, 2017. The number of units assumes that the target level was achieved for the Performance Units granted in 2015, 2016, and 2017.

EXECUTIVE COMPENSATION	2018 Proxy Statement	67

OPTION EXERCISES AND STOCK VESTED IN 2017

	Option Awards		Stock Awards

(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)	(e) Value Realized on Vesting [1] ($)

James P. Hackett	NA	NA	84,871	928,489
Robert L. Shanks	NA	NA	182,590	2,309,764
William Clay Ford, Jr.	NA	NA	398,648	5,042,897
James D. Farley, Jr.	NA	NA	167,082	2,113,587
Joseph R. Hinrichs	NA	NA	184,411	2,332,799
Mark Fields	1,062,512	8,122,337	369,083	4,668,900
1
The amounts shown in columns (c) and (e) represent the aggregate dollar value realized by the Named Executives upon the exercising of stock options and/or the vesting of stock awards. We computed the aggregate dollar value realized upon the exercise of stock options by multiplying the number of shares realized upon exercise by the difference between the market price of our stock at exercise and the exercise price of the options. We computed the aggregate dollar value realized upon vesting by multiplying the number of shares of stock vested by the fair market value (closing price) of Ford common stock on the vesting date.

PENSION BENEFITS IN 2017 1

(a) Name	(b) Plan Name	(c) Number of Years Credited Service (#)	(d) Present Value of Accumulated Benefit ($)	(e) Payments During Last Fiscal Year ($)

James P. Hackett	NA	NA	NA	NA

Robert L. Shanks	GRP	41.4	2,071,677	0
	SERP	41.4	4,030,040	0
	GRP-BEP	41.4	4,789,721	0
	ESAP	41.4	43,568	0

William Clay Ford, Jr.	GRP	22.8	1,067,664	0
	SERP	31.5	7,825,682	0
	GRP-BEP	31.5	11,714,507	0
	ESAP	31.5	4,096,327	0

James D. Farley, Jr.	NA	NA	NA	NA

Joseph R. Hinrichs	GRP	17.1	676,259	0
	SERP	17.1	1,465,523	0
	GRP-BEP	17.1	2,139,186	0
	ESAP	17.1	1,384,895	0

Mark Fields	GRP	28.0	1,223,598	0
	SERP	28.0	4,952,597	199,093
	GRP-BEP	28.0	7,177,047	328,825
	ESAP	28.0	4,804,315	49,175
	SRP	31.0	5,334,183	286,802

1
The General Retirement Plan ("GRP") provides a flat-rate defined benefit of up to $47.45 per month for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and contributory benefits for each year of contributory participation in which salaried employees contribute 1.5% of base salary up to the applicable limit of the Internal Revenue Code ("Code") — $270,000 in 2017.

  Contributory benefits are calculated as follows:

Contributory Benefit	=	(1.5% × Final Avg. Pay) × Contributory Service Years,		0.4% × Final Avg. Pay in excess of
		plus up to two years of waiting period service	+	Breakpoint × Contributory Service Years
(maximum 35 service years)

68	EXECUTIVE COMPENSATION	2018 Proxy Statement

  "Final Average Pay" is the average of the five highest consecutive December 31 monthly base salaries out of the last 10 years of contributory participation.

  "Breakpoint" is 150% of Covered Compensation as of January 1 of the year of retirement.

  "Covered Compensation" is the average of the Social Security wage base for the preceding 35 years for someone reaching normal retirement age.

  Normal retirement is at age 65 with one or more years of credited pension service. Eligible employees who are age 55-64 and have at least 10 years of credited pension service, or employees with 30 or more years of credited pension service who are not yet age 65, may elect to retire early and receive reduced contributory and non-contributory benefits. In addition, Social Security bridging benefits are payable until age 62 and one month. Survivorship coverage is available under the GRP. Under the normal payment method for married participants (65% Qualified Joint and Survivor Annuity), there is a 5% reduction in benefits where the spouse is within five years of the employee's age.

  The Benefit Equalization Plan ("GRP-BEP") provides eligible U.S. employees with benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Code limitations. 65% survivorship coverage is also available under the BEP.

  The Supplemental Executive Retirement Plan ("SERP") provides certain eligible executives with an additional monthly benefit after separation from service equal to Final Five Year Average Base Salary multiplied by credited pension service and further multiplied by an applicable percentage (0.2% to 0.9% depending upon position at separation from service), reduced for separation from service prior to age 62. To be eligible, an executive must separate from service with the approval of the Company at or after age 55, have at least 10 years of credited pension service, and must generally have at least five continuous years of service at an eligible position. The SERP monthly benefit has no surviving spouse benefit. In addition, the SERP may provide annuities based on Company earnings, the executive's performance, and other factors. In addition, for separation from service effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include foreign subsidiary service, the SERP provides an additional monthly pension parity benefit to equalize the total retirement benefits payable from the Company's retirement plans to an amount that would have been payable under the GRP and GRP-BEP if the executive's subsidiary service had been recognized as contributory service under those plans. The pension parity provides 65% survivorship coverage.

  The Executive Separation Allowance Plan ("ESAP") provides benefits to certain eligible executives who have at least five years of eligible executive service, have at least ten years of GRP contributory membership, and who separate from employment after age 55 and prior to age 65. Benefits are payable (reduced by any GRP or GRP-BEP benefit distribution) to the eligible executive or his or her eligible surviving spouse until the executive reaches age 65. The amount of the benefit is a percentage of monthly base salary (not to exceed 60%) based on age and service equal to 1% per year of service (but not less than 15%) plus 1/2% for each month that age at separation exceeds 55 (maximum of 30%).

  To achieve several business goals, we may offer benefits under the Select Retirement Plan ("SRP"), a voluntary separation program offered from time-to-time for select U.S. management employees. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. Since Mr. Fields received benefits under the SRP, we have included the present value of that benefit for him in the table above. In general, the SRP adds three years of age and contributory service and uses "enhanced Final Average Salary" for purposes of calculating benefits based on the formulas under the GRP, GRP-BEP, SERP, and ESAP, with a minimum increase of 15% over regular benefits. Enhanced Final Average Salary is calculated by multiplying present base salary times three, then adding the last two year-end salaries and dividing the total by five.

  The present value of accumulated benefits for Mr. Fields was valued at May 31, 2017. In accordance with the requirements of Code Section 409A, Mr. Fields effectively retired June 1, 2017.

  The following assumptions are used in calculating the present value of the accumulated benefit:

  •
  The age at which benefits are assumed payable is the greater of (i) current age or (ii) age 65 for the GRP and GRP-BEP; age 62 for the SERP; and age 55 for the ESAP. Current age is measured as of December 31, 2017. For Mr. Fields, current age was measured as of May 31, 2017.

  •
  Current compensation is used for purposes of the benefit calculations.

  •
  Present Value of Accumulated Benefit (column (d)) is calculated assuming a single life annuity; modified RP-2014 mortality table projected generationally; and a discount rate of 3.649% for the GRP; 3.607% for the SERP; 3.599% for the GRP-BEP; 3.154% for the ESAP; and 3.486% for the SRP as of December 31, 2017.

  •
  For Mr. Fields, Present Value of Accumulated Benefit (column (d)) is calculated assuming a single life annuity; modified RP-2000 mortality table projected generationally; and a discount rate of 4.1% for the GRP; 4.0% for the SERP; 4.0% for GRP-BEP; 3.3% for the ESAP; and 3.8% for the SRP as of May 31, 2017.

  •
  The present values include amounts relating to employee contributions.

  Code Section 409A governs the timing for income inclusion of amounts under our supplemental retirement plans. We believe our supplemental retirement plans presently meet the requirements of Code Section 409A. As a result, employees generally will be taxed when compensation is received under these plans; however, distribution of these amounts may be delayed for six months following separation from service.

2
The SERP, GRP-BEP, and ESAP plans provided Mr. Ford with a benefit using a notional base annual salary for November 2001 through August 2010 because he did not receive a cash salary for that period.

3
Messrs. Hackett and Farley do not participate in the GRP, SERP, GRP-BEP, or ESAP. Ford has a different tax qualified defined contribution retirement plan, the Ford Retirement Plan ("FRP"), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. See Nonqualified Deferred Compensation in 2017 table on p. 70.

EXECUTIVE COMPENSATION	2018 Proxy Statement	69

NONQUALIFIED DEFERRED COMPENSATION IN 2017 1

(a)	(b) Executive Contributions in Last Fiscal Year	(c) Registrant Contributions in Last Fiscal Year [2]	(d) Aggregate Earnings in Last Fiscal Year [3]	(e) Aggregate Withdrawals/ Distributions [4]	(f) Aggregate Balance at Last Fiscal Year-End [5]
Name	($)	($)	($)	($)	($)

James P. Hackett	NA
DC SERP, BEP: SSIP/FRP		269,177	20,165		362,396

Robert L. Shanks	NA			NA
BEP-SSIP		27,439	28,579		248,532

William Clay Ford, Jr.	NA			NA
BEP-SSIP		62,100	41,114		518,730

James D. Farley, Jr.	NA			NA
DC SERP, BEP: SSIP/FRP		112,842	78,020		715,022

Joseph R. Hinrichs	NA			NA
BEP-SSIP		36,495	49,402		325,957

Mark Fields	NA
BEP-SSIP		40,163	73,796	646,673	0

1
The nontax-qualified defined contribution plan represented in the above table is the benefit equalization plan with sub-accounts that relate to the Savings and Stock Investment Plan ("SSIP") and the Ford Retirement Plan ("FRP"). This plan is unfunded. Notional amounts are credited by book entry to the participant's account. Participants choose how to allocate the notional amounts from a menu of investment measurement options used solely for the purpose of valuing the participants' accounts. These are considered notional investments. The performance of an individual's investment option(s) tracks the notional value as if an actual investment was made in such option(s).

  For the BEP-SSIP sub-account, investment options include: target-date retirement funds; passively and actively managed domestic, global, and international equity funds; fixed income funds; a Company common stock fund; a real asset fund; and a stable value fund. Participants may change their investment elections at any time. The BEP-FRP sub-account offers a subset of these investment measurement options, which does not include a Company common stock fund. Distribution of account balances from these nonqualified plans may be delayed for six months in accordance with Code Section 409A.

  The BEP-SSIP sub-account preserves benefits that are substantially equal to any Company matching contributions that would have been made under the SSIP but limited due to Code limitations. Likewise, the BEP-FRP sub-account provides notional credits equivalent to Company contributions that would have been made under the FRP account but for Code limitations.

  The FRP is a tax-qualified, defined contribution profit sharing plan for employees hired or rehired beginning January 1, 2004. The Company makes scheduled contributions to a participant's FRP account calculated as a percentage of base salary using a percentage established based on an employee's age. The Defined Contribution Supplemental Executive Retirement Plan ("DC SERP") provides certain executives a notional account balance which provides retirement benefits in addition to those provided by the FRP. To be eligible for DC SERP Company contributions, an executive must be hired on or after January 1, 2004 and be Leadership Level 4 (LL4) and above. Company contributions are calculated as a percentage of base salary based on the executive's age and position. To be eligible for DC SERP payments after separation, an executive must be at least age 55 with 10 years of Company service, have at least 5 years of service at LL4 or above immediately preceding separation, and separate from service with Company approval.

  Initial notional credits to both the BEP: SSIP/FRP sub-accounts and Company contributions to the FRP are allocated to each sub-account's and FRP default investment option. Thereafter, participants may transfer the credits to the BEP-SSIP/FRP and the Company contributions to the FRP to any other investment option available under the respective plans and also elect how any future notional credits and Company contributions are allocated. Vested account balances of both the BEP-SSIP/FRP sub-accounts are distributed in cash in a lump sum as soon as practicable after death or separation from Ford. An employee becomes fully vested under these sub-accounts three years from their original date of hire with Ford. All of the Named Executives participate in the BEP-SSIP. In addition, Messrs. Hackett and Farley participate in the BEP-FRP.

2
The amounts shown in column (c) for the Named Executives are reflected in column (h) of the Summary Compensation Table on p. 62 and represents credits made to their SERP and BEP-SSIP/FRP sub-accounts, respectively.

3
None of the amounts shown in column (d) are reflected in the Summary Compensation Table.

4
The amount shown in column (e) relates to amounts distributed to Mr. Fields after his retirement from the Company.

5
The following amounts were reported in the Summary Compensation Table in prior years: Mr. Hackett: $0; Mr. Shanks: $114,423; Mr. Ford: $411,412; Mr. Farley: $236,544; Mr. Hinrichs: $140,484; and Mr. Fields: $408,946.

70	EXECUTIVE COMPENSATION	2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We maintain certain plans whereby we provide compensation and benefits to executives, including the Named Executives, in the event of a termination of employment. For disclosure of benefits pursuant to employment separation under our qualified and nonqualified pension plans for each of the Named Executives, see the Pension Benefits in 2017 table and related footnotes on pp. 68-69. For disclosure of payments due, if any, to each of the Named Executives pursuant to our nonqualified deferred compensation plans, please see the Nonqualified Deferred Compensation in 2017 table and related footnotes on p. 70. In the table below, Messrs. Shanks and Ford are shown as receiving amounts in the "Retirement Eligible" column because they qualify as retirement eligible under our plans.

We do not have any formal agreements with any Named Executive regarding acceleration of awards, and we do not have any formal agreements with any Named Executive regarding provision of benefits related to termination of employment; however, each of the

Named Executives may be entitled to certain compensation and benefits under our plans in such circumstances. Award agreements under our Long-Term Incentive Plans provide that a change in control occurs upon any merger or consolidation in which the Company is not the surviving entity. As noted in the Compensation Discussion and Analysis — 2017 Say-on-Pay on p. 60, the Compensation Committee adopted a double trigger change-in-control provision beginning with equity grants made in 2016. Under this provision, an executive's employment would have to be terminated or his duties reduced before any accelerated vesting of equity awards in a change-in-control situation.

The following tables for the Named Executives assume that the relevant triggering event occurred on December 31, 2017. Unless otherwise noted, the fair market values of stock-based compensation (e.g., Performance Units or Restricted Stock Units) were calculated using the closing price of Ford common stock ($12.49) on the NYSE on December 29, 2017.

EXECUTIVE COMPENSATION	2018 Proxy Statement	71

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Benefits and Payments Upon Termination	Voluntary Termination ($)	Retirement Eligible ($)	Change In Control ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Death or Disability ($)

James P. Hackett
Compensation:
Incentive Bonus Plan [1]	0	0	0	0	0	3,600,000
Performance Units [2]	0	0	5,475,041	0	0	5,475,041
Restricted Stock Units [3]	0	0	4,959,929	0	0	4,959,929
Benefits and Perquisites:
Evaluation Vehicles [4]	0	0	0	0	0	53,931
Life Insurance/Death Benefit [5]	0	0	0	0	0	5,475,000
Total:	0	0	10,434,970	0	0	19,563,901

Robert L. Shanks
Compensation:
Incentive Bonus Plan [1]	0	885,000	0	0	0	885,000
Performance Units [2]	0	4,242,641	4,242,641	0	0	4,242,641
Restricted Stock Units [3]	0	0	1,712,054	0	0	1,712,054
Benefits and Perquisites:
Evaluation Vehicles [4]	0	13,058	0	0	0	53,931
Life Insurance/Death Benefit [5]	0	0	0	0	0	2,691,875
Total:	0	5,140,699	5,954,695	0	0	9,585,501

William Clay Ford, Jr.
Compensation:
Incentive Bonus Plan [1]	0	1,000,000	0	0	0	1,000,000
Performance Units [2]	0	10,253,865	10,253,865	0	0	10,253,865
Restricted Stock Units [3]	0	0	4,357,936	0	0	4,357,936
Benefits and Perquisites:
Evaluation Vehicles [4]	0	13,974	0	0	0	53,931
Life Insurance/Death Benefit [5]	0	0	0	0	0	5,170,833
Total:	0	11,267,839	14,611,801	0	0	20,836,565

James D. Farley, Jr.
Compensation:
Incentive Bonus Plan [1]	0	0	0	0	0	1,000,000
Performance Units [2]	0	0	4,170,911	0	0	4,170,911
Restricted Stock Units [3]	0	0	7,409,930	0	0	7,409,930
Benefits and Perquisites:
Evaluation Vehicles [4]	0	0	0	0	0	53,931
Life Insurance/Death Benefit [5]	0	0	0	0	0	2,813,542
Total:	0	0	11,580,841	0	0	15,448,314

Joseph R. Hinrichs
Compensation:
Incentive Bonus Plan [1]	0	0	0	0	0	1,087,000
Performance Units [2]	0	0	4,357,361	0	0	4,357,361
Restricted Stock Units [3]	0	0	7,506,453	0	0	7,506,453
Benefits and Perquisites:
Evaluation Vehicles [4]	0	0	0	0	0	53,931
Life Insurance/Death Benefit [5]	0	0	0	0	0	3,233,292
Total:	0	0	11,863,814	0	0	16,238,037

1
See column (f) of the Summary Compensation Table on p. 62. Since the amounts in column (d) of the Summary Compensation Table are paid at the discretion of the Compensation Committee, they are not considered as a payment due upon termination.

2
The 2015, 2016, 2017 Performance Unit opportunities have three-year performance periods, ending December 31, 2017, December 31, 2018, and December 31, 2019, respectively (see column (h) of Outstanding Equity Awards at 2017 Fiscal Year-End table and footnote 4 on pp. 66-67). The amounts shown in the Change In Control column above reflect the value of the performance to metrics of the 2015, 2016, and 2017 Performance Unit opportunities as of December 31, 2017. In each case we multiplied the Performance Unit target opportunity (see Outstanding Equity Awards at 2017 Fiscal Year-End table and footnote 4 on pp. 66-67) by the performance-to-metrics as of December 31, 2017, which was 62% for the 2015 Performance Unit grant, 47% for the 2016 Performance Unit grant, and 65% for the 2017 Performance Unit grant. We multiplied that product by the fair market value of Ford common stock at December 29, 2017, which was $12.49. For terminations resulting from death or disability or for those Named Executives who are retirement eligible, the 2015, 2016, and 2017 Performance Unit grants provide that the executive will receive 100% of the final award determined by the Compensation Committee at the end of the respective three-year performance period. Consequently, the value of that final award, if any, cannot be determined at this time; however, SEC rules require a reasonable estimate be made of such value. We decided to use the same performance-to-metrics (62%, 47%, and 65%) as of December 31, 2017, as a reasonable estimate of the possible value of the final awards to be made in 2018, 2019, and 2020.

72	EXECUTIVE COMPENSATION	2018 Proxy Statement

3
At December 31, 2017, each of the following Named Executives had unvested Restricted Stock Units as follows: Mr. Hackett: 397,112; Mr. Shanks: 137,074; Mr. Ford: 348,914; Mr. Farley: 593,269; and Mr. Hinrichs: 600,997. The amounts shown indicate the fair market value of the unvested Restricted Stock Units as of December 31, 2017 (see footnote 2 to the Outstanding Equity Awards at 2017 Fiscal Year-End table on p. 67). The awards will vest according to the normal vesting schedule in the event of early retirement or normal retirement and will vest immediately in the event of death or disability. For those Restricted Stock Units that were awarded prior to 2016, if a change in control occurs and Ford is not the surviving entity, any unvested Restricted Stock Units shall terminate, but if six months has lapsed from the grant date of the Restricted Stock Units, such Restricted Stock Units shall convert to shares of common stock immediately prior to the change in control. If Ford is the surviving entity after a change in control, the Restricted Stock Units will vest pursuant to the original vesting schedule. For those Restricted Stock Units granted in 2016 and later, if a change in control occurs and Ford is not the surviving entity, unvested Restricted Stock Units will terminate if such awards have been replaced by comparable awards from the acquiring entity, unless any recipient is terminated or there is a reduction in an executive's responsibilities as of the date of the change in control. In those cases, or in the event awards are not replaced with comparable awards, such unvested awards will vest immediately prior to the change in control. Restricted Stock Units are subject to clawback provisions if they resulted from final awards of Performance Units (see Corporate Governance — Risk Assessment Regarding Compensation Policies and Practices on p. 15). Restricted Stock Units are also subject to forfeiture for violations of non-compete provisions and occurrences of conduct inimical towards the Company.

4
The amount shown for evaluation vehicles under the "Retirement Eligible" column reflects the annual cost of providing vehicles for 2017 under the Evaluation Vehicle Program for each executive (see footnote (i) to the All Other Compensation table in 2017 on p. 63). The amounts shown under the "Death or Disability" column for the Named Executives reflect the three-year average costs for vehicles under our surviving spouse vehicle program. Under that program, the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration, and document fees.

5
The amounts shown include: (i) proceeds from Company paid life insurance; and (ii) a death benefit payable to the next of kin in an amount equal to 80 hours of salary at the hourly rate.

Mark Fields

Mr. Fields retired from the Company effective June 1, 2017. The table below shows the incremental compensation and benefits paid to him as a result of his retirement.

Mark Fields
Compensation:
Incentive Bonus Plan [1]	$350,000
Performance Units [2]	$4,686,566
Restricted Stock Units [3]	$3,154,420
Evaluation Vehicles [4]	$9,404
Total:	$8,200,390

1
The Compensation Committee agreed that Mr. Fields's Incentive Bonus would be pro-rated from January 1 to August 1, 2017. The amount reflected in the table reflects the two additional months of pro-ration from his effective retirement date of June 1, 2017.

2
Mr. Fields was allowed to retain his 2017 Performance Unit annual grant that would otherwise had been forfeited because he did not remain with the Company for six months following the grant date. The amount shown above reflects the Performance Unit target award multiplied by the performance-to-metrics as of December 31, 2017. In addition, the final award of the 2015 Performance Unit grant was not pro rated for the final seven months of the 2015-2017 Performance Period. We then multiplied that amount by the closing stock price of Ford stock on June 1, 2017 ($11.41), the effective date of Mr. Fields's retirement.

3
Mr. Fields was allowed to retain his 2017 Time-Based Restricted Stock Unit annual grant that would otherwise had been forfeited because he did not remain with the Company for six months following the grant date. The amount shown above reflects the number of such Time-Based Restricted Stock Units multiplied by the closing price of Ford stock on June 1, 2017 ($11.41), the effective date of Mr. Fields's retirement.

4
The amount shown for evaluation vehicles reflects the pro-rated cost of providing vehicles under the Evaluation Vehicle Program from the effective date of Mr. Fields's retirement (June 1) through the end of 2017 (see footnote (i) to the All Other Compensation table in 2017 on p. 63).

EXECUTIVE COMPENSATION	2018 Proxy Statement	73

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 about the Company's common stock that may be issued upon the exercise of options, warrants, and rights under all of the Company's existing equity compensation plans, including the Long-Term Incentive Plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)

	(a)		(b)		(c) [1]

Equity compensation plans approved by security holders	76,598,839	[2]	11.89	[3]	608,576,838
Equity compensation plans not approved by security holders	0		0		0
Total	76,598,839		11.89		608,576,838

1
The number of securities remaining available for future issuance under the 2008 Plan is based on a formula. The 2008 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Units, and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 2008 Plan. As of December 31, 2016, the total number of issued shares of common stock was 3,987,071,864 shares and 2% of such number is 79,741,437 shares. 3% of such number is 119,612,156 shares. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2018, 479,813,106 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired, or forfeited Plan Award.

  The number of securities remaining available for issuance under the 2014 Plan is 9,151,576. The 2014 Plan originally had 10,000,000 shares authorized. As of December 31, 2017, 848,424 Restricted Stock Units had been granted under the 2014 Plan.

  Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents, if we pay dividends on our common stock.

  On March 2, 2018, 22,504,603 Restricted Stock Units were granted to certain executives as part of a long-term incentive program.

2
This number includes the following:

(i)
Long-Term Incentive Plans

31,741,016 shares subject to options; 23,487,093 shares covered by Restricted Stock Units; 20,911,528 shares representing the maximum number of shares covered by Performance Units that may be earned pursuant to rights granted, assuming the maximum payout level is achieved;

(ii)
Deferred Compensation Plan

3,206 shares, which is the approximate number of shares to be issued; and

(iii)
2014 Plan

455,996 Restricted Stock Units that have vested but have not yet settled into shares of common stock.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

3
This is the weighted-average exercise price of 31,741,016 options outstanding under the Long-Term Incentive Plans.

74	EXECUTIVE COMPENSATION	2018 Proxy Statement

PAY RATIO

As required by proxy rules, we are providing the following pay ratio information with respect to the 2017 fiscal year:

•
the median of the annual total compensation of all our employees (other than the CEO) was $87,783;

•
the annualized total compensation of our Chief Executive Officer, Mr. Hackett, was $25,030,151; and

•
based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 285 to 1.

Because Ford had two CEOs during 2017, SEC rules allow us the option of calculating the compensation provided to each CEO during 2017 for the time each served as CEO and combine those amounts, or the CEO serving in that position on the date we selected to identify the median employee (December 31, 2017) and annualize that CEO's compensation. We decided to annualize the compensation Mr. Hackett received for his role as President and CEO of Ford beginning on May 19, 2017. His annualized compensation for Pay Ratio disclosure purposes would be as follows:

Base Salary:	$1,800,000
Equity Compensation:	$15,350,360
Accession Bonus:	$1,000,000
Incentive Bonus:	$6,171,429
All Other Compensation:	$708,362

Total:	$25,030,151

While annualizing all of Mr. Hackett's compensation complies with SEC rules, we believe a more instructive pay ratio is the following: 199 to 1.

When Mr. Hackett assumed the role of President and CEO, the Compensation Committee annualized certain elements of his compensation, such as his Incentive Bonus target and stock awards. As disclosed above, SEC rules require that we annualize the compensation Mr. Hackett received for the period during 2017 he served as CEO of Ford regardless of whether the Committee annualized certain compensation elements. This resulted in a higher pay ratio than if we did not annualize those elements of compensation that the Committee annualized. Mr. Hackett's total compensation for pay ratio purposes without such annualization is as follows:

Base Salary:	$1,800,000
Equity Compensation:	$10,366,420
Accession Bonus:	$1,000,000
Incentive Bonus:	$3,600,000
All Other Compensation:	$708,362

Total:	$17,474,782

This would produce a pay ratio with the median employee of 199 to 1.

Methodology

With respect to the identification of the median compensation of all employees (excluding the CEO), the methodology and the material assumptions, adjustments, and estimates that we used to identify the median and determine total compensation (or any elements of total compensation) were as follows:

•
We used December 31, 2017 as the date to determine our workforce for purposes of determining the median compensated employee. As of December 31, 2017, our workforce consisted of approximately 202,256 employees, with 89,004 (44.0%) of those employees located in the United States, and 113,252 (56.0%) employees located outside of the United States.

•
The de minimis exception of the pay ratio rules allows us to exclude up to 5% of our employees based outside of the U.S. Pursuant to the de minimis exception, we excluded 7,753 of our non-U.S. employees (approximately 3.8%

EXECUTIVE COMPENSATION	2018 Proxy Statement	75

  of our total employee population, comprised of all of our employees in the countries listed in the table below). Consequently, 194,503 employees were considered in determining the median compensated employee.

Country	Number of Employees

Austria	608
Belgium	454
Chile	36
Colombia	42
Czech Republic	20
Greece	18
Hungary	395
Ireland	3
Italy	93
Netherlands	22
New Zealand	67
Peru	17
Philippines	66
Poland	28
Portugal	10
Russia	3,898
South Korea	38
Switzerland	35
Taiwan	998
United Arab Emirates	243
Vietnam	662
Total	7,753

•
As a global enterprise, Ford maintains multiple payroll systems around the world. In determining the median employee compensation (other than our CEO's compensation), we used total taxable income of each employee as of December 31, 2017. This is often referred to as the "Box 5" number on U.S. W-2 forms. We asked our foreign consolidated subsidiaries to provide an equivalent total taxable income number for employees located in their countries. For employees located outside of the U.S., we converted local currency compensation using the Book Average Internal Revenue Service published rate at December 31, 2017. Also, for those countries that have a non-calendar tax year, we used the total taxable income for all of 2017.

•
For employees who were on leave during any part of 2017, we did not annualize their compensation due to the complexity and uncertainty inherent in the manual calculations required; instead, the compensation they actually received was used. We did, however, annualize the compensation of employees hired during 2017.

•
Using this methodology, we determined that our median employee was a full-time, salaried employee located in the U.S., with total taxable income of $58,693. We then calculated the median employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which is the manner in which we calculate the total compensation of our Named Executive Officers as reported in the Summary Compensation Table, resulting in annual total compensation in the amount of $87,783. It should be noted that the amount used to identify the median compensated employee reflects 2017 taxable income, whereas the annual total compensation amount reflects such employee's compensation as determined under the proxy rule identified above. That calculation takes into account certain benefits and compensation not included in the employee's 2017 taxable income, including the Incentive Bonus payment for 2017 performance, which is paid in 2018, and the increase in the present value of the employee's pension.

76	EXECUTIVE COMPENSATION	2018 Proxy Statement

Proposal 4. Approval of 2018 Long-Term Incentive Plan

We seek your approval of the 2018 Long-Term Incentive Plan (the "2018 Plan"). Our current long-term incentive plan, the 2008 Long-Term Incentive Plan (the "2008 Plan"), terminates on May 1, 2018. The Compensation Committee approved the 2018 Plan at its February 7 meeting and the 2018 Plan is effective on May 1, 2018. The text of the 2018 Plan is shown in Appendix I.

We believe it is important that a part of our employees' compensation be equity-based in order to better align their interests with the interests of shareholders. Under the 2018 Plan, we can grant stock options, stock appreciation rights, performance-based restricted stock units ("Performance Units"), and Other Stock-Based Awards (defined below). By granting equity-based compensation, we can tailor our equity-based compensation to achieve various objectives, such as:

•
align employees' interests with shareholders' interests;

•
provide employee incentives focused on the achievement of key business and strategic objectives;

•
reward employees for performance and tie the value of that reward to future performance;

•
retain key employees and attract new talent to the Company; and

•
provide competitive and cost effective compensation.

We believe the Company's best interests will be served by your approval of the 2018 Plan so that we may continue to grant Performance Units to officers and other key salaried employees. In addition, we believe that our continued ability to grant Other Stock-Based Awards (defined below) is essential to provide us with flexibility to adapt the compensation of employees to new circumstances, such as changing business conditions, market fluctuations, significant developments, and other matters.

The following description is subject to the provisions of the 2018 Plan (see Appendix I).

Summary of 2018 Long-Term Incentive Plan

Under the 2018 Plan, awards of shares of common stock, Performance Units, time-based restricted stock units ("Time-Based Units"), options to purchase common stock, and various other rights relating to common stock (collectively, "Plan Awards") may be granted to officers and certain other salaried employees.

Prior to payment of any Plan Award that is payable in common stock, the Compensation Committee may decide to pay all or part of the Plan Award in cash of equal value.

Under the 2018 Plan, Plan Awards may be granted from May 1, 2018 through May 1, 2023. It is expected that grants of Time-Based Units and Performance Units will be made on an annual basis.

Limit on Plan Awards

The 2018 Plan provides that the maximum number of shares of common stock that may be available for the granting of Plan Awards each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit, as adjusted under the 2018 Plan, is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years. The 2% Limit, as increased or adjusted under the 2018 Plan, is called the Overall Limit. As of December 31, 2017, the total number of issued shares of common stock was 3,987,071,864 shares and 2% of such number is 79,741,437 shares. 3% of such number is 119,612,156 shares.

Any unused portion of the 2% Limit for any year may be carried forward and used in later years; provided, however, that for any given calendar year only that portion of the unused 2% Limit from the previous year shall carryover so that the total number of shares available from the carryover of the unused 2% Limit from all previous years shall not exceed 100 million shares. Shares involved in the unexercised or undistributed portion of any terminated, expired, or forfeited Plan Award also are available for future Plan Awards. For the 2018 Plan, no shares are currently available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired, or forfeited Plan Award since the 2018 Plan is not effective until May 1, 2018.

The 2008 Plan also provides for a 2% Limit and has been used responsibly by the Committee as a proven valuable tool in attracting, incentivizing, and retaining employees. The 2% Limit allowed the Committee to grant Plan Awards in 2009, during the depths of the financial crisis, that were essential in retaining the talent needed to bring the Company back

PROPOSAL 4	2018 Proxy Statement	77

to profitable growth. The Committee's granting practices have been well within the peer groups' equity grant practices and demonstrates the Committee's responsible representation of shareholder interests. The 2008 Plan's annual average run rate has been 0.8%, which further demonstrates the Committee's effective management of equity awards. While some may consider the 2% Limit to violate their litmus test of appropriate equity plan provisions, we ask that shareholders consider the Committee's responsible grant practices and provide the Committee with a valuable tool to attract, retain, and incentivize our employees to achieve Ford's strategic objectives.

The Committee appreciates shareholder concern in this area and has decided to adopt a 5-year term for the 2018 Plan, rather than the 10-year term of the 2008 Plan. Thus, shareholders will have the ability to vote on a new long-term incentive plan in 2023.

In the event of a merger, consolidation, reorganization, stock split, stock dividend, or any other event affecting the Company's common stock, the total number of shares available for Plan Awards and the number of shares covered by outstanding Plan Awards will be appropriately adjusted as determined by the Compensation Committee. As explained in Compensation Discussion and Analysis — 2017 Say-on-Pay on p. 60, the Committee has incorporated in Plan Award agreements a double-trigger change-in-control provision.

Subject to adjustment as described above, the aggregate number of shares of common stock that may be issued upon exercise of incentive stock options will not exceed 2% of the number of shares authorized under the Company's Restated Certificate of Incorporation on the date of adoption of the 2018 Plan.

On March 2, 2018, the grant date for 2018 equity awards made under the 2008 Plan, the fair market value of common stock (based on the closing price of our common stock on the New York Stock Exchange) was $10.40 a share.

Conditions

In general, outstanding awards under the 2018 Plan will be forfeited if a participant terminates his or her employment, fails to consult with the Company upon request or engages in competitive activity, unless the Company approved the activity, or if it is determined that the participant engaged in conduct contrary to the best interests of the Company. The Compensation Committee has incorporated into the Plan Award grant agreements of each officer under the 2018 Plan a recoupment provision whereby performance-based awards will be recouped in the event: (i) the Company issues a material restatement of its financial statements and the restatement was caused by such officer's intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations. The Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any awards.

Expenses

All expenses of the 2018 Plan are paid for by the Company and its participating subsidiaries.

Amendment or Termination of Plan

The 2018 Plan provides that:

•
the Board of Directors, upon recommendation of the Compensation Committee, may terminate, amend, or modify the 2018 Plan; and

•
the Committee may amend or modify the 2018 Plan, except that neither the Board nor the Committee may take certain actions specified in the 2018 Plan without shareholder approval (such as increasing the total number of shares that may be granted under the 2018 Plan, extending the term of the 2018 Plan, or deleting or limiting the prohibition against cash buyouts for, or repricing of, options).

Performance-Based Restricted Stock Units ("Performance Units")

Eligibility

The Compensation Committee may grant Performance Units to officers and other key salaried employees. The Committee also may delegate to a committee, comprised of members consistent with Delaware law, the determination of the amount of individual grants for employees who are not officers of the Company, within limitations prescribed by the Committee. There are approximately 600 employees eligible to receive Performance Units; however, we expect about 45 officers annually will receive Performance Units under the 2018 Plan. Additionally, and consistent with our practice under the 2008 Plan, we expect to grant Performance Units to Leadership Level 2 and 3 employees, which consists of approximately 550 employees.

Terms of Performance Units and Distribution of Final Awards

A Performance Unit is the right to receive up to the number of shares of common stock described therein, if specific business objectives are met.

The Compensation Committee determines the performance period for a Performance Unit. At this time, we expect grants of Performance Units to be made annually and have a three-year performance period.

78	PROPOSAL 4	2018 Proxy Statement

After the end of the related performance period, the Committee may determine to award shares of stock or Restricted Stock Units that will be restricted from sale or other disposition for a period determined by the Committee. Consistent with the 2008 Plan, Final Awards have been made in shares of common stock at the end of the three-year performance period and, at this time, we expect to continue that practice.

Shares of common stock representing any Final Award generally will be distributed to the participant free of all restrictions on a date to be determined by the Committee following the performance period, less shares withheld for tax obligations.

Target Award and Performance Threshold

Prior to the grant of a Performance Unit, the Committee decides the targeted performance level at which a target award may be earned. The Committee decides the target award based on the employee's level of responsibility and other factors. The target award, designated as a number of shares, is based on achieving performance goals established by the Committee for the performance period. Within 90 days of the beginning of a performance period, the Committee may also decide any minimum performance level below which no stock award would be paid, and a maximum level above which no more would be paid.

Performance Criteria

The performance goals for a Performance Unit granted to a Named Executive may be based on one or more of the Performance Criteria defined in paragraph (b) of Article 4 of the 2018 Plan (see Appendix I). For Performance Units covering the 2018 performance period, the Compensation Committee determined that for all participants the criteria for awards would be based on the following financial metrics which have a combined weighting of 75% and relative total shareholder return ("TSR") which has an overall weighting of 25%:

Formula

The Committee also decides the formula to apply against the performance goals in deciding the percentage of the target award that is earned. Under the 2018 Plan, this amount may not exceed 200% of the target award, as adjusted under the Plan.

Dividend Equivalents

The 2018 Plan permits Dividend Equivalents to be accrued during any Performance Unit performance period and during the restriction period for any Final Award settled in Restricted Stock Units, if we pay dividends on our common stock. Dividend Equivalents are equal to cash dividends that the participant would have received if he or she had owned the number of shares equal to 100% of the Performance Unit grant during the performance period or 100% of the related Final Award settled in Restricted Stock Units. The Dividend Equivalents that accrued for Performance Units will be paid at the same percentage as the Final Award payout related to the Performance Unit. For example, if the Performance Unit Final Award is 50% of the Performance Unit Target, then only 50% of the accrued Dividend Equivalents related to that Performance Unit will be paid out. Dividend Equivalents can be accrued and paid in cash or in additional restricted stock units at the discretion of the Committee. The Committee approved the accrual and payment of Dividend Equivalents for the 2018 annual Performance Unit grants made under the 2008 Plan. It is expected that the Committee will continue that practice for Performance Unit grants under the 2018 Plan.

Maximum Amount of Final Awards

The maximum number of shares of common stock that may be available as stock awards or Restricted Stock Units to any employee pursuant to Performance Units in any year under the 2018 Plan is 4,000,000. This limit, as adjusted under the 2018 Plan, is called the Performance Unit Limit.

Because we have not made grants under the 2018 Plan as of the date of this Proxy Statement, it is not possible to predict the benefits or amounts that will be granted to particular individuals or groups of employees under the 2018 Plan. In order to provide you with comparable information of the nature of Performance Units grants that could be granted under the 2018 Plan, we show below data relating to grants made in March 2018 under the 2008 Plan.

PROPOSAL 4	2018 Proxy Statement	79

In March 2018, the largest Performance Unit granted to any employee covered up to 37.5% of the Performance Unit Limit assuming a Final Award Payout of 200% of the Target Award. The number of shares which ultimately may be paid out to any Named Executive pursuant to the Performance Units granted in March 2018 cannot be determined at this time because the grants are subject to performance conditions. It is, however, subject to both the Performance Unit Limit and the Overall Limit and cannot exceed 200% of the related target award.

On March 2, 2018, the following persons received Performance Units for the 2018-2020 performance period covering the amount of common stock shown below:

Name	Shares Subject to Performance Units	Per Share Grant Date Fair Market Value

James P. Hackett,
Chief Executive Officer	750,000	$10.40

Robert L. Shanks,
Chief Financial Officer	212,884	$10.40

William Clay Ford, Jr.,
Executive Chairman	594,230	$10.40

James D. Farley, Jr.
Executive Vice President	220,384	$10.40

Joseph R. Hinrichs,
Executive Vice President	212,884	$10.40

Executive Officer Group (including Named Executives)	3,448,260	$10.40

Non-Executive Director Group	0	NA

Non-Executive Officer Employee Group	5,147,997	$10.40

The Committee believes that the Performance Units provision in the 2018 Plan for the Named Executives will provide flexibility for it to make stock awards within the Performance Unit Limit if the Committee deems it appropriate in order to provide competitive compensation or to recognize unique individual contributions. It also will provide the Committee with a tool to focus executive behavior to accomplish important business and strategic objectives. Additionally, it will serve as a strong retention element for key executives who are leading our transition to become the world's most trusted mobility company.

If this proposal is approved, it is expected that the Committee will make individual stock awards under the 2018 Plan that are lower than the Performance Unit Limit.

Effect of Termination of Employment

If a participant terminates his or her employment prior to the end of the performance period relating to any Performance Unit, the Performance Unit generally will be cancelled, except as otherwise provided in the 2018 Plan for certain types of termination. (See paragraph (e) of Article 4 of the 2018 Plan in Appendix I.)

Accounting Treatment for Performance Units

The fair market value of Performance Units will be accounted for in accordance with FASB ASC Topic 718. Accounting for Performance Units under this method will result in an income effect with respect to all new awards granted the 2018 Plan assuming your approval of the 2018 Plan.

Stock Options and Stock Appreciation Rights

Eligibility

The Board of Directors may grant stock options with or without related stock appreciation rights to officers and other key salaried employees on a global basis. About 4,500 employees are eligible to receive stock options; however, the Committee has not awarded stock options to any employees as part of the annual equity grant process since 2014. It is expected that the Committee will not grant stock options to employees during 2018. In addition, the Committee may grant options and related stock appreciation rights if authorized to do so by the Board. The Committee also may delegate to a committee, comprised of members consistent with Delaware law, the determination of the amount of individual grants for employees who are not officers of the Company, within limitations prescribed by the Committee.

Terms of Options and Stock Appreciation Rights

Options granted under the 2018 Plan will be designated at the time of grant as either "incentive stock options" ("ISOs") qualified under the federal tax law or options which do not so qualify ("NQOs"). Under the federal tax law, if the aggregate fair market value (determined at time of grant) of stock for which ISOs first become exercisable by a participant during any calendar year exceeds $100,000, such options will be treated as NQOs. Therefore, some participants may be granted both ISOs and NQOs.

80	PROPOSAL 4	2018 Proxy Statement

The option price of common stock covered by an option granted under the 2018 Plan is the fair market value of Ford common stock on the date of grant of such option. The fair market value of Ford common stock for determining the option price will be the closing price of Ford common stock on the grant date. Payment for shares purchased upon exercise of an option will be made in full at the time of exercise, either in cash or in shares of the Company's common stock (if owned at least six months) valued at their fair market value on the date of exercise.

A stock appreciation right entitles the participant to receive from the Company that number of shares of common stock determined by dividing (i) the total number of shares covered by the related option (or portion of it) multiplied by the amount by which the fair market value of a share of common stock on the exercise date exceeds the option price by (ii) the fair market value of a share of common stock on the exercise date.

In consideration of an option grant, with or without a related stock appreciation right, each participant must agree to remain in the employ of the Company for the period of time provided in the option agreement.

Options and related stock appreciation rights granted under the 2018 Plan terminate not later than ten years from the date of grant.

The Committee adopted a provision in the 2018 Plan that prohibits the repricing or cash-out of options or stock appreciation rights (see Article 5(h) of Appendix I). The Committee believed it was important to specifically prohibit this practice, which it had informally adopted for all previous Company long-term incentive plans.

Maximum Option Grant

There is a limit on the number of shares of common stock subject to stock options and stock appreciation rights that may be granted with or without stock appreciation rights to any employee for any year under the 2018 Plan. The limit, as adjusted under the 2018 Plan, is called the Option Limit. The Option Limit is equal to 6,000,000 shares. The Committee, in its discretion, may make individual stock option awards to employees that are lower than the Option Limit. The Option Limit exceeds the amount the Company granted to any person in any year under the 2008 Plan.

The Committee believes that the Option Limit for employees provides flexibility for it to make stock option grants within that limit if the Committee deems it appropriate in order to provide competitive compensation or to recognize unique individual contributions. If this proposal is approved, it is expected that the Committee will make individual stock option grants under the 2018 Plan that are lower than the Option Limit.

Option Grant Data

No options or stock appreciation rights were granted in 2018, and we do not expect to make such grants during the remainder of 2018.

Effect of Termination of Employment

If, prior to the date that any option or stock appreciation right first becomes exercisable, a participant's employment terminates for any reason, all rights thereunder generally will cease, except as otherwise provided in the 2018 Plan for certain types of termination. (See paragraph (f) of Article 5 of the 2018 Plan in Appendix I.)

Accounting Treatment for Options and Stock Appreciation Rights

The Company expenses the fair market value of options and stock appreciation rights, using the Black-Scholes option-pricing model, in its financial statements under guidelines of FASB ASC Topic 718. Accounting for options and stock appreciation rights under this method will result in an income effect with respect to all new awards granted after May 1, 2018, if any, to employees assuming your approval of the 2018 Plan.

Federal Tax Consequences for Options and Stock Appreciation Rights

The grant of an option or stock appreciation right will not have any tax consequences for the participant or the Company under present federal tax laws. In general, upon the exercise of an NQO, the participant will realize ordinary taxable income measured by the difference between the option price and the fair market value of the stock received at the time of exercise, and the Company will be entitled to a tax deduction in the same amount.

The participant does not incur any taxable income at the time of exercise of an ISO. If the participant holds the shares acquired upon exercise of the ISO for more than one year after exercise, the difference between the option price and the amount realized upon disposition of the shares is treated as long-term capital gain or loss by the participant and the Company is not allowed a tax deduction. The excess of the fair market value of the shares received at the time of exercise of an ISO over the option price will be an "item of tax preference" which may result in the "alternative minimum tax" being imposed on the participant under the federal tax law.

PROPOSAL 4	2018 Proxy Statement	81

Upon the exercise of a stock appreciation right, generally the participant will realize ordinary taxable income measured by the fair market value of the stock or the amount of cash received at the time of exercise. The Company will be entitled to a tax deduction in the same amount.

Other Stock-Based Awards

The Plan permits the Committee to grant awards of common stock and other awards that are valued or determined in whole or part by reference to, or are otherwise based on, common stock ("Other Stock-Based Awards"). The Committee also may delegate to a committee, comprised of members consistent with Delaware law, the determination of the amount of individual grants for employees who are not officers of the Company, within limitations prescribed by the Committee. Other Stock-Based Awards generally may be granted either alone, in addition to, in tandem with, as an alternative to, or in substitution for, any other kind of award granted under the 2018 Plan or under any other Company plan, including a plan of an acquired entity. The Other Stock-Based Awards may be paid in common stock or other securities of the Company, cash or any other form of property or in any combination determined by the Committee.

Examples of Other Stock-Based Awards include restricted stock, rights to purchase common stock, options containing terms or provisions differing in whole or in part from ISOs and NQOs, securities convertible into common stock, awards in the form of stock units ("Time-Based Units"), Dividend Equivalents, and deferred awards of or related to common stock.

About 4,700 employees are eligible to receive Other Stock-Based Awards under the Plan, including 45 officers. The Named Executives, other executive officers, and other employees received Other Stock-Based Awards as of March 2, 2018, under the 2008 Plan. So far in 2018, the number of Time-Based Units granted as of March 2, 2018 to all employees under the 2008 Plan was 15,286,268. Other than Time-Based Units, no Other Stock-Based Awards were made in the first quarter of 2018.

Because the 2018 Plan is not effective until May 1, 2018, we show in the table below the grants of Other

Stock-Based Awards made on March 2, 2018 under the 2008 Plan:

Name	Shares Subject to Time-Based Units	Per Share Grant Date Fair Market Value

James P. Hackett,
Chief Executive Officer	500,00	$10.40

Robert L. Shanks,
Chief Financial Officer	430,384	$10.40

William Clay Ford, Jr.,
Executive Chairman	396,153	$10.40

James D. Farley, Jr.,
Executive Vice President	146,923	$10.40

Joseph R. Hinrichs,
Executive Vice President	141,923	$10.40

Executive Officer Group (including Named Executives)	2,587,302	$10.40

Non-Executive Director Group	0	NA

Non-Executive Officer Employee Group	12,063,262	$10.40

Since the adoption of the 2018 Plan, the Committee has approved the accrual and payment of Dividend Equivalents for awards of Time-Based Units if dividends are paid on Ford common stock. The Dividend Equivalents will accrue during the restriction period and be paid upon vesting of the underlying Time-Based Unit award.

The Committee decides the employees to whom Other Stock-Based Awards will be made, the kinds of such awards, the grant dates, the number of shares of Stock or units, the consideration for the awards, and other terms and conditions of the awards, subject to the 2018 Plan. The Committee may make adjustments in award criteria during any applicable award period.

Accounting Treatment for Restricted Common Stock and Restricted Stock Units

The fair market value of restricted common stock and Time-Based Units will be expensed over the restriction period, under guidelines of FASB ASC Topic 718. Accounting for restricted common stock and Time-Based Units under this method will result in an income effect with respect to all new awards granted pursuant to the 2018 Plan assuming your approval of the 2018 Plan.

82	PROPOSAL 4	2018 Proxy Statement

Stockholder Approval Condition

The grants of Plan Awards made by the Committee so far during 2018, to any employees after the date of this Proxy Statement but prior to your approval, if any, are subject to your approval of the terms of the 2018 Plan. If you approve this proposal, the terms of the 2018 Plan will continue in effect for Plan Awards to employees for 2018 and future years under the 2018 Plan.

If you do not approve this proposal, the Committee will not grant Plan Awards to key employees under the Company's 2018 Plan for 2018 and future years and any outstanding 2018 Plan Awards previously granted for 2018 pursuant to the 2018 Plan will be cancelled.

Reasons to Support

We believe your support of the 2018 Plan is warranted for many reasons, including the following:

•
The Committee has a long history of responsible equity grant practices.
•
The 2018 Plan has a five-year term.

•
The 2018 Plan includes maximum limits related to option and PB-RSU grants.

•
The 2018 Plan includes a prohibition on the repricing or cashing-out of options.

We request your vote FOR the 2018 Plan to allow us to continue to attract, retain, and incentivize employees to achieve our vision of becoming the world's most trusted mobility company.

Resolution

Ford management will present the following resolution to the meeting:

"RESOLVED, That the Company's 2018 Long-Term Incentive Plan described in Proposal 4 of the Proxy Statement and shown in Appendix I thereto is approved."

Your Board's recommendation: FOR Proposal 4

PROPOSAL 4	2018 Proxy Statement	83

Shareholder Proposals

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. Each of the proposals contains assertions about the Company or other statements that we believe are incorrect. We have not attempted to refute all of these inaccuracies and take no responsibility for the content of the proposals. The Board of Directors has thoroughly considered each proposal and recommends a vote against these proposals for the reasons set forth following each proposal.

Proposal 5. Shareholder Proposal

Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who owns 500 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Equal Voting Rights for Each Shareholder

RESOLVED: Shareholders request that our Board take steps to ensure that all of our company's outstanding stock has an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.

This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws and existing contracts.

Ford Family shares have 36-votes per share compared to the tiny one-vote per share for regular shareholders. (Some reports say 16-votes per share.) This dual-class voting stock reduces accountability by allowing corporate control to be retained by insiders disproportionately to their money at risk.

The onerous Ford requirement for 30% of shares to call a special meeting of shareholders further compounds this. This is when state law allows 10% of shares to call a special shareholder meeting and scores of Fortune 500 companies (with equal voting rights) allow 10%.

The 2016 proposal on this topic won the all-time highest support for any Ford shareholder proposal — almost 1.8 Billion votes. This proposal topic has received more than 51% of the independent vote of the non-family Ford stock in each year since 2011.

In spite of such consistent 2011 to 2017 support from regular Ford shareholders — Ford management has done absolutely nothing to address this serious issue — not even one baby step. It is time that the 62-year practice (1956-2018) of disenfranchising Ford public shareholders is changed for the common benefit of all shareholders.

Ford's dual-class voting stock is a reminder that the S&P 500 .SPX started excluding companies that issue multiple classes of shares, a move that effectively bars Snap Inc. (SNAP) after its decision to offer stock with no voting rights.

"Companies with multiple share class structures tend to have corporate governance structures that treat different shareholder classes unequally with respect to voting rights and other governance issues," the index provider said. In regard to SNAP's 2017 initial public offering, some investors were taken aback by the company's unusual decision to offer new investors a class of common stock with no voting rights.

FTSE Russell said it planned to exclude SNAP from its stock indexes. The decision likely means that funds like the $243 billion SPDR S&P 500 ETF will not buy SNAP stock any time soon.

Although supersized voting rights of the Ford family shares are not bad as SNAP- SNAP is a reminder of a toughening stance by index firms and investors who increasingly emphasize the importance of excellent corporate governance.

Please vote to improve our corporate governance:

Equal Voting Rights for Each Shareholder

84	SHAREHOLDER PROPOSALS	2018 Proxy Statement

The Board of Directors recommends a vote AGAINST Proposal 5 because it is not in the best interests of Ford and you.

The Ford family has more than an 114-year history of significant involvement in the affairs of the Company; they are bound to the Company not just in an economic sense through Class B shares but also on the basis of heritage, stewardship, and loyalty. Members of the Ford family always have played an important role in the Company both before and after it went public in 1956. As a direct result of the dual-class structure, the Ford family has a special interest in the long-term success of the Company and provides stability in the face of short-term market pressures and outside influences. This structure also ensures that the Company has a solid and loyal investor base throughout economic downturns and crises.

Through their actions during the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement. This long-term focus is essential for sustained success in our industry. Never was this more evident than during the financial crisis. With the unwavering support of the Class B shareholders, Ford was able to maintain a resolute focus on accelerating its plans, not just to survive the crisis while protecting your interests as shareholders rather than going through bankruptcy proceedings, but also to build the foundation necessary to establish sustainable and profitable growth for all.

Moreover, the current capital structure has been in place since Ford became a public company in 1956; it was the basis on which those who owned the Company were willing to offer shares to the public and, in the words of the January 17, 1956 Prospectus, "relinquish their exclusive right to vote in the affairs of management." Every purchaser of a share of Ford's common stock since that time has done so based on full disclosure that the Company has two classes of voting stock, consisting of common stock (representing 60% of the voting power), and Class B Stock (representing 40% of the voting power). Indeed, we believe many purchasers of Ford stock are attracted to it because of the dual-class structure, as discussed above. Under the banner of "equal vote," therefore, the Proposal actually seeks to upend the 62-year relationship among the Company's shareholders by ignoring the foundational compact on which that relationship was formed as well as the fundamental equitable interests that holders of both classes of stock established by their reliance on that structure.

Of course, neither history alone nor even the unfairness of upending the shareholders' compact would justify continuing the Company's capital structure if there were any demonstration that the interests of shareholders were being harmed because of that structure. But the proponent of the Recapitalization Proposal demonstrates nothing of the sort and could not do so. On the contrary, your interests as shareholders have been and will continue to be well served by the Company's longstanding capital structure.

Shareholders, however, need not rely just on capital structure or history to conclude that the Proposal is unnecessary at best, for your interests as shareholders have long been protected within this structure through the Company's adherence to sound corporate governance practices and principles that complement the share capital structure and reinforce the Company's strong commitment to both long-term sustainability and shareholder value. These corporate governance practices are often equal to, or better than, the practices of both single and dual class companies. Among our robust corporate governance practices are the following:

•
annual election of all directors by majority vote;

•
common shareholders have the majority voting power, in contrast to the majority of multi-class companies;

•
Class B shareholders do not have the right to elect any directors separately from common shareholders, in contrast to many dual-class companies;

•
Common shareholders have the right to call special meetings;

•
eleven of the fourteen director nominees are independent;

•
shareholders may act by written consent; and

•
the CEO and Chairman positions are separate, and the Board has a Lead Independent Director.

SHAREHOLDER PROPOSALS	2018 Proxy Statement	85

In addition to these practices, we have instituted the Creating Value Roadmap Process as our primary risk management tool (see Board's Role in Risk Management on pp. 13-16). The Board has reviewed the Creating Value Roadmap Process, and it has been institutionalized through a policy letter that is binding on all Business Units and Skill Teams.

We note that there are competing studies as to the financial performance of dual-class companies. Regarding Ford specifically, the Company's performance over the past six years has been consistently profitable with positive Automotive Segment Operating Cash Flow. It is important to appreciate that, without accessing taxpayer money or going through a bankruptcy process that would have eliminated shareholder value, we achieved each of the following and more:

•
financed our plan by accessing the debt markets prior to the onset of the financial crisis;

•
invested in new products and technologies that allowed us to emerge from the crisis with the freshest product portfolio in the industry and positioned ourselves to maintain that leadership position;

•
retained our interest in Ford Motor Credit Company, our strategically important finance company;

•
paid back our secured financing by returning to profitability and maintaining consistent profits and cash flow;

•
returned to an investment grade credit rating by the four major credit rating agencies that rate us;

•
reinstated a dividend in 2012, doubled the dividend rate in the first quarter of 2013; increased it by an additional 25% in the first quarter of 2014; increased it a further 20%, to 15 cents per share per quarter (60 cents per share annually), in the first quarter of 2015; in January 2016, the Board approved the payment of a $0.25 per share supplemental dividend in addition to the $0.15 per share regular quarterly dividend; in January 2017, the Board approved a payment of $0.05 per share supplemental dividend in addition to the $0.15 per share regular quarterly dividend; and in January 2018, the Board approved a payment of $0.13 per share supplemental dividend in addition to the $0.15 per share regular quarterly dividend; and

•
returned approximately $15 billion to shareholders from 2012-2017 through dividends and share repurchase programs that offset the dilutive effect of our share-based employee compensation plan and the conversions of senior convertible debt.

Our sustained financial performance and corporate governance practices indicate that the interests of all shareholders have been protected under the current structure.

We do not believe that a "one-size-fits-all" approach to corporate governance is appropriate, as best practices for cyclical businesses such as the auto industry may differ from those in other industries. The Board believes that our ownership structure has helped insulate our Company from business cycles and related short-term pressures, while allowing the Board and senior management to focus on our long-term success.

In short, the current share capital structure is in the best interests of the Company. The support of the Class B shareholders has provided significant stability to the business, and the long history of Ford family involvement in the Company has been one of its greatest strengths. For the reasons stated above, the Board of Directors recommends a vote "against" this Proposal because it is not in the best interests of Ford and you.

Your Board's recommendation: AGAINST Proposal 5

86	SHAREHOLDER PROPOSALS	2018 Proxy Statement

Proposal 6. Shareholder Proposal

The Unitarian Universalist Association of 24 Farnsworth Street, Boston, Massachusetts 02210, which owns 10,882 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Whereas, we believe in full disclosure of Ford Motor's ("Ford") direct and indirect lobbying activities and expenditures to assess whether Ford's lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Ford request the preparation of a report, updated annually, disclosing:

  1.
  Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

  2.
  Payments by Ford used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

  3.
  Description of management's decision making process and the Board's oversight for making payments described in section 2 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Ford is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Ford's website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly. Ford spent over $38.6 million from 2010 - 2016 on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures to influence legislation in states, where Ford also lobbies but disclosure is uneven or absent. For example, Ford spent $2,445,024 on lobbying in California from 2010 - 2016. Ford's lobbying over fuel efficiency standards has attracted media attention ("EPA Chief Pruitt Met with Many Corporate Execs, Then He Made Decisions in Their Favor." Washington Post, September 23, 2017).

Ford sits on the boards of the Chamber of Commerce, which has spent more than $1.3 billion on lobbying since 1998, and the National Association of Manufacturers, which spent over $25 million lobbying in 2015 and 2016. Ford does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

We commend Ford for ending its membership in the American Legislative Exchange Council (ALEC) in 2016 ("Ford & LEGO Gang Up On Climate-Denying ALEC," CleanTechnica, February 20, 2016). However, we are concerned that Ford's lack of trade association lobbying disclosure presents significant reputational risk. For example, Ford believes climate change is real and is committed to reducing greenhouse gas emissions, yet the Chamber has consistently opposed legislation and regulation to address climate change. And this values incongruity has drawn media scrutiny ("Paris Pullout Pits Chamber against Some of Its Biggest Members," Bloomberg, June 9, 2017).

Transparent reporting would reveal whether company assets are being used for objectives contrary to Ford's long-term interests.

SHAREHOLDER PROPOSALS	2018 Proxy Statement	87

The Board of Directors recommends a vote AGAINST Proposal 6 because it is not in the best interests of Ford and you.

Corporations are prohibited under federal and many state laws from making direct or indirect contributions to candidates or political parties. The Company has a policy not to make contributions to political candidates or organizations, nor to employ its resources for the purpose of helping to elect candidates to public office, even where permitted by law.

The Company has a political action committee, the Ford Civic Action Fund (the "Fund"). All of the contributions made by the Fund are derived from voluntary employee contributions; the Company makes no contributions. The Company does, however, pay the solicitation and administrative expenses of the Fund, which are minimal, as permitted by law. Information with respect to contributions made by the Fund in connection with federal and state elections is publicly available at the Federal Election Commission and applicable state boards of election, respectively.

Where permitted by law, the Company makes contributions with respect to state and local ballot questions and referenda that have a direct impact on the Company's business (such as those dealing with local property taxes). Information with respect to contributions made in connection with ballot questions and referenda is publicly available through local boards of election.

We do not believe that the additional information requested by the proposal will add significant value for shareholders. To the extent the proposal would cover payments to tax exempt organizations that in turn may engage in political activity, it should be noted that Ford belongs to many trade associations. These memberships provide significant benefits to the Company and shareholders. Management is aware of the political activities of these organizations and ensures that any such activities further our corporate interests and thus your interests as shareholders. To produce the detailed report requested by the proposal would require significant time and expense. The Board believes that these resources could be better utilized in moving our business forward and, consequently, does not support the proposal.

Your Board's recommendation: AGAINST Proposal 6

88	SHAREHOLDER PROPOSALS	2018 Proxy Statement

Proposal 7. Shareholder Proposal

As You Sow of 1611 Telegraph Ave., Suite 1450, Oakland, California 94612, on behalf of the Arkay Foundation of 127 University Avenue, Berkeley, California 94710, which owns 1,166 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Whereas: Global action on climate change is accelerating. The Paris Agreement's goal of keeping global temperature rise below 2 degrees Celsius is already shaping global, national, and local policy decisions.

Transportation accounts for more than 23 percent of global carbon dioxide emissions; this sector will need to deliver major emissions cuts for countries to achieve the Paris goal. (WEO 2017). In the U.S., a recent study1 found that greenhouse gas (GHG) reductions beyond those achievable from current vehicle emission reduction standards will be necessary by 2025 to meet global climate goals.

Globally, governments are adopting transportation policies requiring significant fuel economy increases, and are beginning to promote low carbon vehicle technology standards. China will require 40 percent of cars sold by 2030 to be electric and intends to ban vehicles with internal combustion engines. Other countries and cities have announced, and California is considering, similar measures.

Automakers are announcing plans in line with this decarbonizing transportation market. Volvo committed that, by 2019, all new models will be electrified, with plans to sell 1 million electric vehicles (EVs) cumulatively by 2025. BMW committed to sell 100,000 electrified vehicles in 2017 and that 20 to 25 percent of its sales will be plug-in-hybrids or EVs by 2025. Ford will need to undertake aggressive action to compete successfully in this transition to low carbon transportation.

ln 2012, the U.S. issued light duty vehicle rules strengthening GHG emission reduction standards and improving corporate average fuel economy standards (collectively "CAFE standards"). These rules are being challenged by Ford and other automakers.2

The proposed weakening of CAFE standards will lead to additional greenhouse gas emissions, regulatory uncertainty, and significant reputational risk for automakers. For example, a public campaign was recently launched demanding that Ford and other automakers end their advocacy for rollback of CAFE standards.3

Ford recently announced a significant reallocation of capital from cars to trucks and sport utility vehicles, a move that will increase fleetwide GHG emissions. Ford also announced an initiative to expand electric vehicle development, but has yet to specify sales targets, percentages of planned electric drive vehicles, etc.4 Coupled with lobbying to weaken CAFE standards, this new plan raises serious questions about whether the company will retreat in reducing fleetwide GHG emissions, especially through 2025, a critical window of opportunity for the industry to meet climate goals. This uncertainty exposes the company to reputation harm, public controversy, and the potential to quickly lose global competitiveness.

Ford's actions have created investor concern about the alignment of its fleet emissions with an increasingly low carbon global vehicle market.

Resolved: Shareholders request that Ford, with Board oversight, publish a report, at reasonable cost, describing whether and how our company's fleet GHG emissions through 2025 will increase given its planned changed in fleet mix and industry's proposed weakening of CAFE standards or, conversely, how it plans to retain emissions consistent with, or better than, CAFE standards to ensure its products are sustainability in a rapidly decarbonizing vehicle market.

1
http://ns.umich.edu/new/releases/25157-beyond-epa-s-clean-power-decision-climate-action-window-could-close-as-early-as-2023
2
http://www.autonews.com/article/20170206/OEM11/302069936/fields-cafe-claim-comes-with-an-asterisk
3
http://www.businessinsider.com/trump-change-epa-cafe-standards-car-companies-2017-3
4
http://www.foxnews.com/auto/2017/10/04/ford-to-stake-future-on-trucks-and-electrification.html

SHAREHOLDER PROPOSALS	2018 Proxy Statement	89

The Board of Directors recommends a vote AGAINST Proposal 7 because it is not in the best interests of Ford and you.

The Board opposes this proposal because we do not believe it is in the best interest of the Company or shareholders. We are committed to continued reductions in emissions from our vehicles around the world, and every day we work toward this goal. Reducing greenhouse gas emissions from our products and facilities has many benefits, and the Company has funded many projects that have made our products and facilities more efficient. Importantly, regardless of CAFE standards, we are driving carbon reductions with more hybrids, plug-in hybrids, and battery electric vehicles in our portfolio. Specifically, we are investing $11 billion to put 40 hybrid and fully electric vehicles on the road by 2022, including hybrid versions of the iconic F-150 pickup and Mustang in the U.S.

While we remain deeply committed to improving fuel economy across our traditional vehicle lines, we know there is an important opportunity to further reduce greenhouse gas emissions as we move into the future. In the new era before us, we are building a future where smart vehicles in a smart world will improve people's lives and reduce greenhouse gas emissions. If implemented the right way, new mobility solutions like dynamic shuttles and ride sharing will make a significant positive impact on the environment by taking vehicles off of roads while also providing people with safe, accessible, and affordable transportation. We are excited to work with like-minded partners to bring these smarter solutions to cities around the world.

The Board believes that the proposal is not in the best interest of the Company or shareholders because the requested disclosure does not add significant value beyond our current disclosures. We annually publish a Sustainability Report, in which we detail how we incorporate sustainability into every area of our business and outline our climate change strategy. The high quality of our environmental practices was recently acknowledged by Institutional Shareholder Services (ISS). In its inaugural Environmental & Social QualityScore survey, ISS ranked us in the lowest decile for environmental risk, indicating that our environmental practices are low risk compared with our peers.

Your Board's recommendation: AGAINST Proposal 7

90	SHAREHOLDER PROPOSALS	2018 Proxy Statement

Proposal 8. Shareholder Proposal

Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, on behalf of James McRitchie of 9295 Yorkship Court, Elk Grove, California 95758, who owns 200 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Transparent Political Spending

Resolved: Shareholders of Ford Motor Company ("Ford" or "Company") hereby request Ford provide a report, updated semiannually, disclosing the Company's:

  1.
  Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

  2.
  Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including: (a) The identity of the recipient as well as the amount paid to each; and (b) The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company's website within 12 months from the date of the annual meeting. This resolution does not encompass lobbying.

Supporting Statement: As long-term shareholders of Ford, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of Ford and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision: "... prompt disclosure of expenditures can provide shareholders and citizens with the information needed to hold corporations and elected officials accountable for their positions and supporters. Shareholders can determine whether their corporation's political speech advances the corporation's interest in making profits, and citizens can see whether elected officials are "in the pocket" of so-called moneyed interests ... This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages."

The Court expressed enthusiasm that technology today makes disclosure "rapid and informative." Unfortunately, the Court envisioned a mechanism that does not currently exist. Relying on publicly available data does not provide a complete picture of our Company's political spending. For example, Ford's payments to trade associations that may be used for election-related activities are undisclosed. This proposal asks our Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations, which may be used for political purposes. Implementation would bring Ford in line with a growing number of leading companies, including Procter & Gamble Co., which present this information on their websites.

Support by mutual funds for this topic jumped significantly in 2017, to 48 percent from 43 percent in 2016, according to an analysis by Fund Votes. Our Company's board and shareholders need comprehensive disclosure to fully evaluate the political use of corporate assets.

We urge you to vote For:

Transparent Political Spending

SHAREHOLDER PROPOSALS	2018 Proxy Statement	91

The Board of Directors recommends a vote AGAINST Proposal 8 because it is not in the best interests of Ford and you.

Corporations are prohibited under federal and many state laws from making direct or indirect contributions to candidates or political parties. The Company has a policy not to make contributions to political candidates or organizations, nor to employ its resources for the purpose of helping to elect candidates to public office, even where permitted by law.

The Company has a political action committee, the Ford Civic Action Fund (the "Fund"). All of the contributions made by the Fund are derived from voluntary employee contributions; the Company makes no contributions. The Company does, however, pay the solicitation and administrative expenses of the Fund, which are minimal, as permitted by law. Information with respect to contributions made by the Fund in connection with federal and state elections is publicly available at the Federal Election Commission and applicable state boards of election, respectively.

Where permitted by law, the Company makes contributions with respect to state and local ballot questions and referenda that have a direct impact on the Company's business (such as those dealing with local property taxes). Information with respect to contributions made in connection with ballot questions and referenda is publicly available through local boards of election.

We do not believe that the additional information requested by the proposal will add significant value for shareholders. To the extent the proposal would cover payments to tax exempt organizations that in turn may engage in political activity, it should be noted that Ford belongs to many trade associations. These memberships provide significant benefits to the Company and shareholders. Management is aware of the political activities of these organizations and ensures that any such activities further our corporate interests and thus your interests as shareholders. To produce the detailed report requested by the proposal would require significant time and expense. The Board believes that these resources could be better utilized in moving our business forward and, consequently, does not support the proposal.

Your Board's recommendation: AGAINST Proposal 8

92	SHAREHOLDER PROPOSALS	2018 Proxy Statement

Other Items

Shareholder Proposals for 2019

Unless the Board of Directors determines otherwise, next year's annual meeting will be held on May 9, 2019. Any shareholder proposal intended for inclusion in the proxy materials for the 2019 Annual Meeting must be received by the Company's Secretary no later than November 29, 2018, and can be sent via facsimile to 313-248-8713. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company's By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford's 2017 Annual Report, including consolidated financial statements, has been mailed to you or can be viewed by following the instructions on the Notice and Access letter received by you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 8:30 a.m. and 5:00 p.m. EDT at Ford Motor Company, World Headquarters, One American Road, Dearborn, Michigan 48126, for ten days prior to the meeting and on the day of the meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/FORD2018 during the annual meeting.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in "street name," your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials. This practice is known as "householding," and is designed to reduce our printing and postage costs. If, however, any shareholder residing at such an address wishes to receive a separate annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, he or she may contact his or her broker. For registered holders, he or she may telephone the Shareholder Relations Department at 800-555-5259 (US and Canada) or 313-845-8540 (international) or write to them at Ford Motor Company, Shareholder Relations, P.O. Box 6248, Dearborn, MI 48126.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission, or other means of electronic communication by directors, officers, and other employees of the Company.

OTHER ITEMS	2018 Proxy Statement	93

Questions and Answers About the Proxy Materials

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK AND CLASS B STOCK?

•
Holders of common stock and holders of Class B Stock, as of close of business March 14, 2018, the record date, will vote together without regard to class on the matters to be voted upon at the meeting.

•
Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

•
On March 14, 2018, 3,922,319,381 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.
•
Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

•
At this year's meeting, each outstanding share of Class B Stock will be entitled to 36.906 votes on each matter to be voted upon. The number of votes for each share of Class B Stock is calculated each year in accordance with the Company's Restated Certificate of Incorporation.

HOW DO I VOTE MY SHARES?

•
Shares may be voted before the meeting by following the instructions on the proxy card or voting instruction card.

•
Shares may be voted at the meeting by completing a ballot online during the meeting.

•
Company employees or retirees participating in either of the Company's Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, may be receiving this material because of shares held for you in those plans. In that case, you may use a proxy card to instruct the plan trustee on how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any part of these plans, the trustee will vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions unless otherwise required by ERISA as determined by the investment manager. To allow sufficient time for voting by trustees and administrators of the plans, your voting instructions must be received by 11:59 p.m. EDT on May 7, 2018.

HOW CAN I CHANGE MY VOTE?

You can revoke your proxy at any time before it is exercised by:

•
Submitting written notice of revocation to the Secretary of the Company;
•
Submitting another proxy by telephone, online, or by mail that is later dated and, if by mail, that is properly signed; or

•
Voting online during the meeting if you are a shareholder of record or a "street name" holder.

WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?

If you do not specify on your proxy card (or when giving your proxy by telephone or online) how you want to vote your shares, we will vote them:

FOR all of the director nominees (Proposal 1);

FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2018 (Proposal 2);

FOR approval of the compensation of the Named Executives (Proposal 3);

FOR approval of the 2018 Long-Term Incentive Plan (Proposal 4); and

AGAINST the shareholder proposals (Proposals 5, 6, 7, and 8).

94	QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS	2018 Proxy Statement

CONFIDENTIAL VOTING POLICY

•
The votes of all shareholders are held in confidence from directors, officers, and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; or (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management.

•
We also continue to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

VOTING RECOMMENDATIONS AND REQUIRED APPROVAL

Proposals 1, 2, 3, and 4 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

Proposal		Board Recommendation

1.	Election of Directors (pp.24-33)	The Board recommends a vote FOR each of the nominees.

2.	Ratification of Accounting Firm (pp. 34-35)	The Board recommends a vote FOR ratification of the independent registered public accounting firm.

3.	Say-on-Pay Approval (pp.36-76)	The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the Named Executives.

4.	Approval of the 2018 Long-Term Incentive Plan (p.77-83)	The Board recommends a vote FOR the approval of the 2018 Long-Term Incentive Plan.

5.	Shareholder Proposals (pp.84-92)	The Board recommends a vote AGAINST Shareholder Proposals.

•
A majority of the votes that could be cast by shareholders who are either present online or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal.

•
The votes are computed for each share as described on p. 94.

•
The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions.

•
Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified.

•
Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

HOW CAN I PARTICIPATE IN THE VIRTUAL ANNUAL MEETING?

•
Shareholders will be able to log into the virtual annual meeting platform beginning at 8:00 a.m. EDT on May 10, 2018.

•
To participate in the virtual annual meeting visit www.virtualshareholdermeeting.com/FORD2018.
•
Enter your 16-digit control number as indicated.

•
Shareholders may submit questions either before the meeting or during the meeting. For more information regarding how to submit questions see p. 97.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS	2018 Proxy Statement	95

ARE THERE ANY OTHER MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?

•
We do not know of any other matters to be presented or acted upon at the meeting.

•
Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders.
•
If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

•
This Proxy Statement and our 2017 Annual Report are available on our website at www.corporate.ford.com.

•
Instead of receiving paper copies of next year's Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message that will provide a link to those documents online. By opting to access your proxy materials online, you will:

  •
  Gain faster access to your proxy materials;

  •
  Save us the cost of producing and mailing documents to you; and

  •
  Help preserve environmental resources.
•
Ford shareholders who have enrolled in the electronic access service previously will receive their materials online this year.

•
Shareholders of record may enroll in the electronic proxy and Annual Report access service for future annual meetings of shareholders by registering online at www.eTree.com/ford.

•
"Street name" shareholders who wish to enroll for electronic access may register for online delivery of materials by going to www.icsdelivery.com/live.

96	QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS	2018 Proxy Statement

Instructions for the Virtual Annual Meeting

This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/FORD2018 and enter the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 8:00 a.m. Eastern Daylight Savings Time ("EDT") on May 10, 2018. The meeting will begin promptly at 8:30 a.m. EDT on May 10, 2018.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 8:30 a.m. EDT on May 7, 2018 and until 11:59 p.m. EDT on May 9, 2018, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on "Question for Management," type in your question, and click "Submit." Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/FORD2018, type your question into the "Ask a Question" field, and click "Submit."

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.shareholder.ford.com. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 855-449-0991 (Toll Free) or 720-378-5962 (International Toll). Technical support will be available starting at 8:00 a.m. EDT on May 10, 2018 and will remain available until thirty minutes after the meeting has finished.

/s/ Jonathan E. Osgood

Jonathan E. Osgood
 Secretary

March 29, 2018

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING	2018 Proxy Statement	97

Appendix I. Ford Motor Company 2018 Long-Term Incentive Plan

Ford Motor Company 2018 Long-Term Incentive Plan
(Effective as of May 1, 2018, subject to shareholder approval)

Purpose

1.      (a)    Purpose.    This Plan, known as the "2018 Long-Term Incentive Plan" (the "Plan"), is intended to provide an incentive to certain salaried employees of Ford Motor Company (the "Company"), and of its subsidiaries, in order to encourage them to remain in the employ of the Company and to increase their interest in the Company's success. It is intended that this purpose be effected through stock awards and/or various stock-based rights with respect to shares of the Company's Common Stock (collectively, the "Plan Awards"), as provided herein, to eligible employees ("Participants").

(b)   Company; Subsidiary; Employee.    The term "Company" when used with reference to employment shall include subsidiaries of the Company. The term "subsidiary" shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned, directly or indirectly, by the Company. The term "employee" shall be deemed to include any person who is an employee of any joint venture corporation or partnership, or comparable entity, in which the Company has a substantial equity interest (a "Joint Venture"), provided such person was an employee of the Company immediately prior to becoming employed by such Joint Venture.

Administration

2.     (a)    Compensation Committee.    The Compensation Committee of the Company's Board of Directors (the "Committee") shall administer the Plan and perform such other functions as are assigned to it under the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.

(b)   Delegation of Authority.    The Committee may delegate any or all of its powers and duties under the Plan, including, but not limited to, its authority to grant waivers pursuant to Article 8, to one or more other committees as it shall appoint, pursuant to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate its authority to (1) make Plan Awards under the Plan, except as otherwise provided in Articles 4, 5, and 6; (2) act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the liability provisions of Section 16(b) of the Exchange Act (any such Participant being called a "Section 16 Person"); or (3) amend or modify the Plan pursuant to the provisions of paragraph (b) of Article 14.

(c)   Eligibility of Committee Members.    No person while a member of the Committee or any committee of the Board of Directors administering the Plan, other than as provided in Article 2(b)(1), shall be eligible to hold or receive a Plan Award.

Stock Available for Plan Awards

3.     (a)    Stock Subject to Plan.    The stock to be subject to or related to Plan Awards shall be shares of the Company's Common Stock of the par value of $.01 per share ("Stock"), and may be either authorized and unissued or held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Article 11, in each calendar year during any part of which the Plan is in effect shall be 2% of the total number of issued shares of Stock

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as of December 31 of the calendar year immediately preceding such year (the number of shares determined by application of such percentage in any calendar year being called the "2% Limit" for such year); provided, however, that such percentage may be increased to up to 3% in any one or more calendar years, in which event the excess over 2% in any such calendar year shall reduce by a like number the aggregate number of shares that otherwise would have been available for Plan Awards pursuant to this paragraph (a) and paragraph (c) of this Article 3 in subsequent calendar years during the term of the Plan, in inverse order commencing with the year 2023. Notwithstanding the foregoing, (i) the aggregate number of shares that may be issued upon exercise of "incentive stock options" (as defined in paragraph (a)(l) of Article 5) shall not exceed 2% of the number of shares authorized under the Company's Certificate of Incorporation at the date of adoption of the Plan (subject to adjustment in accordance with the provisions of Article 11), (ii) the maximum number of shares subject to Options (as defined below), with or without any related Stock Appreciation Rights (as defined below), that may be granted pursuant to Article 5 to an employee during any calendar year during any part of which the Plan is in effect shall be 6,000,000, subject to adjustment in accordance with the provisions of Article 11 and (iii) the maximum number of shares of Stock or Restricted Stock Units (as defined below) that may be granted as Final Awards (as defined below) pursuant to Article 4 to an employee during any calendar year during any part of which the Plan is in effect shall be 4,000,000, subject to adjustment in accordance with the provisions of Article 11.

(b)   Computation of Stock Available for Plan Awards.    For the purpose of computing the total number of shares of Stock remaining available for Plan Awards at any time in each calendar year during which the Plan is in effect, there shall be debited against the total number of shares determined to be available pursuant to paragraphs (a) and (c) of this Article 3 (i) the maximum number of shares of Stock subject to issuance upon exercise of Options (as defined below) granted in such year, (ii) the maximum number of shares of Stock or Restricted Stock Units that may be granted as Final Awards under Performance-Based Restricted Stock Units (as defined below) granted in such calendar year, and (iii) the number of shares of Stock related to Other Stock-Based Awards (as defined below) granted in such year, as determined by the Committee in each case as at the dates on which such Plan Awards were granted.

(c)   Unused, Forfeited and Reacquired Shares.    Any unused portion of the 2% Limit for any calendar year shall be carried forward and shall be made available for Plan Awards in succeeding calendar years; provided, however that for any given calendar year only that portion of the unused 2% Limit from the previous year shall carryover so that the total number of shares available from the carryover of the unused 2% Limit from all previous years pursuant to this paragraph (c) shall not exceed 100 million shares of Stock for any given year. In addition, the shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award (including, without limitation, the shares debited under paragraph (b) of Article 3 that are not included in the related Final Award) also shall be made available for further Plan Awards. Any shares of Stock made available for Plan Awards pursuant to this paragraph (c) shall be in addition to the shares available pursuant to paragraph (a) of this Article 3.

Performance-Based Restricted Stock Units and Final Awards

4.     (a)    Grant of Performance-Based Restricted Stock Units.    The term "Performance-Based Restricted Stock Unit" ("PB-RSU"), shall mean the right to receive, without payment to the Company, up to the number of Restricted Stock Units or shares of Stock described therein, subject to the terms and provisions of the PB-RSU and the Plan. The term "Restricted Stock Unit" shall mean the right to receive, without payment to the Company, one share of Stock upon expiration of the applicable restriction period, subject to the terms and conditions of the award and the Plan. The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, PB-RSUs to such officers and other key salaried employees of the Company, whether or not members of the Board of Directors, as it may select and for such numbers of shares based on such dollar amounts as it shall designate, subject to the provisions of this Article 4 and Article 3. Notwithstanding anything contained in the Plan to the contrary, the Committee may authorize a committee, whose membership shall be consistent with Delaware law, to determine the amount of individual grants of PB-RSUs and related Final Awards to key employees of the Company selected by such committee who are not officers or directors of the Company, subject to the provisions of Articles 3 and 4 and subject to a maximum number of shares of Stock and any other limitations specified by the Committee.

(b)   Terms and Provisions of PB-RSUs.    Prior to the grant of any PB-RSU, the Committee shall determine the terms and provisions of each PB-RSU, including, without limitation, (i) the number of Restricted Stock Units or shares of Stock to be earned under such PB-RSU if 100% of each of the Performance Goals is achieved (the "Target Award"),

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as adjusted pursuant to Article 11, (ii) one or more performance goals ("Performance Goals") based on one or more Performance Criteria (as defined below) to be used to measure performance under such PB-RSU, (iii) the formula (the "Performance Formula") to be applied against the Performance Goals in determining the percentage (which shall not exceed 200%) of the Target Award (as adjusted pursuant to Article 11) used to determine the number of Restricted Stock Units or shares of Stock earned under such PB-RSU, (iv) the period of time for which such performance is to be measured (the "Performance Period"), which shall commence not earlier than 90 days prior to the date of grant of such PB-RSU, and (v) the period of time, if any, during which the disposition of Restricted Stock Units or shares of Stock covered by any Final Award relating to such PB-RSU shall be restricted as provided in paragraph (a) of Article 9 (the "Restriction Period"); provided, however, that the Committee may establish the Restriction Period applicable to any PB-RSU at the time of or at any time prior to the granting of the related Final Award. Within 90 days of commencement of a Performance Period, the Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period, which if not met, would result in no Final Award being made to any Participant with such Goal for such Period. During and after the Performance Period, but prior to the grant of a Final Award relating to any PB-RSU granted to a Participant, the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of such PB-RSU, subject to the terms and conditions of the Plan. Each PB-RSU shall be evidenced by a letter, an agreement or such other document as the Committee may determine. The term "Performance Criteria" shall mean one or more of the following objective business criteria established by the Committee with respect to the Company and/or any subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin, working capital, and/or any other criteria based on individual, business unit, group or Company performance selected by the Committee for the Performance Period. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index.

(c)
Final Awards.    (1) As soon as practicable following the completion of the Performance Period relating to any PB-RSU, but not later than December 31st immediately following such completion, the Committee shall determine the percentage (which shall not exceed 200%) of the Target Award (as adjusted pursuant to Article 11) which shall be used to determine the number of Restricted Stock Units or shares of Stock to be awarded finally to the Participant who holds such PB-RSU (the "Performance Factor"). Such number of Restricted Stock Units or shares of Stock is called the "Final Award". Each Final Award shall represent only full Restricted Stock Units or shares of Stock, and any fractional unit or share that would otherwise result from such Final Award calculation shall be disregarded. In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals to determine the Performance Factor. The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant, subject to the maximum Final Award amount of 200% of the related Target Award (as adjusted pursuant to Article 11), taking into account (i) the extent to which the Performance Goals provided in such PB-RSU was, in the Committee's sole opinion, achieved, (ii) the individual performance of such Participant during the related Performance Period and (iii) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such PB-RSU. The Committee shall notify such Participant of such Participant's Final Award as soon as practicable following such determination.

  (2)   As soon as practicable following the determination of each Final Award, the Company shall credit the Restricted Stock Units or, in the case of a Final Award of shares of Stock, issue or cause to be issued shares of Stock, representing such Final Award in the name of the Participant who received such Final Award. Such Participant shall, upon the lapse of restrictions on Restricted Stock Units or upon the issuance of shares of

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Stock, become the holder of record of the number of shares of Stock, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of paragraph (e) of this Article 4 and Articles 8, 9 and 11. If the Final Award is in restricted shares of Stock, the Company may direct the transfer agent or program administrator, as the case may be, to restrict the Restricted Stock Units or shares of Stock in accordance with the terms of the Final Award.

  (3)   Notwithstanding the provisions of paragraphs (c)(l) and (2) of this Article 4 or any other provision of the Plan, in the case of any PB-RSU held by a Participant who is an employee of a foreign subsidiary or foreign branch of the Company or of a foreign Joint Venture, or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Participant's Final Award shall not be represented by certificates for shares of Stock but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if certificates for shares of Stock had been issued in the name of such Participant in accordance with paragraphs (c)(l) and (2) of this Article 4 (such rights being called "Stock Equivalents"). Subject to the provisions of Article 11 and the other terms and provisions of the Plan, if the Committee shall so determine, each Participant who holds Stock Equivalents shall be entitled to receive the same amount of cash that such Participant would have received as dividends if certificates for shares of Stock had been issued in the name of such Participant pursuant to paragraphs (c)(l) and (2) of this Article 4 covering the number of shares equal to the number of shares to which such Stock Equivalents relate. Notwithstanding any other provision of the Plan to the contrary, the Stock Equivalents representing any Final Award may, at the option of the Committee, be converted into an equivalent number of shares of Stock or, upon the expiration of the applicable Restriction Period, into cash, under such circumstances and in such manner as the Committee may determine.

  (4)  If the Restriction Period relating to any Final Award or part thereof shall expire while the Participant who was granted such Award is employed by the Company, the shares of Stock issued in such Participant's name with respect to such Final Award or part thereof, shall be delivered to or credited to an account for such Participant as soon as practicable following the end of the Restriction Period, free of all restrictions.

(d)   Dividend Equivalents. The Committee may, at the time of grant of an award of PB-RSUs, provide that dividend equivalents shall accrue on the Target Award, denominated in cash or additional PB-RSUs as determined by the Committee. Payment of dividend equivalents will be made on, or as soon as practical after, the date that the Final Award of the underlying PB-RSU to which the dividend equivalents relate has been paid, and the amount of the payout shall be adjusted to equal the amount of the dividend equivalents so accrued multiplied by the Performance Factor of the underlying PB-RSU to which the dividend equivalents relate. Any dividend equivalents to be accrued hereunder shall accrue at least annually. For purposes of designating the time and form of payments under the Plan in accordance with Section 409A of the Internal Revenue code of 1986, as amended, (the "Code"), and the regulations thereunder, the accrual and payment of any dividend equivalents hereunder shall be treated separately from the right to receive any amount of Restricted Stock Units, shares of Stock or cash under any PB-RSUs to which the dividend equivalents relate.

(e)
Effect of Termination of Employment or Death.    (1) If a Participant's employment with the Company shall be terminated, prior to the expiration of the Performance Period, prior to the expiration of the Restriction Period, or prior to issuance of shares representing the Final Award if there is no Restriction Period, relating to any PB-RSU granted to such Participant, by reason of discharge, release in the best interest of the Company, release under mutually satisfactory conditions, termination under a voluntary or involuntary Company separation program or career transition program, voluntary quit or retirement without the approval of the Company, such PB-RSU, and any Restricted Stock Unit credited or shares of Stock not yet issued in the name of such Participant as a Final Award relating to such PB-RSU, shall be forfeited and cancelled forthwith unless the Committee shall grant an appropriate waiver. Any such waiver shall be granted in accordance with the procedure specified in paragraph (b) of Article 8 (in which event the reference in such paragraph (b) to "the nonfulfillment of such condition" shall be deemed to refer to such Participant's termination for any of the reasons specified above).

  (2)   If a Participant's employment with the Company shall be terminated for any reason other than a reason specified in paragraph (e)(1) of this Article 4, except death, prior to or concurrently with the expiration of the Performance Period or of the Restriction Period or prior to issuance of shares of Stock representing the Final Award if there is no restriction period relating to any PB-RSU granted to such Participant, the PB-RSU or Final Award, as the case may be, will remain unaffected except to the extent that the Committee decides to prorate a

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Final Award based on the number of full months that the Participant was employed during the Performance Period, and distribution of the Final Award will occur according to the normal schedule for such grant.

  (3)   If a Participant's employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, unless the Committee shall specify otherwise, any PB-RSUs then held by such Participant, and any shares of Stock or Restricted Stock Units issued or credited in the name of such Participant as a Final Award relating to such PB-RSUs, shall be dealt with as provided in paragraph (e)(2) of this Article 4, provided that such termination occurs at least three months after the date of grant.

  (4)  If a Participant shall die while in the employ of the Company, any PB-RSUs then held by such Participant shall remain in effect, except to the extent that the Committee decides to prorate any Final Award based on the number of full months that the Participant was employed during the Performance Period. Such PB-RSUs, and any shares of Stock awarded to the Participant but not yet issued, and any such shares thereafter issuable with respect to such PB-RSUs, shall be transferred or issued and delivered to the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions and restrictive legends. With regard to any Restricted Stock Units then held by such Participant, shares of Stock equal to the number of shares represented thereby shall be issued to such beneficiary, executor or administrator, free of all restrictions.

  (5)   Subject to the provisions of Article 8, if a Participant shall die following termination of employment, any PB-RSUs then held by such Participant shall remain in effect. Such PB-RSUs, and any shares of Stock awarded but not yet issued to the Participant, and any such shares thereafter issuable with respect to such PB-RSUs, shall be transferred or issued to the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions. With regard to any Restricted Stock Units then held by such Participant, shares of Stock equal to the number of shares represented thereby shall be issued to such beneficiary, executor or administrator, free of all restrictions.

  (6)   Except as otherwise provided in (e)(3) of this Article 4, notwithstanding any other provision of the Plan to the contrary, if a Participant's employment with the Company shall for any reason terminate prior to the later of (a) the date of expiration of the period of six months following the commencement of the Performance Period relating to any PB-RSU (or such other period as the Committee may specify) or (b) the date six months following the date of grant of such PB-RSU, such PB-RSU shall be forfeited and cancelled forthwith unless the Committee shall determine otherwise.

  (7)   Notwithstanding any provision of the Plan to the contrary, (i) the Committee may at any time establish a Restriction Period applicable to the Restricted Stock Unit or Stock to be represented by any Final Award, and such Restriction Period shall remain in effect until such time (which may be later than the date of the Participant's retirement or other termination of employment) as the Committee may determine; and (ii) the Committee may determine that no shares of Stock therefor shall be issued to any Participant until the date of expiration of the applicable Restriction Period (or such earlier date as the Committee may determine).

Options and Stock Appreciation Rights

5.
(a)    Grant of Options.    (1) The Board of Directors, at any time and from time to time while the Plan is in effect, may authorize the granting of Options to such officers and other key salaried employees of the Company, whether or not members of the Board of Directors, as it may select from among those nominated by the Committee, and for such numbers of shares as it shall designate, subject to the provisions of this Article 5 and Article 3; provided, however, that no Option shall be granted to a Participant for a larger number of shares than the Committee shall recommend for such Participant. Each Option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive stock option" ("ISO"), as such term is defined in the Code, or its successors (or shall otherwise be designated as an option entitled to favorable treatment under the Code) or as a "nonqualified stock option" ("NQO") (ISOs and NQOs being individually called an "Option" and collectively called "Options").

  (2)   Without in any way limiting the authority provided in paragraph (a)(l) of this Article 5, the Board of Directors may authorize the Committee to authorize the granting of Options, at any time and from time to time

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  while the Plan is in effect, to such officers and other key salaried employees of the Company, whether or not members of the Board of Directors, as the Committee may select, subject to the provisions of this Article 5 and Article 3 and subject to such other limitations as the Board of Directors may specify. In addition, to the extent such authority has been delegated to the Committee pursuant to this Article 5, the Committee may authorize a committee, whose membership shall be consistent with Delaware law, to determine the amount and date of individual Option grants for key employees selected by such committee who are not officers or directors of the Company, subject to Articles 3 and 5 and subject to a maximum number of shares of Stock and any other limitations specified by the Committee.

  (3)   The date on which an Option shall be granted shall be the date of authorization of such grant or such later date as may be determined at the time such grant is authorized. Any individual may hold more than one Option.

(b)   Price.    In the case of each Option granted under the Plan the option price shall be the fair market value of Stock on the date of grant of such Option; provided, however, that in the case of any Option granted to an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture the Board of Directors may in its discretion fix an option price in excess of the fair market value of Stock on such date. The term "fair market value" when used with reference to the option price shall mean the closing price at which Stock shall have been reported on the New York Stock Exchange on the date of grant of such Option. In the event that any Option shall be granted on a date on which the closing price of Stock is unavailable on such Exchange, the fair market value of Stock on such date shall be deemed to be the closing price on the next preceding day on which there was such closing price.

(c)
Grant of Stock Appreciation Rights.    (1) The Board of Directors may authorize the granting of Stock Appreciation Rights (as defined below) to such Participants who are granted Options under the Plan as it may select from among those nominated therefor by the Committee. The Committee may authorize the granting of Stock Appreciation Rights to such Participants as are granted Options under the Plan pursuant to paragraph (a) of this Article 5. Each Stock Appreciation Right shall relate to a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination or expiration of such Option.

  (2)   The term "Stock Appreciation Right" shall mean the right to receive, without payment to the Company and as the Participant may elect, either (a) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (a)), multiplied by the amount by which the fair market value of a share of Stock on the day the right is exercised exceeds the option price (such amount being hereinafter referred to as the "Spread"), by (ii) the fair market value of a share of Stock on the exercise date; or (b) cash in an amount determined by multiplying (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (b)), by (ii) the amount of the Spread; or (c) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (a) and (b) above; provided, however, that the total number of shares which may be received upon exercise of a Stock Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the fair market value on the date of exercise of the total number of shares subject to the related Option or portion thereof.

  (3)   The Committee may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Committee from time to time.

  (4)  The right of a Participant to exercise a Stock Appreciation Right shall be cancelled if and to the extent the related Option is exercised. The right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate shares or cash received upon exercise of a related Stock Appreciation Right.

  (5)   The fair market value of Stock on the date of exercise of a Stock Appreciation Right shall be determined as of such exercise date in the same manner as the fair market value of Stock on the date of grant of an Option is determined pursuant to paragraph (b) of this Article 5.

  (6)   If any fractional share of Stock would otherwise be payable to a Participant upon the exercise of a Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the fair market value (determined as described above) of the Stock on the date of exercise.

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(d)   Stock Option Agreement.    Each Option and related Stock Appreciation Right shall be evidenced by a Stock Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. Each Stock Option Agreement shall provide that the Participant shall agree to remain in the employ of the Company for such period from the date of grant of such Option or combination of Options or related Stock Appreciation Rights as shall be provided in the Stock Option Agreement; provided, however, that the Company's right to terminate the employment of the Participant at any time, with or without cause, shall not be restricted by such agreement.

(e)   Terms of Options and Stock Appreciation Rights.    Each Option and related Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions as shall be determined pursuant to the provisions of the Stock Option Agreement with respect to such Option and related Stock Appreciation Right; provided, however, that a Stock Appreciation Right shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or related Stock Appreciation Right shall be exercised beyond ten years from the date of grant of the Option.

(f)
Effect of Termination of Employment or Death.    (1) Except as provided in paragraphs (f)(2) and (3) of this Article 5, if, prior to the date that any Option or Stock Appreciation Right shall first have become exercisable, the Participant's employment with the Company shall be terminated by the Company, with or without cause, or by the act, death, incapacity or retirement of the Participant, the Participant's right to exercise such Option or Stock Appreciation Right shall terminate on the date of such termination of employment and all rights thereunder shall cease.

  (2)   Notwithstanding the provisions of paragraph (f)(1) of this Article 5, if the Participant's employment with the Company shall be terminated by reason of retirement, release because of disability or death, and the Participant had remained in the employ of the Company for at least six months following the date of any Stock Option Agreement under the Plan between such Participant and the Company, and subject to the provisions of Article 8, all such Participant's rights under such Stock Option Agreement shall continue in effect or continue to accrue for the period ending on the date ten years from the date of grant of any Option (or such shorter period as the Committee may specify), subject, in the event of the Participant's death prior to such date, to the provisions of paragraph (f)(6) of this Article 5 and subject to any other limitation on the exercise of such rights in effect at the date of exercise.

  (3)   Notwithstanding any other provision of the Plan to the contrary, if a Participant's employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, all such Participant's rights under any Option and any related Stock Appreciation Right granted to him or her shall continue in effect and continue to accrue until the date five years after the date of such termination or such earlier or later date as the Committee may specify (but not later than the date ten years from the date of grant of any Option), provided such Participant shall satisfy both of the following conditions:

    (a)
    such Participant, at the date of such termination, had remained in the employ of the Company for at least three months following the grant of such Option and Stock Appreciation Right, and (b) such Participant continues to be or becomes employed in such division, operation or subsidiary following such sale or other disposition and remains in such employ until the date of exercise of such Option or Stock Appreciation Right (unless the Committee, or any committee appointed by it for the purpose, shall waive this condition (b)).

  Upon termination of such Participant's employment with such (former) division, operation or subsidiary following such sale or other disposition, any then existing right of such Participant to exercise any such Option or Stock Appreciation Right shall be subject to the following limitations: (i) if such Participant's employment is terminated by reason of disability, death or retirement with the approval of his or her employer, such Participant's rights shall continue as provided in the preceding sentence with the same effect as if his or her employment had not terminated; (ii) if such Participant's employment is terminated by reason of discharge or voluntary quit, such Participant's rights shall terminate on the date of such termination of employment and all rights under such Option and Stock Appreciation Right shall cease; and (iii) if such Participant's employment is terminated for any reason other than a reason set forth in the preceding clauses (i) and (ii), such Participant shall have the right,

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  within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination and shall not have been exercised, subject in the case of any such termination to the provisions of Article 8 and any other limitation on the exercise of such Option and Stock Appreciation Right in effect at the date of exercise.

  (4)  If, on or after the date that any Option or Stock Appreciation Right shall first have become exercisable, a Participant's employment with the Company shall be terminated for any reason except retirement, release because of disability, death, release because of a sale or other disposition of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, discharge, release in the best interest of the Company or voluntary quit, such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination of employment and shall not have been exercised, subject to the provisions of Article 8 and any other limitation on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise.

  (5)   If a Participant's employment with the Company shall be terminated at any time by reason of discharge, release in the best interest of the Company or voluntary quit, the Participant's right to exercise such Option or Stock Appreciation Right shall terminate on the date of such termination of employment and all rights thereunder shall cease.

  (6)   If a Participant shall die within the applicable period specified in paragraph (f)(2), (3), or (4) of this Article 5, the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, the executor or administrator of the estate of the decedent or the person or persons to whom the Option or Stock Appreciation Right shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right within the same period of time as the period during which the Participant would have been entitled to exercise such Option or Stock Appreciation Right (except that (a) in the case of a Participant to whom paragraph (f)(4) of this Article 5 applies, such Participant's Option or Stock Appreciation Right may be exercised only to the extent that it or any installment thereof shall have accrued at the date of death and shall not have been exercised; and (b) the period of time within which any Option or Stock Appreciation Right shall be exercisable following the date of the Participant's death shall not be less than one year (unless the Option by its terms expires earlier)), subject to the provision that no Option or related Stock Appreciation Right shall be exercised under any circumstances beyond ten years from the date of grant of such Option, and to any other limitation on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise. No transfer of an Option or Stock Appreciation Right by the Participant, other than by filing a written designation of beneficiary pursuant to Article 10, shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. No transfer shall be effective without the acceptance by the designated beneficiary or other transferee of the terms and conditions of such Option or Stock Appreciation Right.

  (7)   Notwithstanding anything contained in the Plan to the contrary, for any Options granted under the Plan to Participants whose employment with the Company terminates by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, effective as of the date of such termination of employment, all such Participant's rights under such Options shall become immediately vested and continue for the period specified in paragraph (f)(3) of this Article 5, subject to the conditions specified therein and in Article 8.

(g)
Payment for Option Shares.    (1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made, either in full or, if the Committee shall so determine and at the election of the Participant, in installments, in such manner as provided in the applicable Stock Option Agreement.

  (2)   Unless the Committee shall provide otherwise in any form of Stock Option Agreement, any payment for shares of Stock purchased upon exercise of an Option granted hereunder may be made in cash, by delivery of shares of Stock beneficially owned by the Participant or by a combination of cash and Stock, at the election of the Participant; provided, however, that any shares of Stock so delivered shall have been beneficially owned by the Participant for a period of not less than six months prior to the date of exercise. Any such shares of Stock so delivered shall be valued at their fair market value on the date of such exercise, which shall be determined as

FORD MOTOR COMPANY 2018 LONG-TERM INCENTIVE PLAN	2018 Proxy Statement	105

  of such date in the same manner as the fair market value of Stock on the date of grant of an Option is determined pursuant to paragraph (b) of this Article 5. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.

(h)   Prohibition on Cash Buyouts for and Repricing of Options and Stock Appreciation Rights.    Subject to the provisions of Article 11 and the other terms and provisions of the Plan, no Option or Stock Appreciation Right shall be amended to reduce the option price or cancelled in exchange for cash, other awards, or Options or Stock Appreciation Rights having a lower option price without the prior approval of the shareholders of the Company. This Article 5(h) is intended to prohibit the re-pricing of "underwater" Options and Stock Appreciation Rights and shall not be construed to prohibit the adjustments permitted under Article 11.

Stock and Other Stock-Based and Combination Awards

6.
(a)    (1) Grants of Other Stock-Based Awards.    The Committee, at any time and from time to time while the Plan is in effect, may grant to such officers and other salaried employees of the Company, whether or not members of the Board of Directors, as it may select, Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to, or otherwise based on, Stock (including but not limited to Plan Awards denominated in the form of "stock units", grants of so-called "phantom stock" and options containing terms or provisions differing in whole or in part from Options granted pursuant to Article 5) (such Plan Awards being hereinafter called "Other Stock-Based Awards"). Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company, including a plan of any acquired entity.

  (2)   In addition, the Committee may authorize a committee, whose membership shall be consistent with Delaware law to determine the amount and date of individual Other Stock-Based Awards for key employees selected by such committee who are not officers or directors of the Company, subject to this Article 6 and Article 3, to a maximum number of shares of Stock, and to such other limitations, terms, and conditions of such Awards as shall be determined by the Committee.

(b)   Terms and Conditions.    Subject to the provisions of the Plan, the Committee shall have authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Article 3) and all other terms and conditions of such Plan Awards, including, but not limited to, whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c)   Consideration for Other Stock-Based Awards.    In the discretion of the Committee, any Other-Stock Based Award may be granted as a Stock bonus for no consideration other than services rendered; provided, however, that in the event an Other Stock-Based Award shall be granted to a Participant who is a Section 16 Person under which shares of Stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall either be (i) equal to the amount (such as the par value of such shares) required to be received by the Company in order to assure compliance with applicable state law or (ii) equal to or greater than 50% of the fair market value of such shares (as determined in accordance with paragraph (b) of Article 5) on the date of grant of such Other Stock-Based Award.

(d)   Salaried Employee.    Notwithstanding anything contained in the Plan to the contrary, the term "salaried employee", for purposes of this Article 6, shall be deemed to include any salaried employee of the Company or any other person designated by the Committee for an award under this Article 6.

(e)   Effect of Termination of Employment or Death.    Unless the Committee otherwise determines, the following provisions shall apply to any Plan Award made pursuant to this Article 6:

  (1)   If a Participant's employment with the Company shall be terminated, prior to vesting, or prior to issuance of shares if there is no vesting period, relating to any Plan Award granted to such Participant, by reason of discharge, release in the best interest of the Company, release under mutually satisfactory conditions, termination under a voluntary or involuntary Company separation program or career transition program, voluntary quit or retirement without the approval of the Company, such Plan Award shall be forfeited and cancelled forthwith unless the Committee shall grant an appropriate waiver. Any such waiver shall be granted in

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  accordance with the procedure specified in paragraph (b) of Article 8 (in which event the reference in such paragraph (b) to "the nonfulfillment of such condition" shall be deemed to refer to such Participant's termination for any of the reasons specified above).

  (2)   If a Participant's employment with the Company shall be terminated for any reason other than a reason specified in paragraph (e)(1) of this Article 6, except death, prior to or concurrently with the expiration of any performance period or vesting period or prior to issuance of shares of Stock if there is no vesting period relating to any Plan Award granted to such Participant, such Plan Award will remain unaffected except to the extent that the Committee decides to prorate a Final Award based on the number of full months that the Participant was employed during the performance period or vesting period.

  (3)   If a Participant's employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, unless the Committee shall specify otherwise, any unvested Plan Award shall be dealt with as provided in paragraph (e)(2) of this Article 6, provided that such termination occurs at least three months after the date of grant.

  (4)  If a Participant shall die while in the employ of the Company, any unvested Plan Award then held by such Participant shall remain in effect, except to the extent that the Committee decides to prorate any Plan Award based on the number of full months that the Participant was employed during the vesting period. Such Plan Award, and any shares of Stock awarded to the Participant but not yet issued, and any such shares thereafter issuable with respect to such Plan Award, shall be transferred or issued and delivered to the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions.

  (5)   Subject to the provisions of Article 8, if a Participant shall die following termination of employment, any unvested Plan Award then held by such Participant shall remain in effect. Such Plan Award, and any shares of Stock awarded but not yet issued to the Participant, and any such shares thereafter issuable with respect to such Plan Award, shall be transferred or issued to the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions.

  (6)   Except as otherwise provided in (e)(3) of this Article 6, notwithstanding any other provision of the Plan to the contrary, if a Participant's employment with the Company shall for any reason terminate prior to the date six months following the date of grant of any unvested Plan Award, such Plan Award shall be forfeited and cancelled forthwith unless the Committee shall determine otherwise.

  (7)   Notwithstanding any provision of the Plan to the contrary, (i) the Committee may at any time establish a restriction period applicable to a Plan Award, and such restriction period shall remain in effect until such time (which may be later than the date of the Participant's retirement or other termination of employment) as the Committee may determine; and (ii) the Committee may determine that no shares of Stock therefor shall be issued to any Participant until the date of expiration of the applicable restriction period (or such earlier date as the Committee may determine).

Cash Awards

7.     Notwithstanding any other provision of the Plan to the contrary, the Committee may determine to permit a Participant, other than a Section 16 Person, who is an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture to receive cash in lieu of any Plan Award or shares of Stock that would otherwise have been granted to or delivered to such Participant under the Plan, in such amount as the Committee may determine in its sole discretion. In addition, prior to payment of any Plan Award that is otherwise payable in Stock, the Committee may determine to pay the Plan Award in whole or in part in cash of equal value. The value of such Plan Award on the date of distribution shall be determined in the same manner as the fair market value of Stock on the date of grant of an Option pursuant to paragraph (b) of Article 5.

FORD MOTOR COMPANY 2018 LONG-TERM INCENTIVE PLAN	2018 Proxy Statement	107

Payment of Plan Awards and Conditions Thereon

8.     (a)    Effect of Competitive Activity.    Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award to such Participant is outstanding hereunder, and such Participant has not yet received the Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or benefit only if, during the entire period from the date of such Participant's termination to the date of such receipt, such Participant shall have earned out such Plan Award by (i) making himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or of any subsidiary thereof, and (ii) refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof.

(b)   Nonfulfillment of Competitive Activity Conditions: Waivers Under the Plan.    In the event of a Participant's nonfulfillment of any condition set forth in paragraph (a) of this Article 8 such Participant's rights under any Plan Award shall be forfeited and cancelled forthwith; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:

    (i)  with respect to any such Participant who at any time shall have been a Section 16 Person, such waiver may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the nonfulfillment of such condition; and

   (ii)  with respect to any other such Participant, such waiver may be granted by the Committee (or any committee appointed by it for the purpose) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

(c)   Effect of Inimical Conduct.    Anything contained in the Plan to the contrary notwithstanding, all rights of a Participant under any Plan Award shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant's employment) acted in a manner inimical to the best interests of the Company or any subsidiary thereof.

(d)   Tax and Other Withholding.    Prior to any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (d) of Article 4) to any Participant, appropriate arrangements (consistent with the Plan and any rules adopted hereunder) shall be made for the payment of any taxes and other amounts required to be withheld by federal, state or local law. The Company has no duty to design its compensation policies in a manner that minimizes an individual's tax liabilities, including tax liabilities arising as a result of any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (d) of Article 4) under the Plan. No claim shall be made against the Plan relating to tax liabilities arising from employment with the Company and/or any compensation or benefit arrangements sponsored or maintained by the Company, including this Plan.

(e)   Substitution.    The Committee, in its sole discretion, may substitute a Plan Award (except ISOs) for another Plan Award or Plan Awards of the same or different type.

Non-Transferability of Plan Awards; Restrictions on Disposition and Exercise of Plan Awards

9.     (a)    Restrictions on Transfer of Rights or Final Awards.    (i) No PB-RSU or (ii) until the expiration of the applicable Restriction Period, no shares of Stock or Restricted Stock Units covered by any Final Award determined under paragraph (c) of Article 4, shall be transferred, pledged, assigned or otherwise disposed of by a Participant, except as permitted by the Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit, on such terms as it may deem appropriate, use of Stock included in any Final Award as partial or full payment upon exercise of an Option under the Plan or a stock option under any Stock Option Plan of the Company prior to the expiration of the Restriction Period relating to such Final Award.

108	FORD MOTOR COMPANY 2018 LONG-TERM INCENTIVE PLAN	2018 Proxy Statement

(b)   Restrictions on Transfer of Options or Stock Appreciation Rights.    Unless the Committee determines otherwise, no Option or related Stock Appreciation Right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant's guardian or legal representative.

(c)   Restrictions on Transfer of Certain Other Stock-Based Awards.    Unless the Committee determines otherwise, no Other-Stock Based Award which constitutes an option or similar right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant any such Other-Stock Based Award shall be exercisable only by such Participant or such Participant's guardian or legal representative.

Designation of Beneficiaries

10.   Anything contained in the Plan to the contrary notwithstanding, a Participant may file with the Company a written designation of a beneficiary or beneficiaries under the Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe), subject to the provisions of paragraph (e) of Article 4, paragraph (f) of Article 5, and paragraph (e) of Article 6. A Participant may designate as beneficiary or beneficiaries under the Plan a person or persons on any beneficiary designation form approved by the Company. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any PB-RSU, Final Award, Option, Stock Appreciation Right or Other Stock-Based Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone. In the event of the death of any Participant, the term "Participant" as used in the Plan shall thereafter be deemed to refer to the beneficiary designated pursuant to this Article 10 or, if no such designation is in effect, the executor or administrator of the estate of such Participant, unless the context otherwise requires.

Merger, Consolidation, Stock Dividends, Etc.

11.    (a)    Adjustments.    In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event affecting Stock, an appropriate adjustment shall be made in the total number of shares available for Plan Awards and in all other provisions of the Plan that include a reference to a number of shares, and in the numbers of shares covered by, and other terms and provisions of, outstanding Plan Awards.

(b)   Committee Determinations.    The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to a Plan Award.

Acceleration of Payment, Modification of Plan Awards and Fair Market Value of Plan Awards

12.    (a)    Acceleration of Payment, Modification of Plan Awards.    Notwithstanding any other provision of the Plan, the Committee, in the event of the death of a Participant or in any other circumstance, may accelerate distribution of any Plan Award in its entirety or in a reduced amount, in cash or in Stock, or modify any Plan Award, in each case on such basis and in such manner as the Committee may determine in its sole discretion.

(b)   Fair Market Value of Plan Awards.    All Plan Awards shall be valued on the date of grant at the fair market value of Stock determined pursuant to paragraph (b) of Article 5.

Rights as a Stockholder

13.    A Participant shall not have any rights as a stockholder with respect to any share covered by any Plan Award until such Participant shall have become the holder of record of such share.

Term, Amendment, Modification, Termination of the Plan, and Code Section 409A

14.   (a)    Term.    The Plan shall terminate on May 1, 2023, except with respect to Plan Awards then outstanding.

FORD MOTOR COMPANY 2018 LONG-TERM INCENTIVE PLAN	2018 Proxy Statement	109

(b)   Amendment, Modification and Termination.    The Board of Directors, upon recommendation of the Committee, at any time may amend, modify or terminate the Plan, and the Committee at any time may amend or modify the Plan; provided, however, that no such action of the Board of Directors or the Committee, without approval of the stockholders, may (a) increase the total number of shares of Stock with respect to which Plan Awards may be granted under the Plan, (b) extend the term of the Plan as set forth in paragraph (a) of this Article 14, (c) permit any person while a member of the Committee or any committee of the Board of Directors administering the Plan to be eligible to receive or hold a Plan Award, or (d) delete or limit the prohibition against cash buyouts for or repricing of Options or Stock Appreciation Rights contained in Article 5(h); provided, however, that neither the Board of Directors nor the Committee may amend or modify the Plan so as to increase the maximum number of shares determinable pursuant to the last sentence of paragraph (a) of Article 3.

(c)   Code Section 409A.    All Plan Awards are intended to be exempt from, or in compliance with, Code Section 409A, and the regulations issued thereunder, and the Plan is to be construed accordingly. The Company reserves the right to take such action as the Company deems necessary or desirable to ensure Plan Awards are exempt from, or comply with, as applicable, Code Section 409A, and the regulations issued thereunder. Notwithstanding the foregoing, any employee or beneficiary receiving a distribution of cash, Stock, or Other Stock-Based Award shall be responsible for any taxes related to such distribution, including any taxes under Code Section 409A.

Indemnification and Exculpation

15.    (a)    Indemnification.    Each person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person's lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b)   Exculpation.    Each member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Expenses of Plan

16.   The entire expense of offering and administering the Plan shall be borne by the Company and its participating subsidiaries.

Finality of Determinations

17.    Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board of Directors or the Committee or any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, the stockholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company and its subsidiaries, the Participants, and their respective successors in interest.

110	FORD MOTOR COMPANY 2018 LONG-TERM INCENTIVE PLAN	2018 Proxy Statement

Appendix II. Cautionary Note on Forward-Looking Statements

Cautionary Note on Forward-Looking Statements

Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•
Ford's long-term competitiveness depends on the successful execution of fitness actions;

•
Industry sales volume, particularly in the United States, Europe, or China, could decline if there is a financial crisis, recession, or significant geopolitical event;

•
Ford's new and existing products and mobility services are subject to market acceptance;

•
Ford's results are dependent on sales of larger, more profitable vehicles, particularly in the United States;

•
Ford may face increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•
Fluctuations in commodity prices, foreign currency exchange rates, and interest rates can have a significant effect on results;

•
With a global footprint, Ford's results could be adversely affected by economic, geopolitical, protectionist trade policies, or other events;

•
Ford's production, as well as Ford's suppliers' production, could be disrupted by labor disputes, natural or man- made disasters, financial distress, production difficulties, or other factors;

•
Ford's ability to maintain a competitive cost structure could be affected by labor or other constraints;

•
Pension and other postretirement liabilities could adversely affect Ford's liquidity and financial condition;

•
Economic and demographic experience for pension and other postretirement benefit plans (e.g., discount rates or investment returns) could be worse than Ford has assumed;

•
Ford's vehicles could be affected by defects that result in delays in new model launches, recall campaigns, or increased warranty costs;

•
Safety, emissions, fuel economy, and other regulations affecting Ford may become more stringent;

•
Ford could experience unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
Ford's receipt of government incentives could be subject to reduction, termination, or clawback;

•
Operational systems, security systems, and vehicles could be affected by cyber incidents;

•
Ford Credit's access to debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts could be affected by credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•
Ford Credit could experience higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•
Ford Credit could face increased competition from banks, financial institutions, or other third parties seeking to increase their share of financing Ford vehicles; and

•
Ford Credit could be subject to new or increased credit regulations, consumer or data protection regulations, or other regulations.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	2018 Proxy Statement	111

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see "Item 1A. Risk Factors" in our 2017 Form 10-K Report, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

112	CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS	2018 Proxy Statement

Notice of 2018
Virtual Annual Meeting of Shareholders
and Proxy Statement

www.corporate.ford.com

During 2017, 748 trees were planted as a result of shareholders enrolling in the electronic delivery program for a total of 7,000 trees planted since inception. Experts say 7,000 mature trees will sequester 7,000 tons of carbon over 40 years.

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*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Virtual Shareholder Meeting to Be Held on May 10, 2018. FORD MOTOR COMPANY XXXX XXXX XXXX XXXX (located on the following page). FORD MOTOR COMPANY ATTN: SHAREHOLDER RELATIONS ONE AMERICAN ROAD, SUITE 1026 DEARBORN, MI 48126 You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. proxy materials and voting instructions. E38036-P04423-Z71952 See the reverse side of this notice to obtain Meeting Information Meeting Type: Annual Meeting For holders as of: March 14, 2018 Date: May 10, 2018 Time: 8:30 a.m. EDT Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/FORD2018. The company will be hosting the meeting live via the Internet this year. There will be no physical location at which shareholders may attend the meeting. To participate in the meeting via the Internet please visit www.virtualshareholdermeeting.com/FORD2018 and be sure to have the information that is printed in the box marked by the arrow

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. the arrowXXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. E38037-P04423-Z71952 Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow During The Meeting: Go to www.virtualshareholdermeeting.com/FORD2018. Have the information that is printed in the box marked by Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENTANNUAL REPORT How to View Online: following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE:1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 26, 2018 to facilitate timely delivery.

The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2, 3, and 4. 2. Ratification of Independent Registered Public Accounting Firm. 1. Election of Directors 1a. Stephen G. Butler 3. Say-on-Pay - An Advisory Vote to Approve the Compensation of the Named Executives. 1b. Kimberly A. Casiano 4. Approval of the 2018 Long-Term Incentive Plan. 1c. Anthony F. Earley, Jr. The Board of Directors recommends a vote AGAINST Proposals 5, 6, 7, and 8. 1d. Edsel B. Ford II 5. Relating to Consideration of a Recapitalization Plan to Provide That All of the Company's Outstanding Stock Have One Vote Per Share. 1e. William Clay Ford, Jr. 1f. James P. Hackett 6. Relating to Disclosure of the Company's Lobbying Activities and Expenditures. 1g. William W. Helman IV 7. Relating to Report on CAFE Standards. 1h. William E. Kennard 1i. John C. Lechleiter 8. Relating to Disclosure of the Company’s Political Activities and Expenditures. 1j. Ellen R. Marram 1k. John L. Thornton 1l. John B. Veihmeyer 1m. Lynn M. Vojvodich 1n. John S. Weinberg E38038-P04423-Z71952 Voting Items

E38039-P04423-Z71952

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. FORD MOTOR COMPANY ATTN: SHAREHOLDER RELATIONS ONE AMERICAN ROAD, SUITE 1026 DEARBORN, MI 48126 During The Meeting - Go to www.virtualshareholdermeeting.com/FORD2018 You may participate in the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which shareholders may attend the Meeting. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E38034-P04423-Z71952 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FORD MOTOR COMPANY The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2, 3, and 4. For ! ! ! ! ! ! ! ! ! ! ! ! ! ! Against ! ! ! ! ! ! ! ! ! ! ! ! ! ! Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1. Election of Directors 1a. Stephen G. Butler 1b. Kimberly A. Casiano For ! ! ! Against ! ! ! Abstain ! ! ! 1c. Anthony F. Earley, Jr. 2. Ratification of Independent Registered Public Accounting Firm. Say-on-Pay - An Advisory Vote to Approve the Compensation of the Named Executives. Approval of the 2018 Long-Term Incentive Plan. 1d. Edsel B. Ford II 3. 1e. William Clay Ford, Jr. 4. The Board of Directors recommends a vote AGAINST Proposals 5, 6, 7, and 8. 1f. James P. Hackett ! ! ! 5. Relating to Consideration of a Recapitalization Plan to Provide That All of the Company's Outstanding Stock Have One Vote Per Share. 1g. William W. Helman IV 1h. William E. Kennard 6. Relating to Disclosure of the Company's Lobbying Activities and Expenditures. Relating to Report on CAFE Standards. ! ! ! ! ! ! ! ! ! 1i. John C. Lechleiter 7. 1j. Ellen R. Marram 8. Relating to Disclosure of the Company’s Political Activities and Expenditures. 1k. John L. Thornton 1l. John B. Veihmeyer ! 1m. Lynn M. Vojvodich For address changes and/or comments, please check this box and write them on the back where indicated. 1n. John S. Weinberg NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E38035-P04423-Z71952 Proxy — Ford Motor Company Proxy Solicited by Board of Directors for Virtual Annual Shareholder Meeting – May 10, 2018 The undersigned hereby appoints Robert L. Shanks and Bradley M. Gayton, or either of them, proxies ("Proxies") each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Virtual Annual Meeting of Shareholders to be held online at 8:30 a.m. Eastern Daylight Saving Time on May 10, 2018 or at any postponement or adjournment thereof. The Proxies shall vote the shares represented by this Proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the Proxies shall vote the shares (a) "FOR" the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1), (b) "FOR" Proposals 2, 3, and 4, each of which is set forth in the Proxy Statement, and (c) "AGAINST" Proposals 5, 6, 7, and 8, each of which is set forth in the Proxy Statement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If you are a Company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use a proxy card to instruct the plan trustee how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee will vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions, unless otherwise required by ERISA as determined by the investment manager. To allow sufficient time for voting by trustees and/or administrators of the plans, your voting instructions must be received by 11:59 p.m. Eastern Time on May 7, 2018. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be voted on reverse side.) Address Changes/Comments: